As filed with the Securities and Exchange Commission on June 22, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MGCC INVESTMENT STRATEGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	3714	88-0495105
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

No. 56 Lingxi Street
Taihe District
Jinzhou City, Liaoning
People’s Republic of China, 121013
(86) 0416-5186632
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James H. Groh Heritage Management Consultants, Inc. 19 Shelter Cove Lane, #101 Hilton Head Island, SC 29928 USA (843) 277-0024	Louis A. Bevilacqua, Esq. Thomas M. Shoesmith, Esq. Joseph R. Tiano, Jr., Esq. Thelen Reid & Priest LLP 701 8th Street, N.W. Washington, D.C. 20001 (202) 508-4000
(Names, addresses and telephone numbers of agents for service)

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered(1)(3)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.0001 par value	3,654,449	$3.00	$10,963,347	$1,174

(1) In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the OTC Bulletin Board on June 20, 2006.
(3) Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with |the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated June 22, 2006

MGCC INVESTMENT STRATEGIES, INC.

3,654,449 Shares of Common Stock

This prospectus relates to 3,654,449 shares of common stock of MGCC Investment Strategies, Inc. that may be sold from time to time by the selling stockholders named in this prospectus. We will not receive any proceeds from the sales of any shares of common stock by the selling stockholders.

Our common stock is quoted on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol “MGIS.OB”. The closing bid price for our common stock on June 20, 2006 was $3.00 per share, as reported on the OTC Bulletin Board.

The selling stockholders, and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June __, 2006.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	5
RISKS RELATED TO OUR BUSINESS	5
RISKS RELATED TO DOING BUSINESS IN CHINA	8
RISKS RELATED TO THE MARKET FOR OUR STOCK	10
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	11
USE OF PROCEEDS	11
DETERMINATION OF OFFERING PRICE	12
DIVIDEND POLICY	12
MARKET FOR OUR COMMON STOCK	12
DILUTION	13
SELECTED CONSOLIDATED FINANCIAL DATA	13
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	14
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK	25
OUR BUSINESS	26
MANAGEMENT	37
EXECUTIVE COMPENSATION	40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	42
CHANGE IN ACCOUNTANTS	42
SELLING STOCKHOLDERS	42
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	46
DESCRIPTION OF CAPITAL STOCK	47
SHARES ELIGIBLE FOR FUTURE SALE	48
PLAN OF DISTRIBUTION	49
LEGAL MATTERS	51
EXPERTS	51
WHERE YOU CAN FIND MORE INFORMATION	51

i

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

The Company

Overview

We are a holding company whose primary business operations are conducted through our subsidiary, Wonder Auto Limited, a British Virgin Islands corporation and its subsidiary Jinzhou Halla Electrical Equipment Co., Ltd. Wonder Auto is a China-based manufacturer of automotive electrical parts, specifically, starters and alternators. Wonder Auto’s business is focused on designing, developing, manufacturing and selling of these automotive electrical parts. Until our acquisition of Wonder Auto on June 22, 2006, our business strategy and ownership changed over the years as a result of several acquisitions of our stock that are discussed in the section below entitled “Our Background and History.”

Except as otherwise indicated by the context, references in this prospectus to “MGCC,” “we,” “us,” or “our” are references to the combined business of MGCC Investment Strategies, Inc. and its wholly-owned subsidiary, Wonder Auto Limited, along with Wonder Auto Limited’s wholly-owned subsidiaries which include Man Do Auto Technology Co. Ltd., a British Virgin Islands corporation and Jin Zhou Halla Electrical Equipment Co., Ltd., a corporation organized under the laws of the People’s Republic of China. The terms “MGCC,” “we,” “us,” or “our” in each case do not include the selling stockholders. References to “Wonder Auto” are references to Wonder Auto Limited and its subsidiaries listed above. References to “Halla” are references to Jinzhou Halla Electrical Equipment Co., Ltd. References to “China” and “PRC” are references to “People’s Republic of China.” References to “BVI” are references to “British Virgin Islands.” References to "RMB" are to Renminbi, the legal currency of China, and all references to “$” are to the legal currency of the United States.

Our Background and History

MGCC Investment Strategies, Inc. was incorporated in the State of Nevada on June 8, 2000. From inception until March 16, 2004, MGCC Investment Strategies, Inc.’s primary business strategy was to provide corporate finance consulting and management advisory services to emerging companies, but it never had any meaningful business operations during this period.

On March 16, 2004, MyTop International Inc. or MyTop purchased 1,025,000 shares (or 96%) of the common stock of MGCC Investment Strategies, Inc. After the stock acquisition, MyTop intended to engage in business of developing hi-tech product manufacturing and services through acquisitions of interests in one or more entities currently operating in these fields. MyTop had informal discussions with potential acquisition targets in China, but no agreements were reached.

On August 1, 2005, MyTop changed its name to Hisonic International, Inc or Hisonic and continued to own approximately 96% of the issued and outstanding capital stock of MGCC Investment Strategies, Inc.

On December 19, 2005, Hisonic, as the principal stockholder of MGCC Investment Strategies, Inc., entered into a stock purchase agreement with Halter Financial Investments, L.P. or HFI, pursuant to which Hisonic sold 1,000,000 shares of the common stock of MGCC Investment Strategies, Inc. to HFI for $300,000. As a result, HFI became the owner of approximately 86.4% of the issued and outstanding common stock of MGCC Investment Strategies, Inc.

In connection with the sale of common stock to HFI, Timothy P. Halter was elected as the Chairman of the Board of the Directors, President, Chief Financial Officer and Secretary of MGCC Investment Strategies, Inc. and MGCC Investment Strategies, Inc. effected a 20-for-1 reverse stock split in February 2006.

From the date of HFI’s stock acquisition until the reverse acquisition of Wonder Auto on June 22, 2006, MGCC Investment Strategies, Inc. engaged in no active operations. Through a reverse acquisition transaction, Wonder Auto became the wholly owned subsidiary of MGCC Investment Strategies, Inc. Our current commercial operations are conducted through Wonder Auto and its subsidiary companies.

Background and History of Wonder Auto and its Operating Subsidiaries

Wonder Auto Limited was incorporated in the British Virgin Islands in March 2004. Its wholly owned subsidiary Man Do Auto Technology Co. Ltd. was incorporated under the law of British Virgin Islands in 2003. Neither Wonder Auto Limited nor Man Do Auto Technology Co. Ltd. has any active business operations other than their ownership of Halla, which is the operating company that primarily manufactures our products. Halla was incorporated in March 1996 with a registered capital of $12 million. Over the years, Halla went through several ownership changes and is now 61% owned by Wonder Auto Limited and 39% owned by Man Do Auto Technology Co. Ltd.

Acquisition of Wonder Auto and Related Financing

On June 22, 2006, Wonder Auto Limited completed a private placement pursuant to which Wonder Auto Limited issued to certain accredited investors 45.277236 shares of its common stock for $12,000,000, such shares were subsequently exchanged for 1,592,669 shares of the common stock of MGCC Investment Strategies in connection with the reverse acquisition transaction as discussed below.

In connection with the private placement, Wonder Auto Limited's two stockholders, Choice Inspire Limited and Empower Century Limited, entered into an escrow agreement with the private placement investors.  Pursuant to the escrow agreement, such stockholders agreed to certain “make good” provisions.  In the escrow agreement, Wonder Auto Limited established minimum net income thresholds of $8,140,000 for the fiscal year ending December 31, 2006 and $12,713,760 for the fiscal year ending December 31, 2007.  Choice Inspire Limited and Empower Century Limited deposited a total of 1,347,644 shares, to be equitably adjusted for stock splits, stock dividends and similar adjustments, of the common stock of MGCC Investment Strategies into escrow with Securities Transfer Corporation under the escrow agreement. If the 2006 net income threshold is not achieved, then the escrow agent must deliver 673,822 of such shares to the investors on a pro rata basis (based upon the total number of shares purchased by the investors in connection with the private placement transaction) and if the 2007 net income threshold is not achieved, the escrow agent must deliver the second 673,822 shares to the investors on a pro rata basis. However, only those private placement investors who remain our stockholders at the time the escrow shares become deliverable are entitled to their pro rata portion of such escrow shares.

In addition, on June 22, 2006, Empower Century Limited transferred 30.184824 shares of the common stock of Wonder Auto Limited to certain accredited investors in exchange for $8,000,000. Such shares were subsequently exchanged for 1,061,780 shares of the common stock of MGCC Investment Strategies in connection with the reverse acquisition transaction as discussed below.

On June 22, 2006, we also completed a reverse acquisition transaction with Wonder Auto Limited whereby we issued to the stockholders of Wonder Auto Limited 8,627,858 shares of our common stock in exchange for all of the issued and outstanding capital stock of Wonder Auto Limited. Wonder Auto Limited thereby became our wholly owned subsidiary and the former stockholders of Wonder Auto Limited became our controlling stockholders. We plan to amend our Articles of Incorporation to change our name to Wonder Auto Technology, Inc. and expect the name change to become effective in or before August 2006.

Upon the closing of the reverse acquisition, Timothy Halter, our sole director, submitted his resignation letter pursuant to which he resigned from all offices of MGCC Investment Strategies, Inc. that he holds effective immediately and from his position as our director that will become effective upon the tenth day following the mailing by us to our stockholders of an information statement that complies with the requirements of Rule 14f-1 under the Securities Exchange Act of 1934, which information statement was mailed out on or about the date of the closing of the reverse acquisition. Qingjie Zhao will be appointed to our board of the directors at the effective time of the resignation of Timothy Halter.  In addition, our executive officers were replaced by the Wonder Auto executive officers upon the closing of the reverse acquisition as indicated in more detail below.

For accounting purposes, the share exchange transaction is treated as a reverse acquisition with Wonder Auto as the acquirer and MGCC Investment Strategies, Inc. as the acquired party. When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Wonder Auto on a consolidated basis unless the context suggests otherwise.

Our Business

Wonder Auto is a China-based company engaged in the business of designing, developing, manufacturing and selling automotive electrical parts, specifically, starters and alternators. In 2005, Wonder Auto ranked second in sales revenue and sales volume in the PRC in the market for automobile alternators and starters according to the 2005 Economic Analysis of the Automotive and Electrical Component Industry issued by the Automotive Electrical Component Commission of the China Automotive Society.

Our products are suitable for use in various types of automobiles. Most of our products are used in the sedan categories, especially cars with smaller engines with displacement below 1.6L. Our customers include automakers, such as Beijing Hyundai, Dongfeng Yueda Kia Motors, Beijing Daimler Chrysler, SAIC GM WuLing, FAW Auto Group, Chery, Geely and Tianjin FAW XiaLi Automobile Co., as well as automotive engine suppliers such as Shenyang Aerospace Mitsubishi Motors Engine Manufacturing Co.

The Offering

Common stock offered by selling stockholders	3,654,449 shares. This number represents 37.35% of our current outstanding stock (1)
Common stock outstanding before the offering	9,784,708 shares.
Common stock outstanding after the offering	9,784,708 shares.
Proceeds to us	We will not receive proceeds from the resale of shares by the Selling Stockholders.

(1)	Based on 9,784,708 shares of common stock outstanding as of June 22, 2006.

Summary Consolidated Financial Information

      The following tables set forth a summary of the financial data for our business. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

(In thousands, except per share data)

	Year Ended December 31,			Quarter Ended March 31,

	2003	2004	2005	2005	2006

Revenues	39,791	42,266	48,063	9,817	14,793

Operating expenses	33,471	35,478	40,090	8,391	12,920

Operating income	6,320	6,788	7,973	1,426	1,873

Income taxes	665	718	897	187	219

Net income	5,218	5,588	6,401	1,181	1,409

BALANCE SHEET DATA:

Working capital	6,297	5,344	10,185	2,317	11,323

Current assets	27,121	24,606	38,467	24,758	41,848

Total assets	37,643	36,975	52,090	37,352	55,859

Current liabilities	20,824	19,262	28,282	22,441	30,525

Total liabilities	20,824	19,262	33,236	22,441	35,503

Stockholders' equity	16,819	17,713	18,854	14,911	20,356

Our Addresses

The address of Wonder Auto’s principal executive office in China is No. 56 Lingxi Street, Taihe District, Jinzhou City, Liaoning, People’s Republic of China, 121013 and our telephone number is (86) 0416-5186632. Our address for correspondence in the United States is c/o Heritage Management Consultants, Inc., 301 Central Avenue, #381, Hilton Head Island, South Carolina 29926 and the telephone number is (843) 342-7809. We maintain a website at www.jzhn.com that contains information about our subsidiary Halla, but that information is not a part of this registration statement.

RISK FACTORS

The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results will suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

A large percentage of our revenues are derived from sales to a limited number of customers and our business will suffer if sales to these customers decline.

A significant portion of our revenues historically have been derived from a limited number of customers. Four customers -- Beijing Hyundai, Shenyang AeroSpace Mitsubishi, Dongfeng YueDa Kia Motors Co., Ltd. and Harbin Dongan -- accounted for approximately 45% of our sales in 2005. Any significant reduction in demand for vehicles manufactured by any of these major customers for which we produce parts and any decrease in their demand for our products could harm our sales and business operations. The loss of one or more of these customers could damage our business, financial condition and results of operations.

Our revenues will decrease if there is less demand for vehicles in which our products are installed.

We sell our products primarily to manufacturers of sedans and passenger vehicles. If sales of sedans and passenger vehicles decrease, demand for our products and our revenues would likewise decrease.

If the pricing and terms on which we purchase raw materials and component parts from our suppliers unfavorably change, we may become unable to produce and market our products on favorable terms.

We purchase from over 40 suppliers located primarily in Asia the raw materials and component parts which we use to manufacture our products. The raw materials that we use are mainly divided into four categories: metal parts, semiconductors, chemicals and packaging materials. Our primary vendors and suppliers include YingKou Die-Casting Co., Ltd., JinZhou Dongwoo Precision Co. Ltd, S.W.T., JinZhou ChangZe Machinery Plant, JinZhou HunHua Electrical Equipment Co., Ltd. and TianJin Showa Enamelled Wire Co. Ltd. If these or any other important suppliers are unable or unwilling to provide us with such raw materials and/or component parts on terms favorable to us, we may be unable to produce certain products, which could result in a decrease in revenue and damage to our reputation in our industry. If the prices of raw materials needed for our products increase, and we cannot pass these price increases on to our customers, our profit margins and operating results will suffer.

If our customers and/or the ultimate consumers of the vehicles which use our products successfully assert product liability claims against us due to defects in our products, our operating results may suffer and our reputation may be harmed.

Our products are used primarily on sedans and passenger vehicles. Significant property damage, personal injuries and even death can result from malfunctioning vehicles. If our products are not properly designed, built or installed and/or if people are injured as a result of our products, we could be subject to claims for damages based on theories of product liability and other legal theories. The costs and resources to defend such claims could be substantial and, if such claims are successful, we could be responsible for paying some or all of the damages. We do not have product liability insurance.  The publicity surrounding these sorts of claims is also likely damage our reputation, regardless of whether such claims are successful. Any of these consequences resulting from defects in our products would hurt our operating results and stockholder value.

We face strong competition from both Chinese and international competitors in the auto parts manufacturing industry.

We compete worldwide with a number of other global and PRC-based manufacturers and distributors that produce and sell products similar to ours. Price, quality, and technological innovation are the primary elements of competition. Our main competitors are located in China, including Shanghai Valeo Automotive Electrical Systems Co. Ltd , Hubei Shendian Auto Motor Co. Ltd. (a joint venture of Hubei Shendian and U.S. Ramy) and Zhongqi Changdian Co. Ltd. After China lifted its protections to infant industries, we have seen an increasing competition from multinational auto parts manufacturers and expect this trend to continue. Currently, our primary international competitors include VALEO (France), BOSCH (German), RAMY (U.S.), Mitsubishi Motor (Japan) and Denso (Japan). We are not as large as a number of our competitors and do not have the brand recognition or substantial financial or other resources of some of our competitors.

Our business may adversely change due to the cyclical nature of the vehicular markets we serve.

Our financial performance depends, in large part, on the varying conditions in the automotive markets that we serve. The volume of automotive production in Asia, North America, Europe and the rest of the world has fluctuated, sometimes significantly, from year to year, and such fluctuations give rise to fluctuations in demand for our products. These fluctuations in demand in the automotive industry often are in response to overall economic conditions, but also are a reaction to certain external factors, such as changes in interest rate levels, vehicle manufacturer incentive programs, changes in fuel costs, consumer spending and confidence and environmental issues. If the automotive market experiences a downturn due to poor overall economic conditions or adverse changes in the external influences upon our business, our results of operations and business will suffer.

Our products are subject to recall for performance related issues.

Like many other participants in the automotive industry, we are at risk for product recall costs. Product recall costs are costs incurred when we decide, either voluntarily or involuntarily, to recall a product through a formal campaign to solicit the return of specific products due to a known or suspected performance issue. Costs typically include the cost of the product, part or component being replaced, customer cost of the recall and labor to remove and replace the defective part or component. When a recall decision is made, we estimate the cost of the recall and record a charge to earnings in that period. In making this estimate, judgment is required as to the quantity or volume to be recalled, the total cost of the recall campaign, the ultimate negotiated sharing of the cost between us and the customer and, in some cases, the extent to which the supplier of the part or component will share in the recall cost. As a result, these estimates are subject to change. Excessive recall costs or our failure to adequately estimate these costs may negatively affect our operating results.  As of June 20, 2006, our products have not been the subject of an open recall.

We might fail to adequately protect our intellectual property and third parties may claim that our products infringe upon their intellectual property.

As part of our business strategy, we intend to accelerate our investment in new products and process technologies in an effort to strengthen and differentiate our product portfolio. As a result, we believe that the protection of our intellectual property will become increasingly important to our business. Currently, Wonder Auto holds five patents and has 19 pending patent applications. We will continue to rely on a combination of patents, trade secrets, trademarks and copyrights to provide protection in this regard, but this protection might be inadequate. For example, our pending or future patent applications might not be approved or, if allowed, they might not be of sufficient strength or scope. Conversely, third parties might assert that our technologies infringe their proprietary rights. In either case, litigation could result in substantial costs and diversion of our resources, and whether or not we are ultimately successful, the litigation could hurt our business and financial condition.

Expansion of our business may strain our management and operational infrastructure and impede our ability to meet any increased demand for our automotive electrical component products.

Our business plan is to significantly grow our operations by meeting the anticipated growth in demand for existing products, and by introducing new product offerings. Our planned growth includes the construction of new production lines to be put into operation over the next twelve months. Growth in our business may place a significant strain on our personnel, management, financial systems and other resources. Our business growth also presents numerous risks and challenges, including:

•	our ability to successfully and rapidly expand sales to potential customers in response to potentially increasing demand;

•	the costs associated with such growth, which are difficult to quantify, but could be significant; and

•	rapid technological change.

To accommodate this growth and compete effectively, we may need to obtain additional funding to improve information systems, procedures and controls and expand, train, motivate and manage existing and additional employees. Funding may not be available in a sufficient amount or on favorable terms, if at all. If we are not able to manage these activities and implement these strategies successfully to expand to meet any increased demand, our operating results could suffer.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Qingjie Zhao, our sole director, Chief Executive Officer, President and Secretary, Yuncong Ma, our Chief Operating Officer, Seuk Jun Kim, our Vice President of Research and Development, Meirong Yuan, our Chief Financial Officer, Yuguo Zhao, our Vice President of Sales and Yongdong Liu, our Vice President of Production. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations. If we lose a key employee, if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the manufacturing, technical, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

Mr. Qingjie Zhao’s association with other businesses could impede his ability to devote ample time to our business and could pose conflicts of interest.

Mr. Qingjie Zhao, our CEO, President, Secretary and director, serves as an executive director of China Wonder Limited, a company listed on the Alternative Investment Market of the London Stock Exchange (which is principally engaged in the manufacture and sale of specialty packaging machinery to the Chinese pharmaceutical market), and an executive director of Jinheng Holdings (which is principally engaged in the manufacture and sale of automotive airbag safety systems in China). As a result, conflicts of interest may arise from time to time. We will attempt to resolve any such conflicts of interest in our favor. Our officers and directors are accountable to us and our shareholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling our affairs. However, their existing responsibilities to other entities may limit the amount of time they can spend on our affairs. Mr. Zhao devotes approximately 85% of his business time to the affairs of Wonder Auto and approximately 15% of his business time to the affairs of other companies. Mr. Zhao’s decision making responsibilities for these three companies are similar in the areas of public relations, management of human resources, risk management and strategic planning. Mr. Zhao works about 75 hours per week altogether.

We do not have any independent directors and there is no assurance that any independent directors will be appointed or what their qualifications may be if they are appointed.

We currently have only one director, Qingjie Zhao, who is also our CEO, President, Secretary and the beneficial owner of 28.04% of our common stock. Therefore, we do not have any independent directors. We plan to appoint independent directors before our common stock is listed on a national securities exchange or Nasdaq, but we may not be able to identify independent directors qualified to be on our board.

We bear the risk of loss in shipment of our products and have no insurance to cover such loss.

Under the shipping terms of our standard customer contracts, we bear the risk of loss in shipment of our products. We do not insure this risk. While we believe that the shipping companies that we use carry adequate insurance or are sufficiently solvent to cover any loss in shipment, there can be no assurance that we will be adequately reimbursed upon the loss of a significant shipment of our products.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 or SOX 404, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. We were not subject to these requirements for the fiscal year ended December 31, 2005, accordingly, we have not evaluated our internal control systems in order to allow our management to report on, and our independent auditors to attest to, our internal controls as required by these requirements of SOX 404. Under current law, we will be subject to these requirements beginning with our annual report for the fiscal year ending December 31, 2007.  We can provide no assurance that we will comply with all of the requirements imposed thereby. There can be no assurance that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	Level of government involvement in the economy;

•	Control of foreign exchange;

•	Methods of allocating resources;

•	Balance of payments position;

•	International trade restrictions; and

•	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against our Chinese operations and subsidiaries.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could harm our operations.

A renewed outbreak of SARS or another widespread public health problem in China, where our operations are conducted, could have a negative effect on our operations.

Our operations may be impacted by a number of health-related factors, including the following:

•	quarantines or closures of some of our offices which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could damage our operations.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in Renminbi and U.S. Dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and Renminbi.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position, the business of the company, and the price of our common stock may be harmed. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or Nasdaq system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We are subject to penny stock regulations and restrictions.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. As of June 20, 2006, the closing bid and asked prices for our common stock were $3.00 per share and therefore, it is designated a “penny stock.” Although since June 22, 2006, we have met the net worth exemption from the “penny stock” definition, no assurance can be given that such exemption will be maintained. As a “penny stock,” our common stock may become subject to Rule 15g-9 under the Exchange Act of 1934, or the “Penny Stock Rule.” This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

The number of shares being registered for sale is significant in relation to our trading volume.

All of the shares registered for sale on behalf of the selling stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act. We have filed this registration statement to register these restricted shares for sale into the public market by the selling stockholders. These restricted securities, if sold in the market all at once or at about the same time, could depress the market price during the period the registration statement remains effective and also could affect our ability to raise equity capital. Any outstanding shares not sold by the selling stockholders pursuant to this prospectus will remain as “restricted shares” in the hands of the holders, except for those held by non-affiliates for a period of two years, calculated pursuant to Rule 144.

Certain of our stockholders hold a significant percentage of our outstanding voting securities.

Mr. Qingjie Zhao, our sole director, CEO, President and Secretary, is the beneficial owner of approximately 28% of our outstanding voting securities. In addition, Mr. Zhao also owns 37.67% of Empower Century Limited which owns approximately 33% of our outstanding common stock. As a result, he possesses significant influence, giving him the ability, among other things, to elect a majority of our Board of Directors and to authorize or prevent proposed significant corporate transactions. His ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change-in-control.

Our Articles of Incorporation authorizes the Board of Directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent the stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to predict accurately or control. The factors listed above in the section captioned “Risk Factors,” as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial position.

USE OF PROCEEDS

We will not receive any portion of the proceeds from the sale of common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices.

DIVIDEND POLICY

We have never declared or paid cash dividends. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

MARKET FOR OUR COMMON STOCK

Our common stock became eligible for quotation on the OTC Bulletin Board on October 4, 2005 and currently trades under the symbol “MGIS.OB”. The CUSIP number is 552760209.

The following table sets forth, for the periods indicated, the high and low bid prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The high and low quotations for the first quarter of fiscal year 2006 have been adjusted for the above mentioned 20-for-1 reverse stock split.

Closing Bid Prices (1)

	High	Low
Year Ended December 31, 2006
1st Quarter	$2.75	$2.4
2nd Quarter (through June 12, 2006)	3.0	2.5

Year Ended December 31, 2005
1st Quarter	N/A	N/A
2nd Quarter	N/A	N/A
3rd Quarter	N/A	N/A
4th Quarter	0.30	0.15

Year Ending December 31, 2004
1st Quarter	N/A	N/A
2nd Quarter	N/A	N/A
3rd Quarter	N/A	N/A
4th Quarter	N/A	N/A
________________________
(1) The above tables set forth the range of high and low closing bid prices per share of our common stock as reported by www.quotemedia.com for the periods indicated.

Reports to Stockholders

We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent certified public accountants. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate. We intend to maintain compliance with the periodic reporting requirements of the Securities Exchange Act of 1934.

Approximate Number of Holders of Our Common Stock

On June 22, 2006, there were approximately 42 stockholders of record of our common stock.

DILUTION

Our net tangible book value as of March 31, 2006 was $1.93 per share of common stock. Net tangible book value is determined by dividing our tangible book value (total assets less intangible assets including know-how, trademarks and patents and less total liabilities) by the number of outstanding shares of our common stock on the presumption that the reverse acquisition of Wonder Auto is consummated on March 31, 2006. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this registration statement. The statement of operations data for the years ended December 31, 2003, 2004 and 2005, and the balance sheet data as of December 31, 2003, 2004 and 2005, are derived from, and are qualified by reference to, our audited consolidated financial statements that have been audited by PKF Hong Kong, Certified Public Accountants, independent auditors, and that are included in this prospectus. The statement of operations data for the fiscal years ended December 31, 2001 and 2002 and the balance sheet data as of December 31, 2001 and 2002 are derived from our unaudited consolidated financial statements that are not included in this registration statement. The statement of operations data for the three months ended March 31, 2005 and 2006 and the balance sheet data as of March 31, 2005 and 2006 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair presentation of our financial position and results of operations for these periods. Operating results for the three months ended March 31, 2006 are not necessarily indicative of the results that we will experience for the entire year. Historical results are not necessarily indicative of the results to be expected in the future.

						Three Months Ended
	Year Ended December 31,					March 31,

	2001	2002	2003	2004	2005	2005	2006

	(in thousands)
Statement of operations data:
Sales Revenues:	$14,682	$22,781	$39,791	$42,266	$48,063	$9,817	$14,793
Cost of Sales	(11,808)	(17,288)	(31,193)	(33,074)	(36,787)	(7,771)	(11,916)

Gross profit	2,874	5,493	8,598	9,192	11,276	2,046	2,877

Expenses:
Administrative expenses	390	527	593	732	1,011	234	274
Amortization and depreciation	107	113	112	111	128	31	35
Other operating expenses	21	71	27	49	16	-	-
Provision for doubtful debt	9	4	23	2	-	-	-
Selling expenses	651	1,135	1,523	1,510	2,148	355	695

Total expenses	1,178	1,850	2,278	2,404	3,303	620	1,004

Income from continuing operations before taxes	1,454	3,334	5,883	6,306	7,298	1,368	1,628

Income taxes		37		33		(665)	(718)	(897)	(187)	(219)

Net income		1,491		3,367		5,218	5,588	6,401	1,181	1,409

Earnings per share — basic and diluted	$	N/A	$	N/A	$	N/A	$46.18	$32.01	$5.90	$7.05

Weighted average number of shares outstanding — basic and diluted		N/A		N/A		N/A	0.12	0.2	0.2	0.2

Cash dividend declared per common share		N/A		N/A		N/A	N/A	28.4	N/A	N/A

Cash flows data:
Net cash flows provided by operating activities		$125		$908		$(2,481)	$7,240	$11,439	$3,016	$55
Net cash flows used in investing activities		(119)		(631)		(1,300)	(3,472)	(5,063)	(480)	(609)
Net cash flows used in financing activities		18		304		4,947	(4,161)	(3,988)	(2,978)	(1,704)

	December 31,
						March 31,
	2001	2002	2003	2004	2005	2006

	(in thousands)

Balance sheet data:
Cash and cash equivalents	$475	$1,056	$2,223	$1,830	$4,369	$2,142
Working capital	2,220	4,367	6,297	5,344	10,185	11,323
Total assets	21,298	28,591	37,643	36,975	52,090	55,859

Total current liabilities	8,898	14,154	20,824	19,262	20,822	30,525
Long term liability	148	-	-	-	4,954	4,978
Total liabilities	9,046	14,154	20,824	19,262	33,236	35,503

Total stockholders’ equity	12,252	14,437	16,819	17,713	18,854	20,356

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We are a holding company whose primary business operations are conducted through our subsidiary, Wonder Auto Limited and its subsidiary Jinzhou Halla Electrical Equipment Co., Ltd. Through Halla, Wonder Auto is a China-based manufacturer of automotive electrical parts, specifically, starters and alternators. Wonder Auto’s business is focused on designing, developing, manufacturing and selling of these automotive electrical parts. Until our acquisition of Wonder Auto on June 22, 2006, our business strategy and ownership changed over the years as a result of several acquisitions of our stock that are discussed in the section below entitled “Our Background and History.”

Our Background and History

MGCC Investment Strategies, Inc., was incorporated in the State of Nevada on June 8, 2000. From inception until March 16, 2004, MGCC Investment Strategies, Inc.’s primary business strategy was to provide corporate finance consulting and management advisory services to emerging companies. In particular, its plan was to focus its business in the areas of corporate finance consulting services, business consulting services, broker-client relation services and public relations services. MGCC Investment Strategies, Inc. had no business operations during this period.

On March 16, 2004, MyTop purchased 1,025,000 shares of the common stock of MGCC Investment Strategies, Inc. and became the owner of approximately 96% of the issued and outstanding capital stock of MGCC Investment Strategies, Inc.

After the stock acquisition, MyTop intended for MGCC Investment Strategies, Inc. to engage in business of developing hi-tech product manufacturing and services including, digital precision machinery product, telecommunication products, and other hi-tech products and services through the acquisition of interests in one or more entities currently operating in these fields. MyTop entered into informal discussions with potential acquisition targets in China, but no agreements were reached.

On August 1, 2005, MyTop changed its name to Hisonic International, Inc., and continued to own approximately 96% of the issued and outstanding capital stock of MGCC Investment Strategies, Inc.

On December 19, 2005, Hisonic, as the principal stockholder of MGCC Investment Strategies, Inc., entered into a stock purchase agreement with Halter Financial Investments, L.P., pursuant to which Hisonic sold 1,000,000 shares of the common stock of MGCC Investment Strategies, Inc. to HFI for $300,000. As a result, HFI became the owner of approximately 86.4% of the issued and outstanding common stock of MGCC Investment Strategies, Inc.

In connection with the sale of common stock to HFI, Timothy P. Halter was elected as MGCC Investment Strategies, Inc.’s Chairman of the Board, President, Chief Financial Officer and Secretary and MGCC effected a 20-for-1 reverse stock split in February 2006.

From the date of HFI’s stock acquisition until the reverse acquisition of Wonder Auto on June 22, 2006, MGCC Investment Strategies, Inc. engaged in no active operations. In connection with the reverse acquisition transaction, Wonder Auto became the wholly owned subsidiary of MGCC Investment Strategies, Inc. and is the holding company for all current commercial operations, which are conducted through a variety of subsidiary companies whose business operations originally commenced business in May 1996.

Background and History of Wonder Auto and its Operating Subsidiaries

Wonder Auto Limited was incorporated in British Virgin Islands in March 2004. Its wholly owned subsidiary Man Do Auto Technology Co. Ltd. was incorporated under the law of British Virgin Islands in 2003. Neither Wonder Auto Limited nor Man Do Auto Technology Co. Ltd. has any active business operations other than their ownership of Halla, which is the operating company that primarily manufactures our products. Halla was incorporated in March 1996 with a registered capital of $12 million. Over the years, Halla went through several ownership changes and is now 61% owned by Wonder Auto Limited and 39% owned by Man Do Auto Technology Co. Ltd.

Acquisition of Wonder Auto and Related Financing

On June 22, 2006, Wonder Auto Limited completed a private placement pursuant to which Wonder Auto Limited issued to certain accredited investors 45.277236 shares of its common stock for $12,000,000, such shares were subsequently exchanged for 1,592,669 shares of the common stock of MGCC Investment Strategies in connection with the reverse acquisition transaction as discussed below.

In connection with the private placement, Wonder Auto Limited's two stockholders, Choice Inspire Limited and Empower Century Limited, entered into an escrow agreement with the private placement investors.  Pursuant to the escrow agreement, such stockholders agreed to certain “make good” provisions.  In the escrow agreement, Wonder Auto Limited established minimum net income thresholds of $8,140,000 for the fiscal year ending December 31, 2006 and $12,713,760 for the fiscal year ending December 31, 2007.  Choice Inspire Limited and Empower Century Limited deposited a total of 1,347,644 shares, to be equitably adjusted for stock splits, stock dividends and similar adjustments, of the common stock of MGCC Investment Strategies into escrow with Securities Transfer Corporation under the escrow agreement. If the 2006 net income threshold is not achieved, then the escrow agent must deliver 673,822 of such shares to the investors on a pro rata basis (based upon the total number of shares purchased by the investors in connection with the private placement transaction) and if the 2007 net income threshold is not achieved, the escrow agent must deliver the second 673,822 shares to the investors on a pro rata basis. However, only those private placement investors who remain our stockholders at the time the escrow shares become deliverable are entitled to their pro rata portion of such escrow shares.

In addition, on June 22, 2006, Empower Century Limited transferred 30.184824 shares of the common stock of Wonder Auto Limited to certain accredited investors in exchange for $8,000,000. Such shares were subsequently exchanged for 1,061,780 shares of the common stock of MGCC Investment Strategies in connection with the reverse acquisition transaction as discussed below.

On June 22, 2006, we also completed a reverse acquisition transaction with Wonder Auto Limited whereby we issued to the stockholders of Wonder Auto Limited 8,627,858 shares of our common stock in exchange for all of the issued and outstanding capital stock of Wonder Auto Limited. Wonder Auto Limited thereby became our wholly owned subsidiary and the former stockholders of Wonder Auto Limited became our controlling stockholders. We plan to amend our Articles of Incorporation to change our name to Wonder Auto Technology, Inc. and expect the name change to become effective in or before August 2006.

Upon the closing of the reverse acquisition, Timothy Halter, our sole director, submitted his resignation letter pursuant to which he resigned from all offices of MGCC Investment Strategies, Inc. that he holds effective immediately and from his position as our director that will become effective upon the tenth day following the mailing by us to our stockholders of an information statement that complies with the requirements of Rule 14f-1 under the Securities Exchange Act of 1934, which information statement was mailed out on or about the date of the closing of the reverse acquisition. Qingjie Zhao will be appointed to the board of the directors at the effective time of the resignation of Timothy Halter. In addition, our executive officers were replaced by the Wonder Auto executive officers upon the closing of the reverse acquisition as indicated in more detail below.

For accounting purposes, the share exchange transaction is treated as a reverse acquisition with Wonder Auto as the acquirer and MGCC Investment Strategies, Inc. as the acquired party. When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Wonder Auto on a consolidated basis unless the context suggests otherwise.

Because MGCC’s recent operations have been limited to the operations of Wonder Auto, the discussion below of our performance is based upon the unaudited financial statements of Wonder Auto as of and for the three-month periods ended March 31, 2006 and March 31, 2005 and the audited financial statements of Wonder Auto for the years ended December 31, 2005, 2004 and 2003 included in this prospectus.

Industry Wide Factors that are Relevant to Our Business

Management believes that the Chinese auto parts industry is expanding. According to the China Council for the Promotion of International Trade, individual vehicle ownership more than doubled to 13.65 million units in 2004 from 6.25 million units in 2000. According to the China Automotive Industry Yearbook (1955-2005), the Chinese automobile market maintained an average growth rate of 10% to 15% over the past 15 years. Estimated sales of automobiles are expected to be 6.4-6.6 million units in 2006 (Source: China Auto Industrial Association). Average growth of car sales in China is anticipated to be between 10 percent to 15 percent per year over the medium term (Source: Xinhua News Agency, March 17, 2006). Management believes that the increasing number of automobile sales will also increase the size of the automotive aftermarket. As the automotive aftermarket increases and vehicle owners use older automobiles, the need for replacement parts and maintenance increases. We believe this trend will create an increasing demand for our products.

Another important trend that has an effect on our financial condition is the increasing demand for automobiles that utilize small engines and automobiles that can be sold at a lower cost. Management believes that a variety of factors contribute to this increasing demand. The first factor is rising fuel prices. As fuel costs increase, consumers seek automobiles that utilize less fuel to save money and our products are designed for use in these fuel efficient vehicles. In addition, the Chinese government promulgated regulations in April 2006 that further encourage the consumption of small engine vehicles. These regulations provide for an upward adjustment of the tax rate applicable to larger vehicles in order to encourage consumers to purchase smaller engine vehicles. The top tax rate applicable to vehicles with engine displacements larger than 2 liters will be raised to as high as 20% from 8%. Since we manufacture auto parts for vehicles that do not fall within the category of vehicles subject to the increased taxes, we anticipate that we will benefit from this regulation because as more smaller engine vehicles are sold and the aftermarket in these vehicles increases, we believe there will be an increased demand for parts and maintenance for these vehicles.

We believe that other regulatory measures by the Chinese government will also contribute to the growth in demand for our products. The Measures for the Administration of Import of Automobile Components and Parts Featuring Complete Vehicles issued by the National Development and Reform Commission of the PRC Ministry of Finance and the Ministry of Commerce is a regulation that encourages automakers to use parts manufactured by local Chinese auto parts manufacturers. Pursuant to this regulation, which will become effective on July 1, 2006, the Chinese government will charge automakers a tariff of up to 25% if more than 40% of the components and parts of an automobile are imported. We believe that this regulation will have a positive impact on the sales of our products.

We also believe that sales to foreign markets may represent an opportunity for us and we plan to enhance our sales efforts to foreign markets, which only account for a total of approximately 1.4% of our total sales in 2005. In 2003, we began to sell a small quantity of products directly to overseas customers. For the year ended December 31, 2005, we sold our products to consumers in South Korea, US and Turkey. At the end of April 2006, we entered into a non-binding letter of intent with several foreign companies including HJR (Iran), SWT (South Korea), Lucas (Turkey), Hyundai Mobis (South Korea) which if finalized, will result in total sales in 2006 of approximately RMB 50 million.

Uncertainties that Affect our Financial Condition

Our primary challenge is our potential inability to produce enough of our products to satisfy the increased demand for our products. In order to increase our capacity, we will be required to make investments that improve the efficiency and capacity of our properties, plant and equipment. The utilization rates of our alternator and starter production lines as of December 31, 2005, were approximately 81% and 140%, respectively, assuming two work shifts per day of eight hours and five days per week. In order to meet the projected demand for our products in 2006, we need to build additional manufacturing lines. We have raised a total of $12 million in the private placement that we closed in June, 2006. We expect to use approximately $6 million of these funds to build additional production lines. We expect that these production lines will be operational by the beginning of 2007 and shall be able to satisfy the projected demands for our products for the foreseeable future.

Results of Operations

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of net revenues and key components of our revenue for the period indicated in dollars.

All amounts, other than percentages, in thousands of U.S. dollar

	Year Ended December 31,			Three Months Ended March 31,

In thousands	2003	2004	2005	2005	2006

Sales Revenues	$39,791	$42,266	$48,063	$9,817	$14,793
Cost of goods sold	(31,193)	(33,074)	(36,787)	(7,771)	(11,916)

Gross profit	8,598	9,192	11,276	2,046	2,877

Expenses

Administrative expenses	593	732	1,011	234	274
Amortization and depreciation	112	111	128	31	35
Other operating expenses	27	49	16	-	-
Provision for doubtful debt	23	2	-	-	-
Selling expenses	1,523	1,510	2,148	355	695

Total Expenses	2,278	2,404	3,303	620	1,004

Income from continuing operations before taxes	5,883	6,306	7,298	1,368	1,628

Income taxes	(665)	(718)	(897)	(187)	(219)

Net income	$5,218	$5,588	$6,401	$1,181	$1,409

	Year Ended December 31,			Three Months Ended March 31,

As a percentage of Net Revenues	2003	2004	2005	2005	2006

Sales Revenues	100%	100%	100%	100%	100%
Cost of goods sold	78.39%	78.25%	76.54%	79.16%	80.55%

Gross profit	21.61%	21.75%	23.46%	20.84%	19.45%

Expenses

Administrative expenses	1.49%	1.73%	2.10%	2.38%	1.85%
Amortization and depreciation	0.28%	0.26%	0.27%	0.32%	0.24%
Other operating expenses	0.07%	0.12%	0.03%	-	-
Provision for doubtful debt	0.06%	-	-	-	-
Selling expenses	3.83%	3.57%	4.47%	3.62%	4.70%

Total Expenses	5.73%	5.68%	6.87%	6.32%	6.79%

Income from continuing operations before taxes	14.78%	14.92%	15.18%	13.94%	11.01%

Income taxes	1.67%	1.70%	1.87%	1.90%	1.48%

Net income	13.11%	13.22%	13.32%	12.03%	9.52%

	Year Ended December 31,			Three Months Ended March 31,
Components of Revenue In thousands	2003	2004	2005	2005	2006

Total Revenues	$39,791	$42,266	$48,063	$9,817	$14,793

Revenues by Product or Product line

alternator	26,430	28,119	30,118	6,444	9,131
starter	13,361	14,147	17,945	3,373	5,662

Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005

Sales Revenues. Sales revenues increased $4.98 million, or 50.69% to $14.79 million for the three months ended March 31, 2006 from $9.82 million for the same period in 2005. This increase was mainly attributable to the increased market demand for our products due to growth in the small and medium engine sedan market.

Cost of Goods Sold. Our cost of goods sold increased $4.15 million to $11.92 million for the three months ended March 31, 2006 from $7.77 million during the same period in 2005. This increase was due to the increase of the sales revenue. As a percentage of net revenues, the cost of goods sold increased to 80.55% during the three months ended March 31, 2006 from 79.16% in the same period of 2005 because several of our customers adopted new models of cars which requires us to import certain key components of our products which produces higher costs. We expect that we will be able to replace the imported raw materials with raw materials manufactured in China in a few months and our gross profit margin will increase accordingly.

Gross Profit. Our gross profit increased $0.83 million to $2.88 million for the three months ended March 31, 2006 from $2.05 million for the same period in 2005. Gross profit as a percentage of net revenues was 19.45% for the three-month period ended March 31, 2006 from 20.84% during the same period in 2005.

Administrative Expenses. Our administrative expenses increased $40,000, or 17.09%, to $274,000 for the three months ended March 31, 2006 from $234,000 for the same period in 2005. As a percentage of net revenues, administrative expenses decreased to 1.85 % for the three months ended March 31, 2006 from 2.38 % for the same period in 2005. This percentage decrease was primarily attributable to more efficient controls of our administrative expenses.

Amortization and depreciation. Our amortization and depreciation expenses increased $4,000, or 12.90%, to $35,000 for the three months ended March 31, 2006 from $31,000 for the same period in 2005. As a percentage of net revenues, expenses associated with amortization and depreciation decreased to 0.24 % for the three months ended March 31, 2006 from 0.32 % for the same period in 2005.

Provision for doubtful debts. We had no provision for doubtful debts for the three months ended March 31, 2006 and 2005.

Selling expenses. Our selling expenses increased $0.34 million to $0.70 million for the three months ended March 31, 2006 from $0.36 million for the same period in 2005. As a percentage of net revenues, our selling expenses increased to 4.70% for the three months ended March 31, 2006 from 3.62% for the same period in 2005. This dollar increase was primarily attributable to the increased marketing efforts, the expansion of our customer bases and the increase of sales revenue.

Total expenses. Our total expenses increased $0.38 million to $1.00 million for the three months ended March 31, 2006 from $0.62 million for the same period in 2005. As a percentage of net revenues, our total expenses increased to 6.79 % for the three months ended March 31, 2006 from 6.32 % for the same period in 2005. This dollar increase was primarily attributable to the increase of the sales volume and the expansion of our customer base. We believe such increase is consistent with the increase of sales revenue.

Income from operations before taxes. Income from operations before taxes increased $0.26 million, or 19.01%, to $1.63 million during the three months ended March 31, 2006 from $1.37 million during the same period in 2005. Income from operations before taxes as a percentage of net revenues decreased to 11.01% during the three months ended March 31, 2006 from 13.94% during the same period in 2005.

Provision for income taxes. Our subsidiary Halla is subject to Chinese enterprises income tax (“EIT”) at a rate of 27% of the assessable profits, consisting of a 24% national tax and a 3% local tax. As approved by the local tax authority in the PRC, Halla was entitled to a two-year exemption from EIT followed by 50% tax exemption for the next three years, commencing from the first cumulative profit-making year in the fiscal financial year of 2001. Accordingly, Halla was subject to a tax rate of 13.5% for 2003, 2004 and 2005. Furthermore, Halla, as a Foreign Investment Enterprise (“FIE”), is engaged in advanced technology industry, Halla was approved to enjoy a further 50% tax exemption for 2006, 2007 and 2008.

In addition, as a FIE, Halla was entitled to another two special tax concessions. First, equivalent to 40% of the purchase price of qualifying domestic capital expenditure as defined and approved under the relevant PRC income tax rule can be used to offset against EIT. Second, if there is a 10% increase in the one year’s domestic development expenses over the prior year, amount equivalent to 50% of the current year’s expenses can be used to offset against EIT.

Provision for income taxes increased $32,000 to $219,000 during the three months ended March 31, 2006 from $187,000 during the same period in 2005. Our effective tax rate for the three months ended March 31, 2006, was 13.5%. Our 2006 effective tax rate is expected to be 13.5%

Net income. Net income increased $0.23 million, or 19.33%, to $1.41 million during the three months ended March 31, 2006 from $1.18 million during the same period in 2005, as a result of the factors described above.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Sales Revenues. Sales revenues increased $5.79 million, or 13.72% to $48.06 million in 2005 from $42.27 million in 2004. This increase was mainly attributable to the increased market demand for our products due to growth in the small and medium engine sedan market. We expect the auto parts market in China will continue to increase in the near future.

Cost of Goods Sold. Our cost of goods sold increased $3.71 million, or 11.23% to $36.79 million in 2005 from $33.08 million in 2004. This increase was mainly attributable to the increase of sales volumes. As a percentage of net revenues, our cost of goods sold in 2005 decreased 1.71% from 2004 mainly because the sale of products with higher profit margins constituted a higher percentage of our sales revenue in 2005 as compared with 2004.

Gross Profit. Our gross profit increased $2.08 million, or 22.67% to $11.27 million in 2005 from $9.19 million in 2004. Gross profit as a percentage of net revenues increased 1.71% in 2005 as compared with 2004 for the reason stated above.

Administrative Expenses. Our administrative expenses increased approximately $279,000, or 38.11%, to $1.01 million in 2005 from approximately $732,000 in 2004. As a percentage of net revenues, administrative expenses increased 0.37 % in 2005 as compared with 2004. This dollar increase was primarily attributable to salary increase resulting from the establishment of three new Vice President positions and the increase cost for repairing our facilities.

Amortization and depreciation. Our amortization and depreciation expenses increased $17,000, or 15.32%, to approximately $128,000 in 2005 from approximately $111,000 in 2004. As a percentage of net revenues, expenses associated with amortization and depreciation increased 0.01 % in 2005 as compared with 2004.

Other operating expenses. Other operating expenses decreased from $49,000 in 2004 to $16,000 in 2005. This decrease was primarily attributable to more efficient cost controls and management.

Provision for doubtful debts. Our provision for doubtful debts decreased from $2,000 in 2004 to $0 in 2005. This decrease was primarily attributable to the improvement of the management of accounts receivable.

Selling expenses. Our selling expenses increased $638,000, or 42.25%, to $2.15 million in 2005 from $1.51 million in 2004. As a percentage of net revenues, our selling expenses in 2005 increased 0.90% as compared with 2004. This dollar increase was primarily attributable to our increased marketing efforts and the increase of the sales volumes. We believe the increase of selling expenses is generally in line with the increase of sales revenue.

Total expenses. Our total expenses increased $899,000, or 37.40%, to $3.30 million in 2005 from $2.40 million in 2004. As a percentage of net revenues, our total expenses increased 1.19 % in 2005 as compared with 2004. This dollar increase was primarily attributable to the factors described above.

Income from operations before taxes. Income from operations before taxes increased $0.99 million, or 15.73%, to $7.29 million in 2005 from $6.31 million in 2004. Income from operations before taxes as a percentage of net revenues increased 0.26% in 2005 as compared to 2004. This increase was primarily a result of increase of the sales revenue and gross margin.

Income taxes. We incurred income taxes of $897,000 in 2005. This is an increase of 24.93% from the taxes we incurred in 2004, which amounted to $718,000. We paid more taxes in 2005 mostly because of higher income in 2005 compared to 2004.

Net income. Net income increased $813,000, or 14.55%, to $6.40 million in 2005 from $5.59 million in 2004, as a result of the factors described above.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Sales Revenues. Sales revenues increased $2.48 million, or 6.22% to $42.27 million in 2004 from $39.79 million in 2003. This increase is mainly attributable to the increased market demand for our products and the continuing growth of the auto parts market in China.

Cost of Goods Sold. Our cost of goods sold increased $1.88 million, or 6.03% to $33.07 million in 2004 from $31.19 million in 2003. This increase was due to increased sales volumes. As a percentage of net revenues, our cost of goods sold in 2004 decreased 0.14% from 2003 due to increased gross margin.

Gross Profit. Our gross profit increased $0.59 million, or 6.91% to $9.19 million in 2004 from $8.59 million in 2003. Gross profit as a percentage of net revenues increased 0.14% in 2004 as compared with 2003. This increase in gross margin was primarily driven by the sale of a higher percentage of products with higher gross margin.

Administrative Expenses. Our administrative expenses increased $139,000, or 23.44%, to $732,000 in 2004 from $593,000 in 2003. As a percentage of net revenues, administrative expenses increased 0.24 % in 2004 as compared with 2003. This dollar increase was primarily attributable to the increase of staff salary and traveling expenses in connection with the expansion of our client base and sales volume.

Amortization and depreciation. Our amortization and depreciation expenses decreased $1,000, or 0.89%, to $111,000 in 2004 from $112,000 in 2003. As a percentage of net revenues, amortization and depreciation expenses decreased 0.02% in 2004 as compared with 2003. This dollar decrease was primarily attributable to the expiration of the depreciation term of part of our equipments.

Other operating expenses. Other operating expenses increased from $27,000 in 2003 to $49,000 in 2004.

Provision for doubtful debts. Our provision for doubtful debts decreased from $23,000 in 2003 to $2,000 in 2004. This decrease was primarily attributable to the more efficient management of accounts receivable.

Selling expenses. Our selling expenses decreased $13,000, or 0.85%, to $1.51 million in 2004 from $1.52 million in 2003. As a percentage of net revenues, our selling expenses in 2004 decreased 0.26% as compared with 2003. We believe the decrease accords with the increase of our sales revenue.

Total expenses. Our total expenses increased $126,000, or 5.55% to $2.40 million in 2004 from $2.28 million in 2003. As a percentage of net revenues, our total expenses decreased 0.03% in 2004 as compared with 2003. This dollar increase was primarily attributable to the factors described above.

Income from operation before taxes. Income from operations before taxes increased $0.42 million, or 7.19% to $6.31 million in 2004 from $5.88 million in 2003. Income from operations before taxes as a percentage of net revenues increased 0.14% in 2004 as compared to 2003. This increase was primarily a result of the increased average gross margin.

Income taxes. We incurred income taxes of $718,000 in 2004. This is an increase of 7.97% from the taxes we incurred in 2003, which amounted to $665,000. We paid more taxes in 2004 mostly because of the higher income in 2004 compared to 2003.

Net income. Net income increased $370,000, or 7.09%, to $5.59 million in 2004 from $5.22 million in 2003, as a result of the factors described above.

Liquidity and Capital Resources

As of December 31, 2005 and March 31, 2006, we had cash and cash equivalents (including restricted cash) of $7.97 million and $5.70 million, respectively.

Our debt to equity ratio was 63% as of March 31, 2006 and we expect such ratio will decrease dramatically after the recapitalization of $12 million in June, 2006. We plan to maintain our debt to equity ratio below 60%, increase the long-term loans, decrease the short-term loans and increase of the ratio of the borrowing in foreign currency to take advantage of the expected increase of the value of RMB against the U.S. dollar. We believe we currently maintain a good business relationship with many banks.

As of March 31, 2006, the maturities for these bank loans are as follows.

All amounts, other than percentages, in millions of U.S. dollars
Banks	Amounts	Beginning	Ending	Duration
Jinzhou City Commercial Bank	$4.98 (RMB 40)	Sep 30,2005	Sep 27,2008	3 years
China Construction Bank	$4.98 (RMB 40)	July 8, 2005	July 7, 2006	1 year
China Construction Bank	$2.49 (RMB 20)	Oct 18, 2005	Oct 17, 2006	1 year
Total	$12.45

As shown in the above table, we have $7.47 million in loans maturing in or before November 2006. We plan to either repay this debt as it matures or refinance this debt with other debt.

In June 2006, prior to the consummation of the share exchange with us, Wonder Auto Limited completed a private placement of its common shares to certain accredited investors who are among the selling stockholders listed in this registration statement. As a result of this private placement, Wonder Auto raised $12 million in gross proceeds, which left Wonder Auto Limited with approximately $10 million in net proceeds after the deduction of offering expenses in the amount of approximately $2 million.

As of March 31, 2006, we have no material capital expenditure requirements.  We believe that our currently available working capital, after receiving the aggregate proceeds of Wonder Auto’s capital raising activities and the credit facilities referred to above, should be adequate to sustain our operations at our current levels through at least the next twelve months.

Obligations Under Material Contracts

Below is a brief summary of the payment obligations under materials contracts to which we are a party.

On May 15, 2006, we entered into an assignment and assumption agreement with Wonder Auto Group and HFG International, Limited, each a Hong Kong Corporation, pursuant to which Wonder Auto Group assigned to Wonder Auto Limited all its rights and obligations under a Financial Advisory Agreement with HFG International, Limited. Under the Financial Advisory Agreement, as assigned, HFG International, Limited agreed to provide Wonder Auto Limited with financial advisory and consulting services in implementing a restructuring plan and facilitating Wonder Auto Limited’s going public transaction. In consideration for these services, HFG International, Limited was paid a fee of $450,000 upon the closing of the going public transaction. Our director Timothy Halter is the principal stockholder and an executive officer of HFG International, Limited. At the time when the assignment and assumption agreement was entered, Wonder Auto Group and Wonder Auto Limited were under common control. Wonder Auto Group was later sold to a unrelated third party.

On April 22, 2006, our subsidiary Wonder Auto Limited entered into an one year consulting agreement with Heritage Management Consultants, Inc. pursuant to which Heritage Management Consultants, Inc. will assist us in meeting our obligations as a U.S. publicly traded company in exchange for an annual compensation of $175,000.

On January 1, 2006, our subsidiary Halla entered into an equipment purchase contract with Suzhou Tenuo Automation Co. Ltd. pursuant to which we will purchase a PMC starter assembly line and a commercial starter assembly line for approximately $390,000 (RMB 3,120,000). Suzhou Tenuo Automation Co. Ltd. is under contractual obligation to deliver the equipments before May 31, 2006.

On October 18, 2005, our subsidiary Halla entered into a loan agreement with China Construction Bank (Jinzhou Linghe Branch) whereby the bank agreed to make a loan in the amount of approximately $2.49 million (RMB 20 million). The annual interest of the loan is 7.254%. The agreement has an one-year term and expires on October 17, 2006.

On September 30, 2005, our subsidiary Halla entered into a loan agreement with Jinzhou Commercial Bank whereby the bank agreed to make a loan in the amount of approximately $4.98 million (RMB 40 million). The monthly interest of the loan is 0.624%. The agreement has a three-year term and expires on September 27, 2008.

On July 8, 2005, our subsidiary Halla entered into a loan agreement with China Construction Bank (Jinzhou Linghe Branch) whereby the bank agreed to make a loan in the amount of approximately $4.98 million (RMB 40 million). The annual interest of the loan is 7.254%. The agreement has an one-year term and expires on July 7, 2006.

On May 19, 2005, our subsidiary Halla entered into an equipment purchase agreement with DMG Meccanica Italy pursuant to which we purchased a winder/inserting machine for € 293,000 (CIF Dalian).

On June 7, 2004, our subsidiary Halla entered into a strategic cooperation agreement with Hivron pursuant to which the parties agreed to jointly design and manufacture microchips according to our specifications and then sell these chips to our designated suppliers.

On July 25, 2003, our subsidiary Halla entered into a 5-year technical cooperation agreement with Meister, Korea pursuant to which Meister provided us staff to serve as the head of research and development department and the head of financial planning department in exchange for $140,000 per year.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

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Use of estimates: In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes, provision for warranty and the estimation on useful lives of property, plant and equipment. Actual results could differ from those estimates.

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Allowance of doubtful accounts: The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectibility of trade receivables. A considerable amount of judgment is required in assessing the realization of these receivables, including the current creditworthiness of each customer and the related ageing analysis.

Based on the above assessment, during the reporting periods, the management establishes the general provisioning policy to make allowance equivalent to 100% of gross amount of trade receivables due over 1 year. Additional specific provision is made against trade receivables aged less than 1 year to the extent which they are considered to be doubtful.

Bad debts are written off when identified. The Company extends unsecured credit to customers ranging from three to six months in the normal course of business. The Company does not accrue interest on trade accounts receivable.

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Inventories: Inventories are stated at the lower of cost or market. Cost is determined on a weighted average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. Our reserve requirements generally increase as our projected demand requirements; decrease due to market conditions, product life cycle changes. The Company’s policy is to make a 50% general provision for inventories aged over 1 year.

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Property, plant and equipment: Property, plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation is provided on straight-line basis over their estimated useful lives. The principal depreciation rates are as follows :

	Annual rate	Residual value

Buildings	3%	10%
Plant and machinery	9%	10%
Motor vehicles	9%	10%
Furniture, fixtures and equipment	15%	10%
Tools and equipment	15%	0 to 10%
Leasehold improvements	20%	0

Maintenance or repairs are charged to expense as incurred. Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

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Revenue recognition: Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time when the products are put into use by its customers, the sales price is fixed or determinable and collection is reasonably assured.

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Warranty: It is the policy of the Company to provide after sales support by way of a warranty programme. The Company provided warranties to certain customers with warranty periods ranging from two years or 50,000 km to three years or 60,000 km, whichever comes first.

Based on the past experience, the Company sets up a policy of making a general provision for warranty such that the closing balance of this provision equal to 2% of sales during the reporting periods.

•	Recently issued accounting pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory costs - an amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends ARB 43, Chapter 4 to clarify that “abnormal” amount of idle freight, handling costs and spoilage should be recognized as current period charges. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment" ("SFAS 123R"), which revises SFAS No. 123, "Accounting for Stock Based Compensation", and supersedes APB 25. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize in the financial statements the cost of employee services received in exchange for awards of equity instruments, based on the grant-date fair value of those awards. This cost is to be recognized over the period during which an employee is required to provide service in exchange for the award (typically the vesting period). SFAS 123R also requires that benefits associated with tax deductions in excess of recognized compensation cost be reported as a financing cash inflow, rather than as an operating cash flow as required under current literature.

SFAS 123R permits companies to adopt its requirements using either a "modified prospective" method, or a "modified retrospective" method.

Under the "modified prospective" method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based awards granted or modified after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. Under the "modified retrospective" method, the requirements are the same as under the "modified prospective" method, but this method also permits entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS 123.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"), which changes the requirements for the accounting for and reporting of a change in accounting principle. The statement requires retrospective application to prior period financial statements of changes in accounting principle, unless impracticable to do so. It also requires that a change in the depreciation, amortization, or depletion method for long-lived non-financial assets be accounted as a change in accounting estimate, effected by a change in accounting principle. Accounting for error corrections and accounting estimate changes will continue under the guidance in APB Opinion 20, "Accounting Changes," as carried forward in this pronouncement. The statement is effective for fiscal years beginning after December 15, 2005.

In November 2005, the FASB issued FSP Nos. FAS 115-1 and 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments". This FSP addresses the determination as to when an investment is considered impaired, whether the impairment is 'other-than-temporary', and the measurement of an impairment loss. The investment is impaired if the fair value is less than cost. The impairment is 'other-than-temporary' for equity securities and debt securities that can contractually be prepaid or otherwise settled in such a way that the investor would not recover substantially all of its cost. If 'other-than-temporary', an impairment loss shall be recognized in earnings equal to the difference between the investment's cost and its fair value. The guidance in this FSP is effective in reporting periods beginning after December 15, 2005.

The Company has adopted all the above accounting procurements effective January 1, 2006 and considers that they have no material impact on these consolidated financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance arrangements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Interest Rate Risk

We are exposed to interest rate risk primarily with respect to our short-term bank loans. Although the interest rates are fixed for the terms of the loans, the terms are typically twelve months and interest rates are subject to change upon renewal. There were no changes in interest rates for short-term bank loans during the three months ended March 31, 2006. A hypothetical 1.0% increase in the annual interest rates for all of our credit facilities at March 31, 2006 would decrease net income before provision for income taxes by approximately $0.03 million for the three months ended March 31, 2006. Management monitors the banks’ interest rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds. We have not entered into any hedging transactions in an effort to reduce our exposure to interest rate risk.

Foreign Exchange Risk

While our reporting currency is the U.S. Dollar, all of our consolidated revenues and consolidated costs and expenses are denominated in Renminbi. All of our assets are denominated in RMB except for cash. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between U.S. Dollars and RMB. If the RMB depreciates against the U.S. Dollar, the value of our RMB revenues, earnings and assets as expressed in our U.S. Dollar financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenues if the selling prices of our products do not increase with these increased costs.

OUR BUSINESS

Overview

We are a holding company whose primary business operations are conducted through our subsidiary, Wonder Auto Limited, and its subsidiary Halla. Wonder Auto is a China-based manufacturer of automotive electrical parts, specifically, starters and alternators. Wonder Auto’s business is focused on designing, developing, manufacturing and selling automotive electrical parts. Until our acquisition of Wonder Auto in June 2006, our operations were limited and our business strategy and ownership changed several times as a result of several acquisitions of our stock that are discussed in the section below entitled “Our Corporate History.”

Our Corporate History

We were incorporated on June 8, 2000 in the State of Nevada as MGCC Investment Strategies, Inc. From inception until March 16, 2004, MGCC Investment Strategies, Inc.’s primary business strategy was to provide corporate finance consulting and management advisory services to emerging companies. During this period, MGCC Investment Strategies, Inc. had no sustained business operations.

On March 16, 2004, MyTop purchased 1,025,000 shares of the common stock of MGCC Investment Strategies, Inc. existing shareholders thereby becoming the owner of approximately 96% of the issued and outstanding capital stock of MGCC Investment Strategies, Inc. After the stock acquisition, MyTop intended for MGCC Investment Strategies, Inc. to engage in business of developing hi-tech product manufacturing and services including, digital precision machinery product, telecommunication products, and other hi-tech products and services through the acquisition of interests in one or more entities currently operating in these fields. MyTop entered into informal discussions with potential acquisition targets in China, but no agreements were reached.

On August 1, 2005, MyTop changed its name to Hisonic International, Inc. and continued to own approximately 96% of the issued and outstanding capital stock of MGCC Investment Strategies, Inc.

On December 19, 2005, Hisonic, as the principal stockholder of MGCC Investment Strategies, Inc., entered into a stock purchase agreement with Halter Financial Investments, L.P., pursuant to which Hisonic sold 1,000,000 shares of the common stock of MGCC Investment Strategies, Inc. to HFI for $300,000. As a result, HFI became the owner of approximately 86.4% of the issued and outstanding common stock of MGCC Investment Strategies, Inc.

In connection with the sale of common stock to HFI, Timothy P. Halter was elected as MGCC Investment Strategies, Inc.’s Chairman of the Board, President, Chief Financial Officer and Secretary and MGCC Investment Strategies, Inc. effected a 20-for-1 reverse stock split in February 2006.

From the date of HFI’s stock acquisition until the reverse acquisition of Wonder Auto on June 22, 2006, discussed in the next section, MGCC Investment Strategies, Inc. engaged in no active operations.

Background and History of Wonder Auto and its Operating Subsidiaries

Wonder Auto Limited was incorporated in British Virgin Islands in March 2004. Its wholly owned subsidiary Man Do Auto Technology Co. Ltd. was incorporated under the law of British Virgin Islands in 2003. Neither Wonder Auto Limited nor Man Do Auto Technology Co. Ltd. has any active business operations other than their ownership of Halla, which is the primary company that manufactures our products. Halla was incorporated in March 1996 with a registered capital of $12 million. Over the years, Halla went through several ownership changes and is now 61% owned by Wonder Auto Limited and 39% owned by Man Do Auto Technology Co. Ltd.

Acquisition of Wonder Auto and Related Financing

On June 22, 2006, Wonder Auto Limited completed a private placement pursuant to which Wonder Auto Limited issued to certain accredited investors 45.277236 shares of its common stock for $12,000,000, such shares were subsequently exchanged for 1,592,669 shares of the common stock of MGCC Investment Strategies in connection with the reverse acquisition transaction as discussed below.

In connection with the private placement, Wonder Auto Limited's two stockholders, Choice Inspire Limited and Empower Century Limited, entered into an escrow agreement with the private placement investors.  Pursuant to the escrow agreement, such stockholders agreed to certain “make good” provisions.  In the escrow agreement, Wonder Auto Limited established minimum net income thresholds of $8,140,000 for the fiscal year ending December 31, 2006 and $12,713,760 for the fiscal year ending December 31, 2007.  Choice Inspire Limited and Empower Century Limited deposited a total of 1,347,644 shares, to be equitably adjusted for stock splits, stock dividends and similar adjustments, of the common stock of MGCC Investment Strategies into escrow with Securities Transfer Corporation under the escrow agreement. If the 2006 net income threshold is not achieved, then the escrow agent must deliver 673,822 of such shares to the investors on a pro rata basis (based upon the total number of shares purchased by the investors in connection with the private placement transaction) and if the 2007 net income threshold is not achieved, the escrow agent must deliver the second 673,822 shares to the investors on a pro rata basis. However, only those private placement investors who remain our stockholders at the time the escrow shares become deliverable are entitled to their pro rata portion of such escrow shares.

In addition, on June 22, 2006, Empower Century Limited transferred 30.184824 shares of the common stock of Wonder Auto Limited to certain accredited investors in exchange for $8,000,000. Such shares were subsequently exchanged for 1,061,780 shares of the common stock of MGCC Investment Strategies in connection with the reverse acquisition transaction as discussed below.

On June 22, 2006, we also completed a reverse acquisition transaction with Wonder Auto Limited whereby we issued to the stockholders of Wonder Auto Limited 8,627,858 shares of our common stock in exchange for all of the issued and outstanding capital stock of Wonder Auto Limited. Wonder Auto Limited thereby became our wholly owned subsidiary and the former stockholders of Wonder Auto Limited became our controlling stockholders. We plan to amend our Articles of Incorporation to change our name to Wonder Auto Technology, Inc. and expect the name change to become effective in or before August 2006.

Upon the closing of the reverse acquisition, Timothy Halter, our sole director, resigned from all offices of MGCC Investment Strategies, Inc. that he held and from his position as our director effective upon the tenth day following the mailing by us to our stockholders of an information statement that complies with the requirements of Rule 14f-1 under the Securities Exchange Act of 1934, which information statement was mailed out on or about the date of the closing of the reverse acquisition. Qingjie Zhao will be appointed to the board of the directors at the effective time of the resignation of Timothy Halter. In addition, our executive officers were replaced by the Wonder Auto executive officers upon the closing of the reverse acquisition as indicated in more detail below.

For accounting purposes, the share exchange transaction is treated as a reverse acquisition with Wonder Auto as the acquirer and MGCC Investment Strategies, Inc. as the acquired party. Because MGCC’s operations are limited to the operations of Wonder Auto, when we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Wonder Auto on a consolidated basis unless otherwise specified.

Our Products and Market Presence

We mainly engage in the design, development, manufacture and sale of automotive electrical parts, specifically, alternators and starters in the PRC through its wholly owned subsidiary, Halla. We primarily manufacture and sell two types of automotive electrical components: alternators and starters.

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Alternators. An alternator is part of a car engine’s electrical system which is connected to the engine belt of a vehicle and converts mechanical energy into electricity to recharge the battery. The battery, in turn, provides power to all electrical devices in the vehicle, such as the radio, power steering, headlights and windshield wipers. We have developed, manufactured and sold five series of alternators, which are represented by different sizes and output rates, in over 150 models. Our alternators’ current electrical current flows range in size and output from 65A to 115A. Larger alternators, as determined by their diameters, have more electrical field coils and can produce stronger currents. Our alternators have dual integrated fans and built-in integrated circuit regulators. Our alternators are designed to produce high outputs while remaining small and lightweight. The size and weight parameters result in the improved cooling performance of integrated fans and higher output from the integrated circuit regulators.

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Starters. A starter is part of a car engine’s starting system, along with the starter solenoid. At ignition, the starter solenoid is activated and provides power for the starter. The starter then spins the engine a few revolutions to begin the internal combustion process. The starters produced by our company are known as planetary type starters. These starters are small and lightweight due to their high speed motors combined with speed reduction systems. We produce five series of starters in terms of diameters (ø), namely ø70, ø74, ø76, ø81, ø90 and ø100, which produce between 0.85kW to 5.5kW of power.

The table below shows our main product lines:

Alternator 5 series with over 150 models	Diameter of Stator	114mm	118mm	128mm	135mm	142mm
	Power	65A	75A	85A	90A	115A
Starter 5 series with over 70 models	Diameter of Shell	Φ70	Φ74	Φ76	Φ81	Φ90	Φ100
	Power	0.85KW
0.9KW
1.2KW
1.4KW
3.2KW
2.5KW
5.0-5.5KW

In 2005, we were ranked second in both sales revenue and sales volume in the Chinese alternators and starters market for automobiles according to the 2005 Economic Analysis of the Automotive and Electrical Component Industry.

Our products are suitable for use in various types of automobiles. However, we currently have more market presence in the sedan cars, especially those with smaller engines, with displacement typically below 1.6L. The sales of alternators and starters for use in cars with displacement below 1.6L accounted for approximately 80% of our total sales in 2005. In terms of the market for our products, the OEM market accounts for more than 90%, the replacement market accounts for approximately 7% and export accounts for approximately 1.36%.

We strive to produce high quality products and have established a quality control system to ensure that we achieve this goal. We have obtained the ISO9002, QS9000, and TS 16949 certificates for our quality management system.

Our Industry

Overview of Global Auto Industry

According to statistics published by the PRC State Information Center, global sales of automobiles in 2005 exceeded 68 million units. This 2005 sales figure represents a 23.41% growth over the 55.4 million units sold in 2001. Different regions recorded different growth rates in 2005 with the U.S. and Western European markets recording slight gains and the Mercosur countries, Central and Eastern Europe and the Asian markets showing strong growth. We believe that global competition from the emerging markets has put pressure on the mature auto markets and will shift automobile production to areas with lower production cost, such as China and other developing countries.

Overview of Chinese Auto Industry

In China, the total output of autos in China reached 5.7 million units in 2005, representing a 12.56% increase over 2004 according to the China Automotive Industry Yearbook (1955-2005). Based on the unit sales volume in 2005, China is the second largest market in the world, following the United States which produced approximately 12 million units during the same period (Source: China Association of Automobile Manufacturers). According to that same study, sales of automobiles in China during the first quarter in 2006 reached 1.78 million units, up 36.3% from the first quarter of 2005 on a year over year basis. In addition, the study also shows that sales in the first quarter of the automobiles made in China rose by 36.9% over the prior year period to 1.73 million units. The output and sales of passenger cars surged by 54% and 54.3% to 1.27 million units and 1.25 million units, and sales of cars with engine capacity between 1 and 1.6 liters more than doubled to 533,000 units. We believe that the global automotive industry is focusing closely on China as nearly all global automobile manufacturers are now represented there.

We believe China’s auto industry will continue to grow. According to the research report published by Nomura Research Institute on April 10, 2006, the auto sales volume in China is expected to reach 10.08 million units in 2010. The sustained growth of the auto industry in China is mainly driven by the following factors:

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GDP Per Capita of China has risen to the critical point for auto ownership. The PRC’s GDP per capita in 2005 was $1700, a 9.9% increase as compared to that in 2004, and is approaching the critical vehicle ownership level of $2,000. The GDP per capital in some more developed areas, such as Shanghai and Beijing, reached over $5000 in 2005 according to the National Bureau of Statistics of China. The rising GDP per capita indicates the increase of purchasing power, which, combined with a fall in automobile prices, will lead to a higher private automobile ownership.

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Huge population but low saturation level in China. Despite the fact that private vehicle ownership has continually increased over the past 10 years, the average auto ownership in China is only 19 per 1000 inhabitants which is very low as compared to the world average of 125 per 1000 inhabitants according to a Deutsche Bank research study issued on January 6, 2006. (780 in US, 500 in EU, 568 in Japan, 588 in Germany, 313 in South Korea and 198 in Russian Federation in 2004) The PRC National Commerce Department predicted that the auto ownership in China will increase to 40 per 1000 inhabitants by 2010.

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Dramatic increase of the urbanization rate. According to the National Bureau of Statistics of China, the urbanization rate in China grew from 26% in 1990 to 43% in 2003, an increase of 65%. More people moving to the cities will lead to a rising demand for car ownership.

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Growth of highway infrastructure. The statistics of the PRC Ministry of Communication shows that the total length of expressways and class I-IV highways in China increased from 1.07 million km in 1998 to 1.9 million km in 2005, a growth of 77.6%. The growth of highway infrastructure will benefit the Chinese auto industry.

•	Favorable governmental policies. As explained in more details below, the Chinese government adopted a number of legislative measures to facilitate the development of the Chinese automotive industry.

Small Engine Car Market in China

The sales of cars with engine capacity between 1 and 1.6 liters more than doubled to 533,000 units in the first quarter of 2006 as compared to the same period last year. We believe the sales for small engines cars will continue to grow rapidly because the rising oil prices will make energy efficient small engine cars more attractive to consumers. In addition, small engine cars have price advantages over large engine cars and are more environmentally friendly which makes them more suitable in China which currently has a relatively low income per capita and faces significant environmental issues. The Chinese government promulgated a regulation in April 2006 that further encourages the consumption of small engine vehicles. The regulation provides for an upward adjustment of the tax rate applicable to larger vehicles in order to encourage consumers to purchase smaller engine vehicles. The top tax rate applicable to vehicles with engine displacements larger than 2 liters will be raised to as high as 20% from 8%, while the tax rates for vehicles with engine displacements less than 2 liters will be 3-5%.

Overview of Chinese Auto Parts Industry

Due to the high growth of the auto industry, the Chinese auto parts industry has experienced rapid growth over the past several years. According to CCID Consulting, a professional market research and management consulting company, the sales of auto parts industry reached $68.77 billion in 2005, up 26.13% from $54.52 billion in 2004.

The auto parts industry is generally divided into three segments: OEM market, replacement market and export market, which accounted for approximately 67.94%, 18.55% and 13.51% of the market share in 2005, respectively, according to the statistics of CCID Consulting.

In 2005, the sales of auto parts in the OEM market and replacement market were about $46.72 billion and $12.76 billion, up 21.63% and 23.29% from the previous year, respectively. Since the number of China’s automobiles has reached 32 million by the end of 2005 and is expected to increase in the future, we believe the replacement market will become more and more important for auto parts manufacturers. Export of auto parts is also a dynamic part of the auto parts industry in China. The export sales of auto parts were about $9.29 billion in 2005, an increase of 61.28% over 2004. Currently, China is the fourth largest exporter of auto parts in the world, following Mexico, Canada and Japan. Although China’s auto parts export volume is still relatively small as compared to some developed markets, it has been growing at an annual rate of more than 60% between 2002 and 2005. (Source: CCID Consulting)

According to China Association of Social Economic System, the total sales of auto parts industry will reach $175 billion by 2010, representing a compounded annual growth rate of 20.54% between 2005 and 2010. We believe that China’s auto parts industry will maintain its high growth momentum due to several important factors. First, the growth of auto industry will lay a solid foundation for growth in the OEM auto parts industry. Second, the increased levels of car ownership by Chinese residents will also lead to the growth of the replacement part market. In addition, in order to achieve cost reduction, it is the growing tendency on the part of Chinese and international auto manufacturers to reduce cost by sourcing components directly from low cost manufacturing regions, such as China. Many view this development as prompting increased demand for the low cost and high quality products provided by Chinese leading automotive parts manufacturers. We believe that the regulatory measures recently adopted by the Chinese government will also contribute to the growth in demand for Chinese auto part products. The Measures for the Administration of Import of Automobile Components and Parts Featuring Complete Vehicles issued by the National Development and Reform Commission of the PRC Ministry of Finance and the Ministry of Commerce encourages automakers to use parts manufactured by local Chinese auto parts manufacturers. Pursuant to this regulation which becomes effective on July 1, 2006, the Chinese government will charge automakers a tariff up to 25% if more than 40% of the components and parts of an automobile are imported.

Our Strategy - How We Plan to Succeed

Our strategic plan includes the following components:

Increase production capacity. We currently manufacture our product out of a single facility located in Jinzhou, Liaoning Province of China. We plan to use approximately $6 million of the net proceeds raised in the private placement closed in June 2006 to expand our production capacity.

Strengthen our research and development capabilities. We believe that as China's market opens to more competition, the auto parts industry will be affected by a surge of new industry specific software and other technology and the subsequent development of more technologically advanced products. We plan to invest about $2 million to purchase testing equipment to further improve our R&D capability in the next twelve months. We expect that this investment will significantly contribute to the development of new high quality products with higher output power, smaller size and weight, longer duration and higher endurance to harsh environment.

Expand sales to existing customers and actively market to new customers. We plan to expand sales to the existing clients by providing high quality products and services to them and developing new products to meet their future demand for new models of automobiles and engines. We also intend to develop new OEM customers in China, increase our presence in the international trade shows to increase our brand recognition and promote our products, and increase our sales to the replacement markets in the future by investing more human resources and promotion efforts in this segment.

Our Intellectual Property

We currently have the following issued patents.

Patent	Patent Type	Patent No.	Expiration Date	Country
Configuration of End Bearing Bracket of Starter	Utility Model	ZL03212000.1	March 16, 2013	China
Speed Reduction Gear to Start Electromotor	Utility Model	ZL032119992	March 16, 2013	China
Auto AC Electricity Generator	Utility Model	ZL03211998.4	March 16, 2013	China
Rotor of Auto AC electricity generator	Utility Model	ZL03212001.X	March 16, 2013	China
Starter Hull Connection and Location Configuration	Utility Model	ZL200320105993.6	December 9, 2013	China

We have filed 19 patent applications with the Patent Office of the State Intellectual Property Office of China which are pending approval.

We have registered the trademark for the logo   with the Trademark office of the State Administration for Industry and Commerce of China. We use our trademark for the sales and marketing of our products. Our trademark expires in April 2010.

In 2004, we signed a licensing agreement with a well-known Japanese automotive component manufacturer pursuant to which the Japanese manufacturer granted us a license to use its patented technologies to manufacture and sell certain alternators and starters on a non-assignable and non-exclusive basis. The license agreement has a three-year effective term which expires in September 2007. We are under a contractual obligation to keep the identity of our Japanese licensor confidential.

Our Internal and Strategic Research and Development Efforts - How We Create New Products and Enhance Existing Ones

Overview

We believe that the development of new products and production methodologies is critical to our success. We currently operate two research and development centers, each performing different research and development activities. Our first research and development center is located at our headquarters in Jinzhou, Liaoning Province of China. In June 2004, we set up a new center in Beijing, China. As of April 2006, we have 32 research and development personnel, five of them are experts we hired from South Korea, 23 of them hold bachelor degrees from Chinese universities.

Through our research and development centers, we are able to accommodate joint development programs with our OEM customers. As a result, we are often invited by our customers to jointly develop new engines and manage the development program tailored to our customers’ specific requirements. In 2005, we had 29 joint development programs (16 for alternators and 13 for starters) used in popular models of sedans. These OEM customers include XiaLi, Chery, South Korea Doosan and Beijing Benz DaimlerChrysler. Upon the successful completion of the joint development project, we often become the supplier of the developed products. In the past three years, we were engaged as the supplier in approximately 76.5% of the successful joint development projects.

Although the top five alternator and starter manufacturers in China all have joint-development capacities, we believe that we have an advantage over our competitors because our development period is about three months shorter than our competitors due to our dedicated R&D resources. We also believe that the products we develop generally have a price advantage over those developed by our competitors.

Strategic Alliance with Hivron

In addition to our own research and development capabilities, we have entered into a strategic alliance with Hivron, a South Korean company which has specialized in the design and manufacturing of microchips since 2002. Through this strategic alliance, we are able to access South Korean expertise and actively participate in the research and development of technologies that are critical to our products. During the past three years of this strategic alliance with Hivron, we have jointly conducted research to develop microchips for use in our alternator rectifiers and regulators. This strategic alliance is important to our business because it provides us source of microchips that are suitable for our alternators from PRC manufacturers.

Under the terms of our June 7, 2004 long-term strategic cooperation agreement, Hivron will design and manufacture microchips according to our specifications and then sell these chips to our designated suppliers. Hivron is obligated to sell these chips at competitive prices and cannot sell chips developed pursuant to this agreement to our competitors. In return, we will provide specifications and information on our new products to Hivron and instruct our rectifier and regulator suppliers to purchase chips from Hivron.

Strategic Alliance with Japanese automotive component manufacturer

In 2004, we entered into a licensing agreement with a well-known Japanese automotive component manufacturer which has three-year effective term. Under the terms of the licensing agreement, we license the technology and products developed by our Japanese licensor for a period of three years, ending in September 2007. Through this licensing agreement, we are able to integrate patented Japanese technologies into our alternators and starters. We can also produce and sell products that are more suitable for Japanese vehicles utilizing this technology. In return, we pay a royalty of 0.55% of net sales revenue from the sales of the products that incorporate the licensed technology. The licensor retains ownership of all intellectual property licensed under the agreement. For the year ended December 31, 2005, sales of the licensed products amounted to approximately $38.71 million and the amount of royalties paid was approximately $0.21 million. We are under a contractual obligation to keep the identity of our Japanese licensor confidential.

Research and Development Investments

For the fiscal years ended December 31, 2003, 2004 and 2005, our research and development expenses, which were principally related to the development of new products for our customers and continuous enhancement of our existing products, were approximately $0.33 million, $1.35 million and $1.47 million, representing approximately 0.82%, 2.9% and 3.04% of our sales for those years, respectively. On average, research and development expense accounts for about 1% or lower for most of the Chinese private auto parts manufacturers according to the report of No. 1 Financial Daily.  Our research and development costs are much higher than most of our domestic competitors and we expect that our research and development costs will continue to increase in the future periods.

Our Sales and Marketing Efforts - How We Sell Our Products

We market our products directly to our customers though our sales department which, as of March 31, 2006, consisted of 11 employees. Each member of our sales department receives one month of training in both the business and technical aspects that they will need to perform their job functions. In addition, we periodically provide continuing training for our sales personnel. Members of our sales department generate sales leads by contacting auto manufacturers directly and by attending industry trade shows and exhibitions. Since we have established our status as one of the leading suppliers of alternators and starters, our clients may also contact us for new projects. Although most of our business is developed by direct personal contact and referrals from our customers, we also advertise our products in industry trade journals and other industry media.

In order to attract international customers, we also attend international trade shows, such as the automobile shows in Hanover, Frankfurt and Las Vegas, to raise our brand recognition and promote our products to the international market. We started selling our products directly to foreign customers in 2003. In both 2003 and 2004, our overseas sales accounted for less than 1% of our total sales. In 2005, our overseas sales increased to approximately 1.36% of the total sales. As of April 2006, we have entered into non-binding letters of intent or agreements with several overseas companies, including Ampac (U.S.), SWT (South Korea), South Korea Hyundai, Doosan and Lucas (Turkey). We also plan to open a new branch in Detroit to facilitate our efforts to enter the replacement market in the U.S. by the end of 2006.

Our sales and marketing department also performs customer service functions. We also employ outside representatives whose primary function is to understand our customers’ needs and promote services that best meet their requirements. These representatives also help our customers resolve installation problems and provide general customer service. As of March 31, 2006, we had seven representatives stationed at different major customers.

Raw Materials for our Products and our Supplier Arrangements

Nature of the raw materials used in our products.

The raw materials we use to produce our starters and alternators fall into four general categories: metal parts, semiconductors, chemical and packaging materials. The prices of these raw materials are determined based upon prevailing market conditions, supply and demand. Supply and demand for these raw materials is generally affected by the cyclical nature of the automobile industry as well as the auto parts industry itself and the characteristic over/under capacity of these industries. Supply and demand is also affected by macroeconomic conditions in China, including levels of consumer disposable income and spending patterns.

Our Suppliers and Supplier Arrangements.

We purchase the majority of the raw materials from suppliers located in China. If we continue to see improvement in the quality of domestically produced parts, we intend to increase our use of these local suppliers in order to take advantage of the lower costs. We believe that utilizing local suppliers also provides us with other benefits because we are able to supervise local suppliers, we can easily provide technical training and our technical department can also provide technical improvement suggestions to them.

We use a dual supplier system to source the raw materials that we use in our products and we maintain absolute exclusive supplier arrangements, relatively exclusive supplier arrangements and non-exclusive supplier arrangements. About 70% of all of the raw materials that we use to manufacture our products are purchased from a handful of select suppliers. These select or primary suppliers consist of both local Chinese manufacturers and foreign manufacturers based in South Korea and Japan, including NMB, NSK, NTN, KBC, Pacific Metal and Suzhou Techno System, etc. Our priority suppliers have long-term relationships with us, but we do not rely on them exclusively. Instead, as part of our dual vendor system, we also purchase about 30% of the total raw materials that we need to produce our products from other vendors. As a result, if our priority suppliers cannot supply us for any reasons, we are able to rely on these other suppliers to satisfy our raw material requirements. All of our suppliers must meet our quality standards and delivery requirements consistently in order to remain on our approved supplier list. We require local suppliers within 300 km of our production facility to deliver goods within six hours from the time when orders are placed. If a supplier is repeatedly late in deliveries, it is removed from our approved supplier list. We have entered into written agreements with our major suppliers and these agreements generally have a one-year term. The terms and nature of our arrangements with suppliers are as follows:

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Absolute Exclusive Supplier Arrangements. Under the exclusive supplier arrangements, our suppliers are obligated to provide all of their products to us and cannot sell any of their products to any third party in the Chinese automotive electrical equipment industry. In 2005, we had absolute exclusive supplier arrangements with three vendors, Jinzhou HanHua Electrical Equipment Co., Ltd., JinZhou ChangZe Precision Machinery Plant and JinZhou DongYou Precision Technology. These suppliers provided us with approximately 6.5% of the materials used in our products.

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Relatively Exclusive Supplier Arrangements. Under the relatively exclusive supplier arrangements, our suppliers cannot provide any of their products made based on the specifications provided by us to any other automotive electrical equipment manufactures in PRC. In 2005, we had relatively exclusive supplier arrangements with 31 vendors who supplied us with approximately 67.4% of the materials used in our products.

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Non-Exclusive Supplier Arrangement. Under this arrangement, there is no restriction on the vendors’ ability to sell their products to other parties. In 2005, we had non-exclusive supplier arrangements with 12 vendors who supplied us with approximately 26.1% of the materials used in our products.

These flexible sourcing arrangements are designed to provide sourcing stability for us and promote competition among our suppliers. We believe our supplier arrangements incentivize suppliers to provide to us technologically advanced and high quality products. We systematically assess our vendors to determine whether they should remain as select vendors, be promoted to select vendors or be demoted to the other vendor category.

We typically purchase the raw materials that we use to produce our products from our suppliers on credit. Credit terms usually permit payment up to 90 days following the delivery of the raw materials. When we purchase raw materials from Chinese suppliers, we are able to pay in Chinese Yuan Renminbi. When we purchase raw materials from foreign suppliers, we usually pay in U.S. Dollars. Our account payables above six months accounted for 0.05%, 0.22% and 0.06% of our total account payables in 2003, 2004 and 2005, respectively.

Our top ten suppliers in 2005.

The following table provides information regarding our top 10 suppliers of products and services during 2005.

TOP TEN SUPPLIERS IN 2005
Supplier	Location	Products	Percentage of Total Materials Cost
S.W.T	South Korea	Brush Holder	14%
YingKou Die-Casting Products Co., Ltd	YingKou, PRC	Bracket	10%
TianJin Showa Enamelled Wire Co., Ltd	TianJin, PRC	Magnet Wire	9%
JinZhou HanHua Electrical Systems Co., Ltd	Jin Zhou, PRC	Armature	8%
Zhejiang Yuhuan Putian Starter Drive Co. Ltd	Zhejiang,, PRC	P-shaft and O.R.C.	7%
Zhejiang Huanfang Automobile Electrical Appliances Co. Ltd	Zhejiang,, PRC	M/switch Ass’y	5%
JinZhou Dongwoo Precision Co. Ltd	Jin Zhou, PRC	Regulator and Rectifier	20%
Jinzhou Changze Macinery plant	Jinzhou P.R.C.D	Pole and shaft	7%
JinZhou Automobile Parts Factory	Jin Zhou, PRC	Yoke Assy	4%
Ningbo Huateng Electrical Co. Ltd	Zhejiang, PRC	Armatur	4%

Our Major Customers

Large automobile manufacturers and automotive engine suppliers are our primary and most desirable customers. Our customers include Beijing Hyundai, Dongfeng Yueda Kia Motors, Daimler Chrysler, SAIC GM WuLing, Chery, Geely, Tianjin XiaLi Automobile Co. and Shenyang Aerospace Mitsubishi Motors Engine Manufacturing Co. We have also entered into technical cooperation agreements or letters of intent with new OEM customers, including Shanghai GM, Fiat, Nan King MG, Beijing Benz, South Korea Hyundai and Korean Doosan. The number of our clients has increased about 194% in the past five years. As we continue to build sales in the domestic market, we intend to grow by developing overseas sales. We focus on maintaining long-term relationships with our customers. We have enjoyed recurring orders from most of our customers for periods of four to ten years. Our typical contract has a one-year term and is usually renewable.

For the fiscal years ended December 31, 2005 and 2004, our top ten largest customers accounted for approximately 76% and 68% of our total revenues, respectively, while our largest customer accounted for approximately 14% and 16%, respectively.

The following table shows the revenues generated and percentage of total revenues received from our ten largest customers during the years ended December 31, 2005 and 2004:

FY 2004
Rank	Clients Name	Units	Sales (US$)%
1	Harbin Dongan Auto-Engine Co. Ltd.	203,876	6,681,493	16%
2	Shanghai Wulong Atuo Components Investment Co. Ltd.	148,276	5,621,017	13%
3	Shengyang Aerospace Mitsubishi Motors Engine Manufacturing Co. Ltd.	98,644	3,715,043	9%
4	Beijing Hyundai Mobis Automotive Parts Co. Ltd.	66,886	2,617,770	6%
5	Greatwall Baoding Interal Combustion Engine Manufacturing Co. Ltd.	73,572	2,502,267	6%
6	Dongfeng Yueda Kia Motors Co., Ltd.	49,458	1,849,984	4%
7	Jiasu Mobis Automotive Parts Co. Ltd.	69,291	1,825,813	4%
8	Beijing Foton Environmental Engine Co. Ltd.	42,894	1,737,215	4%
9	FAW Car Co. Ltd.	24,137	1,295,365	3%
10	Tianjin Automotive Xia Li Co. Ltd Internal Combustion Engine Manufacturing Branch Co.	49,262	1,274,701	3%

FY 2005
Rank	Clients Name	Units	Sales US$)%
1	Beijing Hyundai Motor Company	207,206	6,926,159	14%
2	Shenyang Aerospace Mitsubishi Motors Engine Manufacturing Co. Ltd.	144,028	5,451,367	11%
3	Dongfeng Yueda Kia Motors Co., Ltd.	173,639	5,346,827	11%
4	Harbin Dongan Auto Engine Co. Ltd.	145,998	4,511,073	9%
5	Tianjin Automotive Xia Li Co. Ltd Internal Combustion Engine Manufacturing Branch Co.	114,762	3,562,069	7%
6	Mianyang Xinchen Engine Co. Ltd.	97,932	3,367,093	7%
7	Greatwall Baoding Interal Combustion Engine Manufacturing Co. Ltd.	84,793	2,876,763	6%
8	Shenyang Aearospace Xinguang Automotive Engine Co. Ltd.	67,463	2,313,308	5%
9	Harbin Dongan Mitsubishi Automotive Engine Manufacturing Co. Ltd.	50,313	1,403,102	3%
10	Beijing Foton Environmental Engine Co. Ltd.	35,323	1,385,654	3%

Our Competition

The automobile parts market in China is very competitive. We compete based upon the price and quality of our products, product availability and customer service. There are approximately 10 major competitors in this market trying to sell the same products that we sell to the same group of target customers. Our primary competitors are located in China and include Shanghai Valeo Automotive Electrical Systems Co. Ltd , Hubei Shendian Auto Motor Co., Ltd. and Zhongqi Changdian Co., Ltd.

With China’s entry into the WTO and China’s agreement to lift its protections to infant industries, we believe that competition will increase in the China auto parts industry segment. Our primary international competitors include VALEO (France), BOSCH (German), RAMY (U.S.), Mitsubishi Motor (Japan) and Denso (Japan). Some of our competitors have greater financial resources, larger staff, and more established market recognition in both domestic Chinese and international markets than we have.

Regulation

We do not face any significant government regulation of our business or in connection with the production of our products. We do not require any special government permits to produce our products other than those permits that are required of all corporations in China.

Our Employees

As of March 31, 2006, we employed 296 full-time employees.

Our Chinese subsidiary has trade unions which protect employees’ rights, aim to assist in the fulfillment of our economic objectives, encourage employee participation in management decisions and assist in mediating disputes between us and union members. We believe that we maintain a satisfactory working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

As required by applicable Chinese law, we have entered into employment contracts with all of our officers, managers and employees.

Our employees in China participate in a state pension scheme organized by Chinese municipal and provincial governments. We are required to contribute to the scheme at the rates of 24% of the average monthly salary. The compensation expenses related to this scheme was approximately $417,824, $388,416 and $196,010 for the fiscal year 2005, 2004 and 2003, respectively.

In addition, we are required by Chinese law to cover employees in China with various types of social insurance. We have purchased social insurance for all of our employees.

Our Facilities

All land in China is owned by the State. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of up to 50 years. This period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

We were granted land use rights from the Chinese government for 42,169 square meters of land located at No. 16 Yulu Street, Jinzhou High Technology Industrial Park, Jinzhou, China. The land use rights have a 30-year term and will expire on August 15, 2026. Our headquarters are located at this site. This site houses our office building, a research and development center, as well as our production facilities.

In addition to the land use rights, we also have ownership of eleven other properties, four of which are located at No. 16 Yulu Street and the other seven are residential properties located at Huianli Guta District of Jinzhou. We have placed mortgages on the four properties located at No. 16 Yulu Street to secure certain bank loan from Jinzhou Commercial Bank City Development Branch in the amount of approximately $5 million (RMB 40 million).

We also lease 169 square meters of office space at Wangjing Tower, No. 9 Zhong Huan Nan Lu, Wangjing, Chaoyang District, Beijing where our Beijing Representative Office is located. The lease has a 2-year term which runs from November 15, 2005 to November 14, 2007. The monthly rent is RMB 17,000.

We currently have established three alternator assembly line facilities and one starter assembly line facility. The total annual production capacity of these production lines is approximately 1.56 million units of alternators and 0.46 million units of starters, assuming two work shifts per day with eight hours each.

Our 207 production workers currently work in two work shifts of eight hours, each to maximize the capabilities of our assembly lines. For each year from 2003 to 2005, the utilization rates of our alternator production lines were approximately 73%, 74% and 81%, respectively, while those of the starter production lines were approximately 63%, 96.3%, and 140%, respectively.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business. We plan to utilize a portion of the $12 million that we raised in our private placement that closed in June 2006 to construct additional production lines to expand our production capacity for alternators and starters. Upon the completion of the additional production lines, it is expected that our production capacity for alternators and starters will reach approximately 2.01 million and 1.54 million units, respectively. We expect that these new production lines will be completed by approximately the beginning of 2007.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position

Timothy Halter	39	Director (1)

Qingjie Zhao	49	Chief Executive Officer, President, Secretary and Director (2)

Yuncong Ma	60	Chief Operating Officer

Seuk Jun Kim	50	Vice President of Research and Development

Yuguo Zhao	50	Vice President of Sales and Marketing

Yongdong Liu	37	Vice President of Production

Meirong Yuan	34	Chief Financial Officer and Treasurer

(1)
Former Chief Executive Officer, Chief Financial Officer and Secretary prior to June 22, 2006 and current director until the 10th day following the mailing of an information statement complying with Rule 14f-1 of the Securities Exchange Act.

(2)	Will become a director upon the effective date of the resignation of Timothy Halter.

TIMOTHY HALTER. Mr. Halter has been our Chairman of the Broad of Directors, President, Chief Financial Officer and Secretary since December 2005. On June 22, 2006, Mr. Halter resigned from all offices he held with us. On the same date, Mr. Halter submitted his resignation as our sole director, which will become effective upon the 10th day following the mailing of an information statement complying with Rule 14f-1 of the Securities Exchange Act. Since 1995, Mr. Halter has been the President and the sole stockholder of Halter Financial Group, Inc., a Texas based consulting firm specializing in the area of mergers, acquisitions and corporate finance. He currently serves as a director of DXP Enterprise, Inc., a public corporation (Nasdaq: DXPE), an officer and director of Nevstar Corporation and RTO Holdings, Inc., each a Nevada Corporation, and an officer and director of Robcor Properties, Inc., a Florida corporation.

QINGJIE ZHAO. Mr. Zhao has been our Chief Executive Officer, President and Secretary since June 22, 2006 and will become our director upon the resignation of Timothy Halter which is expected to become effective on or about July 7, 2006. Mr. Zhao became the Chairman of our subsidiary Halla in October 1997. Mr. Zhao is also currently an executive director of China Wonder Limited, a company listed on the Alternative Investment Market of the London Stock Exchange (which is principally engaged in the manufacture and sale of specialty packaging machinery to the Chinese pharmaceutical market), and an executive director of Jinheng Holdings (which is principally engaged in the manufacture and sale of automotive airbag safety systems in China). Wonder Auto, China Wonder and Jinheng Holdings do not directly compete with each other. Mr. Zhao devotes approximately 85% of his business time to our affairs and approximately 15% of business time to the affairs of other companies. Mr. Zhao’s decision making responsibilities for these three companies are similar in the areas of public relations, management of human resources, risk management and strategic planning. Mr. Zhao works about 75 hours per week altogether. Mr. Zhao graduated from the Liaoning Industry Academy in 1982. He thereafter became a faculty at the Liaoning Industry Academy from 1982 to 1989. After leaving his post at the Liaoning Industry Academy, Mr. Zhao joined Jinzhou Shock Absorber Co. (which is principally engaged in the manufacture and sale of suspension systems for automobiles and was a subsidiary of Jinzhou Wonder) in January 1989 as an engineer and the head of the research department. He became its chief executive officer in 1991 and remained in this position until 1997. Mr. Zhao joined Halla as its Chairman in October 1997.

YUNCONG MA. Mr. Ma became our Chief Operating Officer on June 22, 2006. He has been the General Manager of our subsidiary Halla since 1997 and is responsible for Halla’s overall operations. He has over 30 years of production experience and over 16 years of management experience in the automotive industry. Mr. Ma graduated from the Harbin Institute of Technology in 1970 specializing in machine crafting. After graduation, Mr. Ma worked for Jinzhou Huaguang Electron Tube Factory from 1970 to 1989. During that time, he worked in various posts in its production, technology and corporate structuring departments and was promoted to the post of production manager in 1984. Mr. Ma joined Jinzhou Shock Absorber Co., Ltd. in 1989 as its chief engineer and vice factory manager. He joined our subsidiary Halla in October 1997 as a director and general manager.

MEIYONG YUAN became our Chief Financial Officer and Treasurer on June 22, 2006 and he has been the Vice President of Jinzhou Wonder Industrial Co., Ltd. since June 2005. Mr. Yuan also served as a director of Halla since January 2002 and has been studying for his Ph.D in management at the University of Southern California. From July 2003 to June 2005, Mr. Yuan served as the Vice President of Shenzhen Luante Asphalt Advanced Technology Co. Ltd. and was in charge of accounting and financing. Between October 2000 to October 2001, Mr. Yuan studied at ISMA Center in England.

SEUK JUN KIM. Mr. Kim became our Vice President of Research and Development on June 22, 2006. Mr. Kim joined Wonder Auto in October 1997 and has served as its Vice President of Research and Development since January 2005. Mr. Kim is responsible for Wonder Auto’s research and development and quality control functions. In 1981, Mr. Kim graduated from Pohang University of Science and Technology in Korea with a bachelor’s degree in automotive electrical engineering. Prior to formally joining Wonder Auto in 1997, Mr. Kim was sent by Mando to work at the Korea Qingzhou Electrical Machinery Factory where he was in charge of the technical support. Mando is Wonder Auto’s former foreign shareholder and used to help overseeing the research and development operations of Wonder Auto. Mr. Kim was retained by Wonder Auto to continue his service after Mando disposed of its interest in Wonder Auto.

YUGUO ZHAO. Mr. Zhao became our Vice President of Sales and Marketing on June 22, 2006 and he has been the Head of Wonder Auto’s Sales and Marketing Group since June 1996 and became an Assistant General Manager in January 2005. Mr. Zhao is responsible for the Group's sales and after-sales operations. In 1979, Mr. Zhao graduated from the Jinzhou Agriculture Academy (formerly known as Jinzhou Agriculture Automotive School). Between 1980 and 1996, he worked for Jinzhou Electrical as its production department manager, chief of production and chief of operations, among other posts. He joined Wonder Auto in June 1996 as the head of the sales department. Mr. Zhao was promoted to assistant general manager in January 2005.

YONGDONG LIU. Mr. Liu became our Vice President of Production on June 22, 2006 and he has been the Head of Production of Wonder Auto since May 2001 and an Assistant General Manager of Wonder Auto since January 2005. Mr. Liu oversees production, purchasing, human resources and administration functions of Wonder Auto. Mr. Liu graduated from the Suzhou Institute of Silk Textile Technology with a degree in weaving mechanical design in 1992. Between 1992 and 1996, Mr. Liu worked in Jinzhou Electrical and was responsible for its production technologies. He joined Wonder Auto in June 1996 as a division head in the production department. He later became its department head in May 2001. Mr. Liu was promoted to assistant general manager in January 2005.

There are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Directors are elected until their successors are duly elected and qualified.

Board Composition and Committees

The board of directors is currently composed of one member Timothy Halter. Mr. Halter has submitted his resignation as our director on June 22, 2006 and his resignation will become effective upon the mailing of an information statement to our stockholders in compliance with Rule 14f-1 of the Exchange Act of 1934. Mr. Qingjie Zhao will be appointed as our director upon the resignation of Mr. Halter. All Board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

We currently do not have standing audit, nominating or compensation committees. Currently, our entire board of directors is responsible for the functions that would otherwise be handled by these committees. We intend, however, to establish an audit committee and a compensation committee of our board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The compensation committee will be primarily responsible for reviewing and approving our salary and benefits policies (including stock options) and other compensation of our executive officers.

Our board of directors has not made a determination as to whether any member of our board is an audit committee financial expert. Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Director Compensation

We have not paid our directors fees in the past for attending scheduled and special meetings of our board of directors. In the future, we may adopt a policy of paying independent director a fee for their attendance at board and committee meetings. We do reimburse each director for reasonable travel expenses related to such director's attendance at board of directors and committee meetings.

Family Relationships

There are no family relationships among our directors or officers.

Code of Ethics

We have adopted a Code of Ethics or Code pursuant to Section 406 of the Sarbanes-Oxley Act of 2002. This Code is designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	Full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC, and in other public communications that we made;
•	Compliance with applicable government laws, rules and regulations;
•	The prompt internal reporting of violations of this Code to the appropriate person or persons; and
•	Accountability for adherence to this Code.

This Code requires the highest standard of ethical conduct and fair dealing of its Senior Financial Officers or SFO, defined as the Chief Executive Officer and Chief Financial Officer. While, per Sarbanes-Oxley, this policy is intended to only cover the actions of the SFO, we expect our other officers, directors and employees will also review this Code and abide by its provisions. We believe that our reputation is a valuable asset and must continually be guarded by all associated with us so as to earn the trust, confidence and respect of our suppliers, customers and stockholders.

Our SFO are committed to conducting business in accordance with the highest ethical standards. The SFO must comply with all applicable laws, rules and regulations. Furthermore, SFO must not commit an illegal or unethical act, or instruct or authorize others to do so.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to Timothy Halter, our director and prior CEO, and Qingjie Zhao, our Chief Executive Officer, President and Secretary for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name And Principal Position	Year	Annual Compensation			Long-Term Compensation
		Salary ($)	Bonus ($)	Other Annual Compensation ($)	Awards		Payouts	All Other Compensation ($)
					Restricted Stock Awards ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)

Timothy Halter, Director, CEO and CFO (2)	2005	-	-	-	-	-	-	-
	2004	-	-	-	-	-	-	-
	2003	-	-	-	-	-	-	-

Qingjie Zhao Chairman, CEO and President (1)	2005	15,000 (3)	-	-	-	-	-	-
	2004	15,000 (3)	-	-	-	-	-	-
	2003	15,000 (3)	-	-	-	-	-	-

_____________________________

(1) On June 22, 2006, MGCC acquired Wonder Auto in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Zhao became the Chief Executive Officer, President and Secretary of MGCC. Prior to the effective date of the reverse acquisition, Mr. Zhao served at Wonder Auto as the Chairman. The annual, long term and other compensation shown in this table include the amount Mr. Zhao received from Wonder Auto prior to the consummation of the reverse acquisition.

(2) Timothy P. Halter tendered his resignation to MGCC upon the closing of the reverse acquisition of Wonder Auto on June 22, 2006. Mr. Halter resigned from all offices he held with MGCC on June 22, 2006 and his resignation from his position as our director will become effective upon the 10th day following the mailing of an information statement complying with Rule 14f-1 of the Securities Exchange Act, which is expected to be on or about July 7, 2006.

(3) Mr. Zhao received an annual salary of RMB 120,000 (approximately $15,000) from Jinzhou Wonder Industry (Group) Co., Ltd. which owned 61% of equity interests in Halla before it transferred all of its equity interests in Halla to Wonder Auto Limited in April 2004. Halla paid a dividend of $2.85 million to Jinzhou Wonder Industry (Group) Co., Ltd. in 2003.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. We do not have a compensation committee; all decisions regarding compensation are determined by our entire board of directors.

Stock Option and Stock Appreciation Rights

We do not currently have a Stock Option Plan or Stock Appreciation Rights Plan. No stock options or stock appreciation rights were awarded during the fiscal year ended December 31, 2005.

Employment Agreements

Our subsidiary Wonder Auto Limited has employment agreements with the following executive officers.

Qingjie Zhao, our CEO, President and Secretary’s employment agreement became effective as of June 21, 2006. Mr. Zhao is an employee-at-will and is receiving an annual salary of $90,000 under the agreement.

Yuncong Ma, our COO’s employment agreement became effective as of June 21, 2006. Mr. Ma is an employee-at-will and is receiving an annual salary of $60,000 under the agreement.

Meirong Yuan, our CFO’s employment agreement became effective as of June 21, 2006. Mr. Yuan is an employee-at-will and is receiving an annual salary of $60,000 under the agreement.

Our subsidiary Halla has employment agreements with the following executive officers.

Yuguo Zhao, our Vice President of Sales and Marketing’s employment agreement became effective as of December 1, 2003. The agreement is for a term of three years. Mr. Zhao is receiving an annual salary of approximately $15,000 under the agreement.

Yongdong Liu, our Vice President of Production’s employment agreement became effective as of December 1, 2003. The agreement is for a term of three years. Mr. Liu is receiving an annual salary of approximately $15,000 under the agreement.

Seuk Jun Kim, our Vice President of Research and Development’s employment agreement became effective as of December 1, 2003. The agreement is for a term of three years. Mr. Kim is receiving an annual salary of approximately $28,500 under the agreement.

Our executive officers are not entitled to severance payments upon the termination of their employment agreements. They are subject to the customary non-competition and confidentiality covenants.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 22, 2006, we consummated the transactions contemplated by a share exchange agreement among us and the owners of the issued and outstanding capital stock of Wonder Auto, including Qingjie Zhao, our CEO, President and Secretary. Pursuant to the share exchange agreement, we acquired 100 percent of the outstanding capital stock of Wonder Auto in exchange for 8,627,858 shares of our common stock. As a result of this transaction, Mr. Zhao became the beneficial owner of approximately 28% of our outstanding capital stock and Empower Century Limited became an owner of approximately 33% of our outstanding common stock. Mr. Zhao owns 37.67% of Empower Century Limited.

On May 15, 2006, we entered into an assignment and assumption agreement with Wonder Auto Group and HFG International, Limited, each a Hong Kong Corporation, pursuant to which Wonder Auto Group assigned to Wonder Auto Limited all its rights and obligations under a Financial Advisory Agreement with HFG International, Limited. Under the Financial Advisory Agreement, as assigned, HFG International, Limited agreed to provide Wonder Auto Limited with financial advisory and consulting services in implementing a restructuring plan and facilitating Wonder Auto Limited’s going public transaction. In consideration for these services, HFG International, Limited was paid a fee of $450,000 upon the closing of the going public transaction. Our director Timothy Halter is the principal stockholder and an executive officer of HFG International, Limited. At the time when the assignment and assumption agreement was entered, Wonder Auto Group and Wonder Auto Limited were under common control. Wonder Auto Group was later sold to a unrelated third party.

CHANGE IN ACCOUNTANTS

On June 22, 2006, concurrent with the change in control transaction discussed above, our Board of Directors elected to continue the existing relationship of our new subsidiary Wonder Auto with PKF Hong Kong, Certified Public Accountants and appointed PKF Hong Kong, Certified Public Accountants as our independent auditor. Additionally, concurrent with the decision to maintain our relationship with PKF Hong Kong, Certified Public Accountants, our Board of Directors approved the termination of Meyler & Company, LLC as our independent auditor.

No accountant’s report issued by Meyler & Company, LLC on the financial statements for either of the past two (2) years contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles, except for a going concern opinion expressing substantial doubt about the ability of us to continue as a going concern.

During our two most recent fiscal years (ended December 31, 2005 and 2004) and from January 1, 2006 to the date of this prospectus, there were no disagreements with Meyler & Company, LLC on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure. There were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-K, during our two most recent fiscal years (ended December 31, 2005 and 2004) and from January 1, 2006 to the date of this prospectus.

We furnished a copy of this disclosure to Meyler & Company, LLC and requested Meyler & Company, LLC to furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A copy of the letter was filed by us as Exhibit 16.1 to our current report on Form 8-K, filed on June 22, 2006.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 9,784,708 shares of our common stock that were issued to selling stockholders pursuant to transactions exempt from registration under the Securities Act of 1933.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of June 22, 2006 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 9,784,708 shares of common stock outstanding as of June 22, 2006.

Except as specifically set forth in the footnotes to the table, none of the selling stockholders has held a position as an officer or director of our, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

For additional information, refer to “Security Ownership of Certain Beneficial Owners and Management” below.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

Name and Address	Beneficial Before the Offering	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (1)	Percentage of Common Stock Owned After Offering(1)
Halter Financial Investments, L.P. (1) 12890 Hill Top Road Argyle, TX, 76226	464,093	464,093	0	*
Zhihao Zhang (2) 2-1402, No. 99 Pucheng Road, Shanghai, PRC	487,749	487,749	0	*
Heritage Management Consultants, Inc. 19 Shelter Cove Lane, #101, Hilton Head Island, SC, 29928	24,503	24,503	0	*
William P. Wells 5100 Poplar Avenue, Suite 512 Memphis, TN 38117	788	788	0	*
Stephen L. Parr 2020 Old Oak Drive Memphis, TN 38119	788	788	0	*
Travis L. Parr 71 Livernois, Suite G Rochester Hills, MI 48307-1041	788	788	0	*
David Parr 2605 Justin Matthews Drive N. Little Rock, AK 72116	788	788	0	*

Mathew M. Wirgau 3737 Burning TreeDrive Bloomfield Hills, MI 48302-1534	788	788	0	*
James W. McDowell, Jr. P.O. Box 7807 Louisville, KY 40257	791	791	0	*
Pieter Bottelier 5117 Chevy Chase Parkway NW Washington, DC 20008	4,731	4,731	0	*
James Sasser 4810 32nd St NW Washington, DC 20008	4,731	4,731	0	*
Liu Hong Rui Room 501, No. 2 Unit, No 16 Bldg Donghuashi Beilixiqu Chongwen District Beijing China PC 100062	4,731	4,731	0	*
Atlas Allocation Fund, L.P. 100 Crescent Court, #880 Dallas, TX 75201	132,722	132,722	0	*
Gerald Bolfing 3613 Rocky Ledge Circle Waco, TX 76708	13,272	13,272	0	*
Daniel O. Conwill IV 70 Audubon Blvd. New Orleans, LA 70118	66,361	66,361	0	*
Gary C. Evans 1808 Point de Vue Suite 1000 Flower Mound, TX 75022	137,453	137,453	0	*
William W. Gay 524 Stockton Street Jacksonville, FL 32204	6,636	6,636	0	*
Harold E. Gear 2558 Admirals Walk Drive South Orange Park, FL 32073	6,636	6,636	0	*
Matthew Hayden 1401 Havens Drive N. Myrtle Beach, SC 29582	26,544	26,544	0	*
Jayhawk China Fund (Cayman) Ltd. c/o Jayhawk Capital Management, LLC 8201 Mission Road, Suite 110 Prairie Village, KS 66208	398,167	398,167	0	*

David Kenkel 148 Wedgewood Lane Whitefish, MT 59937	6,636	6,636	0	*
Michael R. Kindred and Mary A. Kubes-Kindred, Joint Tenants 5810 Windmier Lane Dallas, TX 75252	13,272	13,272	0	*
Glenn A. Little 211 W. Wall Street Midland, TX 79701	13,272	13,272	0	*
Pinnacle China Fund, L.P. 4965 Preston Park Blvd., Suite 240 Plano, TX 75093	968,878	968,878	0	*
Dean C. Pisani 517 Round Hollow Lane Southlake, TX 76092	6,636	6,636	0	*
Carolyn Prahl 5133 Lake in the Woods Lakeland, FL 33813	13,272	13,272	0	*
Precept Capital Master Fund, G.P. c/o Precept Capital Management 100 Crescent Court, Suite 850 Dallas, TX 75201	66,361	66,361	0	*
Sandor Capital Master Fund, L.P. 2828 Routh Street, Suite 500 Dallas, TX 75201	132,722	132,722	0	*
Sterling Research & Management LLC 225 Valley Rd. NW Atlanta, GA 30305	39,817	39,817	0	*
Michael K. Studer 4804 Anchor Court Flower Mound, TX 75022	6,636	6,636	0	*
US Special Opportunities Trust PLC c/o RENN Capital Group 8080 N. Central Expressway Suite 210 Dallas, TX 75204	99,542	99,542	0	*
Renaissance US Growth Investment Trust PLC c/o RENN Capital Group 8080 N. Central Expressway Suite 210 Dallas, TX 75204	99,542	99,542	0	*
Premier RENN US Emerging Growth Fund Limited c/o RENN Capital Group 8080 N. Central Expressway Suite 210 Dallas, TX 75204	66,361	66,361	0	*

John H. Trescot Jr. A Ways Away East Palatka, FL 32131	6,636	6,636	0	*
Westpark Capital, L.P. 4965 Preston Park Blvd #220 Plano, TX 75093	265,445	265,445	0	*
Whitebox Intermarket Partners, LP 3033 Excelsior Blvd. #300 Minneapolis, MN 55416	66,361	66,361	0	*

* Less than 1%

(1) Our departing director Timothy Halter is the sole member of TPH GP, LLC which is the sole general partner of TPH, L.P. which is a limited partner of the identified selling stockholders.

(2) Zhihao Zhang is an affiliate of Halter Financial Group L.P. of which our departing director Timothy Halter is a principal stockholder and which provides consulting services to us.

(3) Daniel O. Conwill IV is the president of Global Hunter Securities, a registered broker-dealer which received cash compensation in connection with our subsidiary Wonder Auto Limited’s private placement transaction.

We will not receive any of the proceeds from the sale of any shares by the selling stockholders. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the Securities and Exchange Commission registration fee and legal, accounting, printing and other expenses of this offering.

We will not receive any of the proceeds from the sale of any shares by the selling stockholders. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the Securities and Exchange Commission registration fee and legal, accounting, printing and other expenses of this offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of June 22, 2006 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of Wonder Auto No. 56 Lingxi Street, Taihe District, Jinzhou City, Liaoning, People’s Republic of China, 121013.

Title of Class	Name & Address of Beneficial Owner	Office, If Any	Amount & Nature of Beneficial Ownership[1]	Percent of Class[2]
Common Stock	Qingjie Zhao[3]	CEO, President, Secretary	2,743,724	28.04%

Common Stock	Yuncong Ma	Chief Operating Officer	0	*
Common Stock	Seuk Jun Kim	Vice President of Research and Development	0	*
Common Stock	Yuguo Zhao	Vice President of Sales and Marketing	0	*
Common Stock	Yongdong Liu	Vice President of Production	0	*
Common Stock	Meirong Yuan	Chief Financial Officer	0	*
Common Stock	Empower Century Limited [4]		3,229,685	33.01%
Common Stock	Choice Inspire Limited [5]		2,743,724	28.04%
Common Stock	Pinnacle China Fund, L.P. [6] 4965 Preston Park Blvd. Suite 240, Plano, Texas 75093		968,878	9.9%
Common Stock	Timothy Halter [7] 12890 Hill Top Road Argyle, TX 76226	Director	464,093	4.74%
Common Stock	All officers and directors as a group (7 persons named above)		3,207,817	32.78%
* Less than 1%

1Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

2A total of 9,784,708 shares of our Common Stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner above, any options exercisable within 60 days have been included in the denominator.

3 Including 2,743,724 shares owned by Choice Inspire Limited of which Mr. Zhao is a 75% shareholder.

4 Qingjie Zhao, our CEO, President and Secretary owns 37.67% Empower Century Limited.

5 Qingjie Zhao, our CEO, President and Secretary owns 75% Choice Inspire Limited.

6 Barry Kitt is the sole officer of Pinnacle China Advisors, L.P. which is the general partner of Pinnacle China Fund, L.P.

7 Including 464,093 shares owned by Halter Financial Investments, L.P. Timothy Halter is the sole member of TPH GP, LLC which is the sole general partner of TPH, L.P. which is a limited partner of Halter Financial Investments, L.P.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 90,000,000 shares of common stock, par value $0.0001 per share. Prior to the closing the reverse merger transaction, we effected a 20-for-1 reverse split of our common stock in February 2006. As a result, the total number of our issued and outstanding common stock on February 13, 2006 was reversed from 23,173,000 shares to 1,156,850 shares. The purposes of the reverse split were to decrease the number of shares of common stock outstanding so as to make us more attractive to a potential merger or acquisition candidate and increase the per share market price for our common stock.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that the persons receiving the greatest number of votes shall be the directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We may issue shares of non-voting preferred stock in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control.

No shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

Our independent stock transfer agent is Securities Transfer Corporation, located in Frisco, Texas. Their mailing address is 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034. Their phone number is (469) 633-0100.

SHARES ELIGIBLE FOR FUTURE SALE

As of June 22, 2006, we had outstanding 9,784,708 shares of common stock.

Shares Covered by this Prospectus

All of the 9,784,708 shares being registered in this offering may be sold without restriction under the Securities Act of 1933.

Rule 144

The resale of shares that are held by our affiliates and the resale of shares that are held by non-affiliates for a period of less than two years are governed by the following requirements of Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an “affiliate” (as the term “affiliate” is defined under the Securities Act of 1933), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which as of June 22, 2006 would equal 97,847 shares; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

However, since our shares are quoted on the NASD's Electronic Bulletin Board, which is not an "automated quotation system," our stockholders cannon rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are “restricted securities” which have been held for at least two years without regard to the limitations contained in Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Other than the 1,000 shares of our outstanding common stock that are eligible for resale under Rule 144(k) below, we believe that none of our outstanding shares may currently be sold in reliance on Rule 144.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

We believe that 1,000 of our outstanding shares may currently be sold in reliance on Rule 144.

PLAN OF DISTRIBUTION

The selling stockholders, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

- a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be . We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Thelen Reid & Priest LLP, Washington, D.C.

EXPERTS

The financial statements of Wonder Auto included in this prospectus and in the registration statement have been audited by PKF Hong Kong, Certified Public Accountants, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

The financial statements of MGCC Investment Strategies, Inc. included in this prospectus and in the registration statement have been audited by Meyler & Company, LLC, Certified Public Accountants, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

MGCC INVESTMENT STRATEGIES, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005 - WONDER AUTO LIMITED

Condensed Consolidated Statements of Operations	F-3

Condensed Consolidated Balance Sheets	F-4 to F-5

Condensed Consolidated Statements of Cash Flows	F-6 to F-7

Notes to Condensed Consolidated Financial Statements	F-8 to F-20

AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005- WONDER AUTO LIMITED

Report of Independent Registered Public Accounting Firm	F-23

Consolidated Statements of Operations	F-24

Consolidated Balance Sheets	F-25 to F-26

Consolidated Statements of Cash Flows	F-27 to F-28

Consolidated Statements of Stockholders’ Equity	F-29

Notes to Consolidated Financial Statements	F-30 to F-51

UNAUDITED QUARTERLY FINANCIAL STATEMENTS - MGCC INVESTMENT STRATEGIES, INC

Balance Sheet	F-52

Statement of Operations	F-53

Statement of Cash Flows	F-54

Notes to Unaudited Quarterly Financial Statements	F-55

AUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003 - MGCC INVESTMENT STRATEGIES, INC

Report of Independent Registered Public Accounting Firm	F-58

Balance Sheets	F-59

Statements of Operations	F-60

Statements of Cash Flows	F-61

Statements of Stockholders’ Equity (Deficit)	F-62

Notes to Financial Statements	F-63 to F-65

Wonder Auto Limited

Condensed Consolidated Financial Statements
For the three months ended
March 31, 2006 and 2005
(Stated in US dollars)

Wonder Auto Limited
Condensed Consolidated Financial Statements

Three months ended March 31, 2006 and 2005

Index to Condensed Consolidated Financial Statements

Pages

Condensed Consolidated Statements of Operations	F-3

Condensed Consolidated Balance Sheets	F-4 to F-5

Condensed Consolidated Statements of Cash Flows	F-6 to F-7

Notes to Condensed Consolidated Financial Statements	F-8 to F-20

Wonder Auto Limited
Condensed Consolidated Statements of Operations
(Unaudited)
(Stated in US Dollars)

	Three months ended March 31
	2006	2005
Revenue
Sales	$14,793,221	$9,816,793
Cost of sales	(11,916,456)	(7,771,249)

Gross profit	2,876,765	2,045,544

Expenses
Administrative expenses	273,719	233,848
Amortization and depreciation	35,012	30,896
Other operating expenses	36	75
Selling expenses	694,572	355,316

	1,003,339	620,135

Income before the following items and taxes	1,873,426	1,425,409
Interest income	12,861	3,384
Other income	-	98,389
Finance costs	(258,401)	(159,390)

Income before income taxes	1,627,886	1,367,792
Income taxes - Note 5	(218,653)	(187,212)

Net income	$1,409,233	$1,180,580

Earnings per share: basic and diluted	$7,046	$5,903

Weighted average number of shares outstanding:
basic and diluted	200	200

See the accompanying notes to condensed consolidated financial statements

Wonder Auto Limited
Condensed Consolidated Balance Sheets
(Unaudited)
(Stated in US Dollars)

	As of March 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$2,142,275	$1,387,321
Restricted cash	3,561,283	603,751
Marketable securities	37,336	-
Trade receivables (net of allowance of doubtful accounts
of $38,929 in 2006 and $37,748 in 2005)	21,364,391	15,047,133
Bills receivable	4,516,638	1,183,322
Other receivables, prepayments and deposits - Note 7	737,128	293,027
Income tax receivable	-	73,999
Inventories - Note 8	9,267,062	6,000,218
Deferred taxes - Note 5	222,071	169,659

Total current assets	41,848,184	24,758,430
Know-how	1,428,314	1,384,998
Trademarks and patents	1,829	2,112
Property, plant and equipment, net - Note 9	10,774,292	9,542,347
Land use right - Note 10	576,078	584,590
Deposit for acquisition of property, plant and equipment	1,064,966	956,341
Deferred taxes - Note 5	165,203	123,104

TOTAL ASSETS	$55,858,866	$37,351,922

See the accompanying notes to condensed consolidated financial statements

Wonder Auto Limited
Condensed Consolidated Balance Sheets
(Unaudited)
(Stated in US Dollars)

	As of March 31,
	2006	2005
LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables	$14,241,503	$7,067,929
Bills payable	7,093,787	1,206,782
Other payables and accrued expenses - Note 11	505,475	425,871
Provision for warranty	1,133,290	738,688
Dividend payable	-	5,437,398
Income tax payable	78,430	-
Amount due to a stockholder	5,149	5,149
Secured short-term bank loans - Note 12	7,467,145	7,559,090

Total current liabilities	30,524,779	22,440,907

Secured long-term bank loans - Note 12	4,978,096	-

TOTAL LIABILITIES	35,502,875	22,440,907

COMMITMENTS AND CONTINGENCIES - Note 13

STOCKHOLDERS’ EQUITY
Common stock: par value $1 per share
Authorized 50,000 shares in 2006 and 2005; issued
and outstanding 200 shares in 2006 and 2005	200	200
Additional paid-in capital	11,999,900	11,999,900
Statutory and other reserves	2,347,848	1,706,676
Accumulated other comprehensive income	537,896	24,108
Retained earnings	5,470,147	1,180,131

TOTAL STOCKHOLDERS’ EQUITY	20,355,991	14,911,015

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$55,858,866	$37,351,922

See the accompanying notes to condensed consolidated financial statements

Wonder Auto Limited
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(Stated in US Dollars)

	Three months ended March 31
	2006	2005

Cash flows from operating activities
Net income	$1,409,233	$1,180,580
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	328,740	289,476
Amortization of trademarks and patents	87	85
Amortization of land use right	6,681	6,495
Deferred taxes	28,485	111,307
Recovery of obsolete inventories	(12,873)	(497,056)
Changes in operating assets and liabilities:
Trade receivables	(2,796,781)	(4,052,434)
Bills receivable	(968,729)	2,182,200
Other receivables, prepayments and deposits	(340,268)	186,605
Inventories	(1,405,824)	1,507,932
Trade payables	3,882,703	2,267,966
Other payables and accrued expenses	(207,189)	71,624
Provision for warranty	213,991	(76,810)
Income tax payable	(83,400)	(161,934)

Net cash flows provided by operating activities	54,856	3,016,036

Cash flows from investing activities
Payments to acquire and for deposit for acquisition of
property, plant and equipment	(645,405)	(511,046)
Decrease in restricted cash	36,326	30,688

Net cash flows used in investing activities	$(609,079)	$(480,358)

See the accompanying notes to condensed consolidated financial statements

Wonder Auto Limited
Consolidated Statements of Cash Flows (Cont’d)
(Unaudited)
(Stated in US Dollars)

	Three months ended March 31
	2006	2005
Cash flows from financing activities
Dividend paid to stockholders	$(1,704,206)	$(1,409,301)
Repayment of bank loans	-	(1,568,817)

Net cash flows used in financing activities	(1,704,206)	(2,978,118)

Effect of foreign currency translation on cash and
cash equivalents	31,947	-

Net decrease in cash and cash equivalents	(2,226,482)	(442,440)

Cash and cash equivalents - beginning of period	4,368,757	1,829,761

Cash and cash equivalents - end of period	$2,142,275	$1,387,321

Supplemental disclosures for cash flow information:
Non-cash financing activity:	nil	nil
Cash paid for:
Interest	$228,022	$105,206
Income taxes	$273,567	$89,841

See the accompanying notes to condensed consolidated financial statements

Wonder Auto Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

1.        Corporate information

The Company was incorporated on March 22, 2004 in the British Virgin Islands (the “BVI”) and acts as an investment holding company. Currently the Company has two wholly owned subsidiaries, Man Do Auto Technology Co., Ltd (“Man Do Auto”) and Jinzhou Halla Electrical Equipment Co., Ltd. (“Jinzhou Halla”). The entire issued and outstanding common stock of Man Do Auto is directly held by the Company. In respect of Jinzhou Halla, 61% of its common stock is directly held by the Company whilst 39% is indirectly held by the Company through Man Do Auto.

Man Do Auto is an investment holding company and was incorporated in the BVI on June 5, 2003 with authorized common stock of $50,000 divided into 50,000 ordinary shares of $1 each. At date of inception, all of which were issued. During the reporting periods, Man Do Auto did not have any business activities other than holding 39% equity interest in Jinzhou Halla directly.

Jinzhou Halla was established on March 21, 1996 in the People’s Republic of China (the “PRC”) with registered capital of $12,000,000 (which are not divided into shares). Since its establishment, all the registered capital was issued and fully paid up. For the period from March 21, 1996 to July 25, 2003, 50% equity interest of Jinzhou Halla was held by a Korean Company (the “Korean Company”). On July 25, 2003, this Korean Company sold its entire 50% equity interest to certain of the current beneficial stockholders of the Company, which are not related to the Korean Company in any way. Following the disposal, the Korean Company is no longer related to the Company. Jinzhou Halla is engaged in the manufacturing and distribution of automotive electrical components, namely starters and alternators in the PRC. More details of the principal activities are set out in note 2.

The companies now comprising the group underwent a reorganization (the “Reorganization”) in March to June of 2004 to rationalize its structure. During that time, the Company acquired the entire equity interests of Jinzhou Halla and Man Do Auto by issuance and allotment of its 200 shares of common stock to the then beneficial stockholders of Jinzhou Halla (the “Then Stockholders”) or at their discretion. Following the Reorganization, the Company became the holding company of Man Do Auto and Jinzhou Halla.

2.        Description of business

The Company is principally engaged in the manufacture and distribution of automotive electrical components, namely starters and alternators, in the PRC.

The products of the Company are suitable for use in various types of automobiles. However, the Company currently has more market presence in the sedan and passenger cars, pickup trucks and sport utility vehicles segments.

The customers include renowned automakers and automotive components suppliers in the PRC. As an integral part of developing customer relationship, the Company also offers to its customers product design and development services for their new car models or automotive components based on customers’ required specifications.

Wonder Auto Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

2.        Description of business (Cont’d)

The raw materials used in production are mainly divided into four groups, namely metal parts, semiconductors, chemical and packaging materials.

It is the Company’s policy to only purchase raw materials from selected suppliers, both locally and overseas from South Korea because management believed that the South Korean suppliers provide the Company with goods that domestic manufacturers cannot produce consistently at a high quality.

3.        Basis of presentation

The accompanying condensed consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America for interim consolidated financial information. Accordingly, they do not include all the information and notes necessary for comprehensive consolidated financial statements.

In the opinion of the management of the Company, all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the three-month periods have been made. Results for the interim periods presented are not necessarily indicative of the results that might be expected for the entire fiscal year. These condensed financial statements should be read in conjunction with the consolidated financial statements and the notes for each of the three years in the period ended December 31, 2005.

4.         Summary of significant accounting policies

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes, provision for warranty and the estimation on useful lives of property, plant and equipment. Actual results could differ from those estimates.

Wonder Auto Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

4.        Summary of significant accounting policies (Cont’d)

Revenue recognition

Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time when the products are put into use by its customers, the sales price is fixed or determinable and collection is reasonably assured.

Basic and diluted earnings per share

The Company reports basic earnings per share in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per share is computed using the weighted average number of shares outstanding during the periods presented. The weighted average number of shares of the Company represents the common stock outstanding during the reporting periods.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade and bills receivables. As of March 31, 2006 and 2005, substantially all of the Company’s cash and cash equivalents and restricted cash were held by major financial institutions located in the PRC, which management believes are of high credit quality. With respect to trade and bills receivables, the Company extends credit based on an evaluation of the customer’s financial condition. The Company generally does not require collateral for trade receivables and maintains an allowance for doubtful accounts of trade receivables.

Regarding bills receivable, they are undertaken by the banks to honor the payments at maturity and the customers are required to place deposits with the banks equivalent to certain percentage of the bills amount as collateral. These bills receivable can be sold to any third party at a discount before maturity. The Company does not maintain allowance for bills receivable in the absence of bad debt experience and the payments are undertaken by the banks.

During the reporting periods, customers represented 10% or more of the Company’s condensed consolidated sales are :-

	Three months ended March 31,
	2006	2005

Beijing Hyundai Motor Company	$2,746,915	$-
Harbin Dongan Automotive Engine Manufacturing Company
Limited	2,349,562	76,722
Shenyang Aerospace Mitsubishi Motors Engine
Manufacturing Company Limited	1,314,560	1,421,375
Harbin Dongan Auto-Engine Company Limited	1,295,310	1,528,879
Tianjin Automotive Xia Li Company Ltd. Internal Combustion
Engine Manufacturing Branch Company	1,123,991	1,128,206
Shenyang Aerospace Xinguang Group Co., Ltd. Automobile
Engine Manufacturing Factory	596,064	989,049

	$9,426,402	$5,144,231

Wonder Auto Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

4.        Summary of significant accounting policies (Cont’d)

Allowance of doubtful accounts

The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectibility of trade receivables. A considerable amount of judgment is required in assessing the realization of these receivables, including the current creditworthiness of each customer and the related ageing analysis.

Based on the above assessment, during the reporting periods, the management establishes the general provisioning policy to make allowance equivalent to 100% of gross amount of trade receivables due over 1 year. Additional specific provision is made against trade receivables aged less than 1 year to the extent which they are considered to be doubtful.

Bad debts are written off when identified. The Company extends unsecured credit to customers ranging from three to six months in the normal course of business. The Company does not accrue interest on trade accounts receivable.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on a weighted average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. Our reserve requirements generally increase as our projected demand requirements; decrease due to market conditions, product life cycle changes. The Company’s policy is to make a 50% general provision for inventories aged over 1 year.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation is provided on straight-line basis over their estimated useful lives. The principal depreciation rates are as follows :-

	Annual rate	Residual value

Buildings	3%	10%
Plant and machinery	9%	10%
Motor vehicles	9%	10%
Furniture, fixtures and equipment	15%	10%
Tools and equipment	15%	Nil to 10%
Leasehold improvements	20%	Nil

Maintenance or repairs are charged to expense as incurred. Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Wonder Auto Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

4.        Summary of significant accounting policies (Cont’d)

Land use right

Land use right is stated at cost less accumulated amortization. Amortization is provided using the straight-line method over the terms of the lease of 30 years obtained from the relevant PRC land authority.

Impairment of long-lived assets

Long-lived assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cashflows attributable to such assets. During the reporting periods, the Company has not identified any indicators that would require testing for impairment.

Recently issued accounting pronouncements

In February 2006, the Financial Accounting Standards Board issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 155”), and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. Earlier adoption is permitted, provided the Company has not yet issued financial statements, including for interim periods, for that fiscal year. We do not expect the adoption of SFAS No. 155 to have a material impact on our consolidated financial position, results of operations or cash flows as the Company currently has no financial instruments within the scope of SFAS No. 155.

5.        Income taxes

BVI

The Company and Man Do Auto were incorporated in the BVI and, under the current laws of the BVI, are not subject to income taxes.

Wonder Auto Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

5.        Income taxes (Cont’d)

PRC

Enterprises income tax (“EIT”) to Jinzhou Halla in the PRC is charged at 27%, in which 24% for national tax and 3% for local tax, of the assessable profits. As approved by the local tax authority in the PRC, Jinzhou Halla was entitled to two years’ exemption from EIT followed by three years’ 50% tax reduction, commencing from the first cumulative profit-making year in the fiscal financial year of 2001. Accordingly, Jinzhou Halla was subject to tax rate of 13.5% for 2003, 2004 and 2005. Furthermore, Jinzhou Halla, being a Foreign Investment Enterprise (“FIE”), is engaged in advanced technology industry, Jinzhou Halla was approved to enjoy a further three years’ 50% tax reduction for 2006, 2007 and 2008.

The components of the provision for income taxes from continuing operations are :-

	Three months ended March 31,
	2006	2005

Current taxes - PRC	$190,168	$75,905
Deferred taxes - PRC	28,485	111,307

	$218,653	$187,212

The expenses differs from the PRC statutory income tax rate of 27% from continuing operations in the PRC as follows :-

	Three months ended March 31,
	2006	2005

Provision for income taxes at statutory income tax rate	$439,529	$369,304
Non-deductible items for tax	30	5,119
Income not subject to tax	(2,254)	-
Tax concessions	(218,652)	(187,211)

	$218,653	$187,212

Wonder Auto Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

5.        Income taxes (Cont’d)

Deferred tax assets (liabilities) as of March 31, 2006 and 2005 are composed of the following :-

	As of March 31,
	2006	2005
The PRC
Current deferred tax assets:
Allowance for doubtful debts	$5,255	$5,096
Provision for obsolete inventories	24,593	33,859
Provision for warranty	152,994	99,723
Accrued liabilities	39,229	30,981

	$222,071	$169,659

Non current deferred tax assets(liabilities):
Depreciation of property, plant and equipment	$315,517	$250,684
Amortization of land use right	13,585	12,720
Amortization of know-how	(163,899)	(140,300)

	$165,203	$123,104

6.       Comprehensive income

	Three months ended March 31,
	2006	2005

Net income	$1,409,233	$1,180,580
Foreign currency translation adjustments	93,226	(476)

Total comprehensive income	$1,502,459	$1,180,104

7.       Other receivables, prepayments and deposits

	As of March 31,
	2006	2005

Advances to staff	$258,684	$89,910
Value added tax and other tax recoverable	350,408	71,864
Prepayments	106,083	75,520
Other receivables	21,953	55,733

	$737,128	$293,027

Wonder Auto Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

8.        Inventories

	As of March 31,
	2006	2005

Raw materials	$2,664,190	$2,653,362
Work-in-progress	153,658	495,878
Finished goods	6,631,383	3,101,786

	9,449,231	6,251,026
Provision for obsolete inventories	(182,169)	(250,808)

	$9,267,062	$6,000,218

9.        Property, plant and equipment

	As of March 31,
	2006	2005
Costs:
Buildings	$4,892,839	$4,558,155
Plant and machinery	10,851,995	8,933,675
Furniture, fixtures and equipment	347,079	243,581
Tools and equipment	889,436	682,468
Leasehold improvements	24,890	24,135
Motor vehicles	342,960	298,806

	17,349,199	14,740,820
Accumulated depreciation	(6,574,907)	(5,198,473)

Net	$10,774,292	$9,542,347

An analysis of buildings, plant and machinery pledged to banks for banking loans (note 12a) is as follows :-
	As of March 31,
	2006	2005
Costs:
Buildings	$3,828,865	$388,047
Plant and machinery	2,676,629	2,595,456

	6,505,494	2,983,503
Accumulated depreciation	(1,690,288)	(679,116)

Net	$4,815,206	$2,304,387

	Three months ended March 31,
	2006	2005

Depreciation	$88,713	$61,309

Wonder Auto Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US Dollars)

9.        Property, plant and equipment (Cont’d)

During the reporting periods, depreciation is included in :-

	Three months ended March 31,
	2006	2005

Cost of sales and overheads of inventories	$300,496	$265,160
Other	28,244	24,316

	$328,740	$289,476

10.      Land use right

	As of March 31,
	2006	2005

Right to use land	$803,830	$779,453
Accumulated amortization	(227,752)	(194,863)

	$576,078	$584,590

The Company obtained the right from the relevant PRC land authority for a period from August 1996 to August 2026 to use the land on which the office premises, production facilities and warehouse of the Company are situated. This right was pledged to a bank for the bank loans granted to the Company (Note 12b).

During the three months ended March 31, 2006 and 2005, amortization amounted to $6,681 and $6,495 respectively.

11.     Other payables and accrued expenses

	As of March 31,
	2006	2005

Accrued audit fee	$124,452	$67,097
Other accrued expenses	49,706	68,957
Other tax payable	38,060	85,881
Payable for acquisition of property, plant and equipment	118,107	141,091
Staff welfare payable - Note 11a	92,748	62,781
Other payables	82,402	64

	$505,475	$425,871

Note :-

a. Staff welfare payable represents accrued staff medical, industry injury claims, labour and unemployment insurances. Such contribution is based on certain percentage of salaries.

Wonder Auto Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US dollars)

12.      Secured bank loans

	As of March 31,
	2006	2005
Bank loans repayable as follows:
Within 1 year	$7,467,145	$7,559,090
After 1 year but within 2 years	4,978,096	-

	$12,445,241	$7,559,090

As of March 31, 2006, the Company’s banking facilities are composed of the following :-

Facilities granted	Granted	Amount Utilized	Unused

Secured bank loans	$14,187,575	$12,445,241	$1,742,334

The above banking loans were secured by the following :-

(a)	Property, plant and equipment with carrying value of $4,815,206 respectively (note 9);

(b)	Land use right with carrying value of $576,078 (note 10); and

(c)	Guarantees executed by the Company’s sole director who is also a stockholder of the Company and a related company controlled by certain of the Company’s stockholders.

During the reporting periods, there was no covenant requirement under the banking facilities granted to the Company.

13.     Commitments and contingencies

a.	Capital commitment

As of March 31, 2006, the Company had capital commitments amounting to $446,055 in respect of the acquisition of property, plant and equipment which were contracted for but not provided in the financial statements.

Wonder Auto Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US dollars)

13.     Commitments and contingencies (Cont’d)

b.	Operating lease arrangement

As of March 31, 2006, the Company had two non-cancelable operating leases for its warehouses. The leases will expire in 2006 and 2007 respectively and the expected payments are as follows :-

Year / period

Period from April 1, 2006 to December 31, 2006	$4,129
2007	1,267

$5,396

The rental expense relating to the operating leases was $719 and $932 for the three months ended March 31, 2006 and March 31, 2005 respectively.

14.      Defined contribution plan

The Company has a defined contribution plan for all qualified employees in the PRC. The employer and its employees are each required to make contributions to the plan at the rates specified in the plan. The only obligation of the Company with respect to retirement scheme is to make the required contributions under the plan. No forfeited contribution is available to reduce the contribution payable in the future years. The defined contribution plan contributions were charged to the condensed consolidated statements of operations. The Company contributed $112,490 and $89,720 for the three months ended March 31, 2006 and 2005 respectively.

Wonder Auto Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US dollars)

15.     Segment information

The Company is engaged in the manufacture and distribution of automotive electrical components including alternators and starters in the PRC. The Company has two reportable segments, alternators and starters, based on the type of products. Information for the two segments is disclosed under FAS 131, “Disclosures about Segments of an Enterprise and Related Information” as below :-

	Alternators		Starters		Total
	Three months ended March 31,		Three months ended March 31,		Three months ended March 31,
	2006	2005	2006	2005	2006	2005

Revenue from external customers	$9,131,382	$6,444,179	$5,661,839	$3,372,614	$14,793,221	9,816,793
Interest income	7,865	2,221	4,876	1,163	12,741	3,384
Interest expenses	140,751	69,062	87,271	36,144	228,022	105,206
Amortization	4,178	4,319	2,590	2,261	6,768	6,580
Depreciation	274,370	236,703	54,370	52,773	328,740	289,476
Segment profit	643,887	676,238	984,041	691,631	1,627,928	1,367,869
Segment assets	37,270,447	26,414,801	18,542,118	10,936,591	55,812,565	37,351,392
Expenditure for segment assets	$398,409	$335,474	$246,996	$175,572	$645,405	$511,046

Wonder Auto Limited
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Stated in US dollars)

15.     Segment information (Cont’d)

A reconciliation is provided for unallocated amounts relating to corporate operations which is not included in the segment information.

	Three months ended March 31,
	2006	2005

Total consolidated revenue	$14,793,221	$9,816,793

Total profit for reportable segments	$1,627,928	$1,367,869
Unallocated amounts relating to operations:
Interest income	120	-
Other general expenses	(162)	(77)

Income before income taxes	$1,627,886	$1,367,792

	As of March 31,
	2006	2005
Assets
Total assets for reportable segments	$55,812,565	$37,351,392
Cash and cash equivalents	8,965	530
Marketable securities	37,336	-

	$55,858,866	$37,351,922

All of the Company’s long-lived assets are located in the PRC. Geographic information about the revenues, which are classified based on the customers, is set out as follows :-

	Three months ended March 31,
	2006	2005

PRC	$14,643,161	$9,686,353
Others	150,060	130,440
Total	$14,793,221	$9,816,793

Wonder Auto Limited

Consolidated Financial Statements
For each of the three years in the period ended
December 31, 2005

(Stated in US dollars)

Wonder Auto Limited
Consolidated Financial Statements

For each of the three years in the period ended December 31, 2005

Index to Consolidated Financial Statements

Pages

Report of Independent Registered Public Accounting Firm	F-23

Consolidated Statements of Operations	F-24

Consolidated Balance Sheets	F-25 to F-26

Consolidated Statements of Cash Flows	F-27 to F-28

Consolidated Statements of Stockholders’ Equity	F-29

Notes to Consolidated Financial Statements	F-30 to F-51

Report of Independent Registered Public Accounting Firm

To the Sole Director and Stockholders of
Wonder Auto Limited

We have audited the accompanying consolidated balance sheets of Wonder Auto Limited (the “Company”) and its subsidiaries as of December 31, 2005, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2005, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

PKF
Certified Public Accountants
Hong Kong
June 6, 2006

Wonder Auto Limited
Consolidated Statements of Operations
(Stated in US Dollars)

	Year ended December 31,
	2005	2004	2003
Revenue
Sales	$48,062,805	$42,265,874	$39,790,890
Cost of sales	(36,787,115)	(33,073,766)	(31,192,770)

Gross profit	11,275,690	9,192,108	8,598,120

Expenses
Administrative expenses	1,011,123	732,370	593,202
Amortization and depreciation
- Notes 12, 13 and 14	127,998	110,962	111,973
Other operating expenses	16,257	49,169	26,952
Provision for doubtful debts	-	1,906	23,120
Selling expenses	2,148,426	1,510,470	1,522,761

	3,303,804	2,404,877	2,278,008

Income before the following items and taxes	7,971,886	6,787,231	6,320,112
Interest income	28,539	13,554	15,384
Other income	136,711	148,056	96,720
Finance costs - Note 5	(838,954)	(643,141)	(549,601)

Income before income taxes	7,298,182	6,305,700	5,882,615
Income taxes - Note 6	(897,256)	(718,298)	(665,260)

Net income	$6,400,926	$5,587,402	$5,217,355

Earnings per share: basic and diluted - Note 7	$32,005	$46,177	n/a

Weighted average number of shares
outstanding: basic and diluted - Note 7	200	121	n/a

See Notes to Consolidated Financial Statements

Wonder Auto Limited
Consolidated Balance Sheets
(Stated in US Dollars)

	As of December 31,
	2005	2004	2003
ASSETS
Current assets
Cash and cash equivalents	$4,368,757	$1,829,761	$2,223,347
Restricted cash - Note 8	3,597,609	634,439	11,367
Marketable securities	37,159	-	-
Trade receivables (net of allowance of
doubtful accounts of $38,745 in 2005,
$37,748 in 2004 and $35,841 in 2003)	18,472,619	10,994,699	11,836,461
Bills receivable	3,528,649	3,365,522	2,628,897
Other receivables, prepayments and
deposits - Note 9	392,906	479,632	247,076
Inventories - Note 10	7,807,610	7,011,094	9,997,911
Deferred taxes - Note 6	261,548	291,233	175,630

Total current assets	38,466,857	24,606,380	27,120,689
Know-how - Note 11	1,421,556	1,384,999	1,384,965
Trademarks and patents - Note 12	1,907	2,196	2,328
Property, plant and equipment, net - Note 13	10,648,082	9,786,134	7,538,582
Land use right - Note 14	580,020	591,085	617,052
Deposit for acquisition of property, plant and
equipment	819,183	490,984	895,874
Deferred taxes - Note 6	152,316	112,837	83,604

TOTAL ASSETS	$52,089,921	$36,974,615	$37,643,094

Wonder Auto Limited
Consolidated Balance Sheets (Cont’d)
(Stated in US Dollars)

	As of December 31,
	2005	2004	2003
LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables	$10,299,879	$4,799,963	$8,067,389
Bills payable - Note 8	7,060,222	1,206,782	-
Other payables and accrued expenses
- Note 15	709,822	354,247	470,177
Provision for warranty - Notes 4 and 16	914,403	815,498	774,149
Dividend payable	1,699,282	2,864,319	2,835,671
Income tax payable	161,277	87,935	47,983
Amount due to a stockholder - Note 18	5,149	5,149	-
Secured short-term bank loans - Note 19	7,431,813	9,127,907	8,628,284

Total current liabilities	28,281,847	19,261,800	20,823,653

Secured long-term bank loans - Note 19	4,954,542	-	-

TOTAL LIABILITIES	33,236,389	19,261,800	20,823,653

COMMITMENTS AND CONTINGENCIES
- Note 20

STOCKHOLDERS’ EQUITY
Common stock: par value $1 per share
- Note 21
Authorized 50,000 shares in 2005 and
2004; issued and outstanding
200 shares in 2005 and 2004	200	200	12,000,000
Additional paid-in capital	11,999,900	11,999,900	-
Statutory and other reserves - Note 22	2,347,848	1,706,679	1,061,191
Accumulated other comprehensive
income - Note 23	444,670	24,584	23,818
Retained earnings	4,060,914	3,981,452	3,734,432

TOTAL STOCKHOLDERS’ EQUITY	18,853,532	17,712,815	16,819,441

TOTAL LIABILITIES AND STOCKHOLDERS’
EQUITY	$52,089,921	$36,974,615	$37,643,094

See Notes to Consolidated Financial Statements

Wonder Auto Limited
Consolidated Statements of Cash Flows
(Stated in US Dollars)

	Year ended December 31,
	2005	2004	2003
Cash flows from operating activities
Net income	$6,400,926	$5,587,402	$5,217,355
Adjustments to reconcile net income to net
cash provided by (used in) operating
activities:
Depreciation	1,158,561	986,517	808,874
Amortization of trademarks and patents	342	338	251
Amortization of land use right	26,245	25,980	25,980
Deferred taxes	857	(144,817)	(59,104)
Loss on disposal of property, plant and
equipment	-	19,489	9,777
Provision for doubtful debts	-	1,906	23,120
Provision for (recovery of) obsolete
inventories	(186,646)	126,524	7,416
Changes in operating assets and liabilities:
Trade receivables	(7,073,894)	840,070	(4,024,745)
Bills receivable	(73,117)	(736,499)	263,874
Other receivables, prepayments and
deposits	96,624	(232,531)	167,307
Inventories	(415,127)	2,860,283	(3,806,209)
Trade payables	5,288,135	(3,267,345)	(227,671)
Bills payable	5,729,402	1,206,680	(579,206)
Other payables and accrued expenses	340,742	(115,934)	(691,707)
Provision for warranty	76,155	41,326	336,157
Income tax payable	69,896	39,948	47,980

Net cash flows provided by (used in) operating
activities	11,439,101	7,239,337	(2,480,551)

Cash flows from investing activities
Payments to acquire trademarks	-	(206)	(1,715)
Payments to acquire and for deposit for
acquisition of property, plant and equipment	(2,062,891)	(2,879,320)	(1,414,218)
Proceeds from sales of property, plant and
equipment	-	31,012	2,413
Payment to acquire marketable securities	(36,571)	-	-
Decrease (increase) in restricted cash	(2,963,170)	(623,072)	113,675

Net cash flows used in investing activities	$(5,062,632)	$(3,471,586)	$(1,299,845)

Wonder Auto Limited
Consolidated Statements of Cash Flows (Cont’d)
(Stated in US Dollars)

	Year ended December 31,
	2005	2004	2003
Cash flows from financing activities
Advance from a stockholder	$-	$5,149	$-
Dividend paid to stockholders	(6,958,197)	(4,666,033)	-
Proceeds from bank loans	12,386,355	9,127,907	8,628,284
Repayment of bank loans	(9,416,624)	(8,628,534)	(3,680,895)
Proceeds from issuance of shares	-	100	-

Net cash flows (used in) provided by financing
activities	(3,988,466)	(4,161,411)	4,947,389

Effect of foreign currency translation on cash
and cash equivalents	150,993	74	120

Net (decrease) increase in cash and cash
equivalents	2,538,996	(393,586)	1,167,113

Cash and cash equivalents - beginning of period	1,829,761	2,223,347	1,056,234

Cash and cash equivalents - end of period	$4,368,757	$1,829,761	$2,223,347

Supplemental disclosures for cash flow
information:
Non-cash financing activity:
Issuance of 100 shares of the Company’s
common stock for the acquisition of
entire equity interests in Man Do Auto
and Jinzhou Halla in conjunction with
the Reorganization	$-	$100	$-
Cash paid for:
Interest	611,326	537,958	384,695
Income taxes	$826,503	$823,165	$670,787

See Notes to Consolidated Financial Statements

Wonder Auto Limited
Consolidated Statements of Stockholders’ Equity
(Stated in US Dollars)

					Accumulated
				Statutory	other
			Additional	and other	comprehensive
	Common stock		paid-in	reserves	income	Retained
	No. of shares	Amount	capital	(Note 22)	(Note 23)	earnings	Total

Balance, January 1, 2003	-	$12,000,000	$-	$453,605	$22,911	$1,960,231	$14,436,747
Comprehensive income
Net income	-	-	-	-	-	5,217,355	5,217,355
Foreign currency translation adjustments	-	-	-	-	907	-	907
Total comprehensive income							5,218,262
Appropriation to reserves	-	-	-	607,586	-	(607,586)	-
Dividend - Note 17	-	-	-	-	-	(2,835,568)	(2,835,568)

Balance, December 31, 2003	-	12,000,000	-	1,061,191	23,818	3,734,432	16,819,441
Issuance of shares - Notes 2 and 21	200	200	13,115,285	-	-	-	13,115,485
Reorganization - Notes 2 and 21	-	(12,000,000)	(1,115,385)	-	-	-	(13,115,385)
Comprehensive income
Net income	-	-	-	-	-	5,587,402	5,587,402
Foreign currency translation adjustments	-	-	-	-	766	-	766
Total comprehensive income							5,588,168
Appropriation to reserves	-	-	-	645,488	-	(645,488)	-
Dividend - Note 17	-	-	-	-	-	(4,694,894)	(4,694,894)

Balance, December 31, 2004	200	200	11,999,900	1,706,679	24,584	3,981,452	17,712,815
Comprehensive income
Net income	-	-	-	-	-	6,400,926	6,400,926
Foreign currency translation adjustments	-	-	-	-	420,086	-	420,086
Total comprehensive income							6,821,012
Appropriation to reserves	-	-	-	641,169	-	(641,169)	-
Dividend - Note 17	-	-	-	-	-	(5,680,295)	(5,680,295)

Balance, December 31, 2005	200	$200	$11,999,900	$2,347,848	$444,670	$4,060,914	$18,853,532

See Notes to Consolidated Financial Statements

Wonder Auto Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

1.    Change of company name

    On April 19, 2004, the Company changed its name from Epoch Victory Limited to Wonder Auto Limited.

2.    Corporate information

The Company was incorporated on March 22, 2004 in the British Virgin Islands (the “BVI”) and acts as an investment holding company. Currently the Company has two wholly owned subsidiaries, Man Do Auto Technology Co., Ltd (“Man Do Auto”) and Jinzhou Halla Electrical Equipment Co., Ltd. (“Jinzhou Halla”). The entire issued and outstanding common stock of Man Do Auto is directly held by the Company. In respect of Jinzhou Halla, 61% of its common stock is directly held by the Company whilst 39% is indirectly held by the Company through Man Do Auto.

Man Do Auto is an investment holding company and was incorporated in the BVI on June 5, 2003 with authorized common stock of $50,000 divided into 50,000 ordinary shares of $1 each. At date of inception, all of which were issued. During the reporting periods, Man Do Auto did not have any business activities other than holding 39% equity interest in Jinzhou Halla directly.

Jinzhou Halla was established on March 21, 1996 in the People’s Republic of China (the “PRC”) with registered capital of $12,000,000 (which are not divided into shares). Since its establishment, all the registered capital was issued and fully paid up. For the period from March 21, 1996 to July 25, 2003, 50% equity interest of Jinzhou Halla was held by a Korean Company (the “Korean Company”). On July 25, 2003, this Korean Company sold its entire 50% equity interest to certain of the current beneficial stockholders of the Company, which are not related to the Korean Company in any way. Following the disposal, the Korean Company is no longer related to the Company. Jinzhou Halla is engaged in the manufacturing and distribution of automotive electrical components, namely starters and alternators in the PRC. More details of the principal activities are set out in note 3.

The companies now comprising the group underwent a reorganization (the “Reorganization”) in March to June of 2004 to rationalize its structure. During that time, the Company acquired the entire equity interests of Jinzhou Halla and Man Do Auto by issuance and allotment of its 200 shares of common stock to the then beneficial stockholders of Jinzhou Halla (the “Then Stockholders”) or at their discretion. Following the Reorganization, the Company became the holding company of Man Do Auto and Jinzhou Halla.

Details of common stock of the Company are set out in note 21.

Wonder Auto Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

3.    Description of business

The Company is principally engaged in the manufacture and distribution of automotive electrical components, namely starters and alternators, in the PRC.

The products of the Company are suitable for use in various types of automobiles. However, the Company currently has more market presence in the sedan and passenger cars, pickup trucks and sport utility vehicles segments.

The customers include renowned automakers and automotive components suppliers in the PRC. As an integral part of developing customer relationship, the Company also offers to its customers product design and development services for their new car models or automotive components based on customers’ required specifications.

The raw materials used in production are mainly divided into four groups, namely metal parts, semiconductors, chemical and packaging materials.

It is the Company’s policy to only purchase raw materials from selected suppliers, both locally and overseas from South Korea because management believed that the South Korean suppliers provide the Company with goods that domestic manufacturers cannot produce consistently at a high quality.

4.    Summary of significant accounting policies

Basis of presentation and consolidation

On June 18, 2004, the Reorganization was completed. As the controlling stockholders and the management of the companies comprising the group before and after the Reorganization are the same, accounting for recapitalization is adopted for the preparation of consolidated financial statements, as such these consolidated financial statements are a continuity of Jinzhou Halla.

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes, provision for warranty and the estimation on useful lives of property, plant and equipment. Actual results could differ from those estimates.

Wonder Auto Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.    Summary of significant accounting policies (Cont’d)

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade and bills receivables. As of December 31, 2005, 2004 and 2003, substantially all of the Company’s cash and cash equivalents and restricted cash were held by major financial institutions located in the PRC, which management believes are of high credit quality. With respect to trade and bills receivables, the Company extends credit based on an evaluation of the customer’s financial condition. The Company generally does not require collateral for trade receivables and maintains an allowance for doubtful accounts of trade receivables.

Regarding bills receivable, they are undertaken by the banks to honor the payments at maturity and the customers are required to place deposits with the banks equivalent to certain percentage of the bills amount as collateral. These bills receivable can be sold to any third party at a discount before maturity. The Company does not maintain allowance for bills receivable in the absence of bad debt experience and the payments are undertaken by the banks.

During the reporting periods, customers represented 10% or more of the Company’s consolidated sales are :-

	Year ended December 31,
	2005	2004	2003

Beijing Hyundai Motor Company	$6,926,159	$70,757	$14,128
Shenyang Aerospace Mitsubishi Motors
Engine Manufacturing Company Limited	5,451,367	3,715,043	2,885,242
Dongfeng Yueda Kia Motors
Company Limited	5,346,827	1,849,984	991,632
Shanghai WuLong Auto Components Investment
Company Limited	-	5,621,017	6,242,021
Harbin Dongan Auto Engine Company
Limited	4,511,073	6,681,493	5,260,409

	$22,285,426	$17,938,294	$15,393,432

Wonder Auto Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.    Summary of significant accounting policies (Cont’d)

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less to be cash equivalents. As of December 31, 2005, 2004 and 2003, almost all the cash and cash equivalents were denominated in Renminbi (“RMB”) and were placed with banks in the PRC. They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government. The remaining insignificant balance of cash and cash equivalents were denominated in Hong Kong dollars.

Restricted Cash

Deposits in banks pledged as securities for bills payable (note 8) that are restricted in use are classified as restricted cash under current assets.

Marketable securities

Marketable securities represent the available-for-sale securities and are carried at current fair values by reference to their market prices. The change in fair values is taken to other comprehensive income.

During the reporting periods, there was no significant fluctuation on market prices of these securities and accordingly no change in fair value is taken to other comprehensive income.

There is no significant market price risk as there was no significant fluctuation on market prices and the marketable securities are not significant to the Company.

Allowance of doubtful accounts

The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectibility of trade receivables. A considerable amount of judgment is required in assessing the realization of these receivables, including the current creditworthiness of each customer and the related ageing analysis.

Based on the above assessment, during the reporting periods, the management establishes the general provisioning policy to make allowance equivalent to 100% of gross amount of trade receivables due over 1 year. Additional specific provision is made against trade receivables aged less than 1 year to the extent which they are considered to be doubtful.

Bad debts are written off when identified. The Company extends unsecured credit to customers ranging from three to six months in the normal course of business. The Company does not accrue interest on trade accounts receivable.

Wonder Auto Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.    Summary of significant accounting policies (Cont’d)

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on a weighted average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. Our reserve requirements generally increase as our projected demand requirements; decrease due to market conditions, product life cycle changes. The Company’s policy is to make a 50% general provision for inventories aged over 1 year.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation is provided on straight-line basis over their estimated useful lives. The principal depreciation rates are as follows :-

	Annual rate	Residual value

Buildings	3%	10%
Plant and machinery	9%	10%
Motor vehicles	9%	10%
Furniture, fixtures and equipment	15%	10%
Tools and equipment	15%	Nil to 10%
Leasehold improvements	20%	Nil

Maintenance or repairs are charged to expense as incurred. Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Trademarks and patents

Trademarks and patents are stated at cost less accumulated amortization. Amortization is provided on a straight-line basis over their useful lives of 10 years granted from the relevant PRC authorities.

Know-how

Know-how is determined to have an indefinite useful life pursuant to the purchase contracts as detailed in note 11. It is not subject to amortization until its useful life is determined to be no longer indefinite.

Know-how is stated at cost of purchase less any identified impairment losses in the annual impairment test.

Wonder Auto Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.    Summary of significant accounting policies (Cont’d)

Land use right

Land use right is stated at cost less accumulated amortization. Amortization is provided using the straight-line method over the terms of the lease of 30 years obtained from the relevant PRC land authority.

Impairment of long-lived assets

Long-lived assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cashflows attributable to such assets. During the reporting periods, the Company has not identified any indicators that would require testing for impairment.

Revenue recognition

Revenue from sales of the Company’s products is recognized when the significant risks and rewards of ownership have been transferred to the buyer at the time when the products are put into use by its customers, the sales price is fixed or determinable and collection is reasonably assured.

Advertising, transportation, research and development expenses

Advertising, transportation, research and development, and other product-related costs are charged to expense as incurred.

Advertising expenses amounted to $15,992, $12,061 and $15,500 for three years ended December 31, 2005, 2004 and 2003 respectively are included in selling expenses.

Transportation expenses amounted to $342,805, $347,134 and $276,965 for three years ended December 31, 2005, 2004 and 2003 respectively are included in selling expenses.

Research and development expenses amounted to $477,225, $278,784 for two years ended December 31, 2005 and 2004 respectively are included in cost of sales.

Wonder Auto Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.    Summary of significant accounting policies (Cont’d)

Warranty

It is the policy of the Company to provide after sales support by way of a warranty programme. The Company provided warranties to certain customers with warranty periods ranging from two years or 50,000 km to three years or 60,000 km, whichever comes first.

Based on the past experience, the Company sets up a policy of making a general provision for warranty such that the closing balance of this provision equal to 2% of sales during the reporting periods.

Stock-based compensation

During the reporting periods, the Company did not make any stock-based compensation payments.

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Dividends

Dividends are recorded in Company’s financial statements in the period in which they are declared.

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Comprehensive income

The Company has adopted SFAS 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Components of comprehensive income (loss) include net income and foreign currency translation adjustments.

Wonder Auto Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.    Summary of significant accounting policies (Cont’d)

Foreign currency translation

The functional currency of the Company is RMB and RMB is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity. The exchange rates in effect at December 31, 2005, 2004 and 2003 were RMB1 for $0.1239, $0.1207 and $0.1207 respectively. There is no significant fluctuation in exchange rate for the conversion of RMB to US dollars after the balance sheet date.

Fair value of financial instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents, restricted cash, marketable securities, trade, bills and other receivables, deposits, dividend payable, trade, bills and other payables approximate their fair values due to the short-term maturity of such instruments. The carrying amounts of bank borrowings approximate their fair values because the applicable interest rates approximate current market rates.

It is management’s opinion that the Company is not exposed to significant interest, price or credit risks arising from these financial instruments.

In respect of foreign currency risk, the Company is exposed to this risk arising from import purchase transactions and recognized trade payables as they will affect the future operating results of the Company. The Company did not have any hedging transactions during the reporting periods. As the functional currency of the Company is RMB, the exchange difference on translation to US dollars for reporting purpose is taken to other comprehensive income.

Basic and diluted earnings per share

The Company reports basic earnings per share in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per share is computed using the weighted average number of shares outstanding during the periods presented. The weighted average number of shares of the Company represents the common stock outstanding during the reporting periods.

Wonder Auto Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.    Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory costs - an amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends ARB 43, Chapter 4 to clarify that “abnormal” amount of idle freight, handling costs and spoilage should be recognized as current period charges. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment" ("SFAS 123R"), which revises SFAS No. 123, "Accounting for Stock Based Compensation", and supersedes APB 25. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize in the financial statements the cost of employee services received in exchange for awards of equity instruments, based on the grant-date fair value of those awards. This cost is to be recognized over the period during which an employee is required to provide service in exchange for the award (typically the vesting period). SFAS 123R also requires that benefits associated with tax deductions in excess of recognized compensation cost be reported as a financing cash inflow, rather than as an operating cash flow as required under current literature.

SFAS 123R permits companies to adopt its requirements using either a "modified prospective" method, or a "modified retrospective" method.

Under the "modified prospective" method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based awards granted or modified after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. Under the "modified retrospective" method, the requirements are the same as under the "modified prospective" method, but this method also permits entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS 123.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"), which changes the requirements for the accounting for and reporting of a change in accounting principle. The statement requires retrospective application to prior period financial statements of changes in accounting principle, unless impracticable to do so. It also requires that a change in the depreciation, amortization, or depletion method for long-lived non-financial assets be accounted as a change in accounting estimate, effected by a change in accounting principle. Accounting for error corrections and accounting estimate changes will continue under the guidance in APB Opinion 20, "Accounting Changes," as carried forward in this pronouncement. The statement is effective for fiscal years beginning after December 15, 2005.

Wonder Auto Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

4.    Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements (cont’d)

In November 2005, the FASB issued FSP Nos. FAS 115-1 and 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments". This FSP addresses the determination as to when an investment is considered impaired, whether the impairment is 'other-than-temporary', and the measurement of an impairment loss. The investment is impaired if the fair value is less than cost. The impairment is 'other-than-temporary' for equity securities and debt securities that can contractually be prepaid or otherwise settled in such a way that the investor would not recover substantially all of its cost. If 'other-than-temporary', an impairment loss shall be recognized in earnings equal to the difference between the investment's cost and its fair value. The guidance in this FSP is effective in reporting periods beginning after December 15, 2005.

The Company has adopted all the above accounting procurements effective January 1, 2006 and considers that they have no material impact on these consolidated financial statements.

5.             Finance costs

	Year ended December 31,
	2005	2004	2003

Interest expenses	$611,326	$537,958	$384,695
Bills discounting charges	186,103	68,524	109,007
Bank charges and net exchange loss	41,525	36,659	55,899

	$838,954	$643,141	$549,601

6.    Income taxes

BVI

The Company and Man Do Auto were incorporated in the BVI and, under the current laws of the BVI, are not subject to income taxes.

Wonder Auto Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

6.    Income taxes (Cont’d)

PRC

Enterprises income tax (“EIT”) to Jinzhou Halla in the PRC is charged at 27%, in which 24% for national tax and 3% for local tax, of the assessable profits. As approved by the local tax authority in the PRC, Jinzhou Halla was entitled to two years’ exemption from EIT followed by three years’ 50% tax reduction, commencing from the first cumulative profit-making year in the fiscal financial year of 2001. Accordingly, Jinzhou Halla was subject to tax rate of 13.5% for 2003, 2004 and 2005. Furthermore, Jinzhou Halla, being a Foreign Investment Enterprise (“FIE”), is engaged in advanced technology industry, Jinzhou Halla was approved to enjoy a further three years’ 50% tax reduction for 2006, 2007 and 2008. During the three years ended December 31, 2005, 2004 and 2003, tax benefit related to the above concession amounting to $997,482, $854,989 and $825,481 respectively.

Jinzhou Halla, being a FIE, was entitled to another two special tax concessions. Firstly, equivalent to 40% of the purchase price of qualifying domestic capital expenditure as defined and approved under the relevant PRC income tax rule can be used to offset against EIT. Jinzhou Halla obtained approval from the relevant tax authority for such capital investment and tax concession amounting to $70,039, $136,690 and $160,221 were granted for the three years ended December 31, 2005, 2004 and 2003 respectively.

Secondly, if there is a 10% increase in the current year’s domestic development expenses over the prior year, amount equivalent to 50% of the current year’s expenses can be used to offset against EIT. Based on the approval from the relevant tax authority, tax concession amounting to $30,188 was granted for the year ended December 31, 2005.

The components of the provision (benefit) for income taxes from continuing operations are :-

	Year ended December 31,
	2005	2004	2003

Current taxes - PRC	$896,399	$863,115	$724,364
Deferred taxes - PRC	857	(144,817)	(59,104)

	$897,256	$718,298	$665,260

Wonder Auto Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

6.    Income taxes (Cont’d)

The effective income tax expenses differs from the PRC statutory income tax rate of 27% from continuing operations in the PRC as follows :-

	Year ended December 31,
	2005	2004	2003

Provision for income taxes at statutory
income tax rate	$1,970,509	$1,702,539	$1,588,306
Non-deductible items for tax	31,817	11,845	67,126
Income not subject to tax	(7,361)	(4,407)	(4,470)
Tax concessions	(1,097,709)	(991,679)	(985,702)

	$897,256	$718,298	$665,260

Deferred tax assets (liabilities) as of December 31, 2005, 2004 and 2003 are composed of the following :-

	As of December 31,
	2005	2004	2003
The PRC
Current deferred tax assets:
Allowance for doubtful debts	$5,231	$5,096	$4,839
Provision for obsolete inventories	26,211	50,481	33,398
Provision for warranty	123,444	110,092	104,510
Accrued liabilities	37,188	29,173	32,883
Others	69,474	96,391	-

	$261,548	$291,233	$175,630

Non current deferred tax assets
(liabilities):
Depreciation of property, plant
and equipment	$298,021	$235,532	$187,034
Amortization of land use right	12,621	12,862	13,426
Amortization of know-how	(158,326)	(135,557)	(116,856)

	$152,316	$112,837	$83,604

7.    Earnings per share

During the reporting periods, the Company had no dilutive instruments. Accordingly, the basic and diluted earnings per share are the same.

The earnings per share is not presented for the year of 2003 because the Company’s common stock in 2003 represented the outstanding registered capital of Jinzhou Halla which are not divided into number of shares.

Wonder Auto Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

8.    Restricted cash

	As of December 31,
	2005	2004	2003
Bank deposits held as collateral for bills payable
	$3,597,609	$634,439	$11,367

When the Company intends or is requested to settle its suppliers by issuance of bills, it is required to place deposits with banks equal to 50% of the bills amount at the time of issuance. These deposits will be used to settle the bills at maturity.

9.    Other receivables, prepayments and deposits

	As of December 31,
	2005	2004	2003

Advances to staff	$110,178	$48,023	$48,132
Value added tax and other tax recoverable	145,669	302,655	119,644
Prepayments	126,573	116,597	77,864
Other receivables	10,486	12,357	1,436

	$392,906	$479,632	$247,076

10.   Inventories

	As of December 31,
	2005	2004	2003

Raw materials	$2,733,814	$2,534,627	$3,660,256
Work-in-progress	301,958	208,708	263,986
Finished goods	4,965,991	4,641,691	6,321,061

	8,001,763	7,385,026	10,245,303
Provision for obsolete inventories	(194,153)	(373,932)	(247,392)

	$7,807,610	$7,011,094	$9,997,911

Provision for (recovery of) obsolete inventories of ($186,646), $126,524 and $7,416 were (credited) charged to operations during the three years ended December 31, 2005, 2004 and 2003 respectively.

Wonder Auto Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

11.   Know-how

In March 1996, the Company entered into two contracts with the Korean Company (note 2) to purchase two technical know-how in relation to product design, manufacturing and quality control of alternators and starters at a cash consideration of $1.36 million. This consideration was mutually agreed between Jinzhou Halla and the Korean Company. Under the terms of the contracts, the Company is able to use such know-how for unlimited period of time.

Since its acquisition, no indicator of impairment was identified and accordingly it is stated at cost.

12.          Trademarks and patents

	As of December 31,
	2005	2004	2003

Cost	$3,471	$3,381	$3,175
Accumulated amortization	(1,564)	(1,185)	(847)

	$1,907	$2,196	$2,328

During the three years ended December 31, 2005, 2004 and 2003 amortization charge was $342, $338 and $251 respectively.

The estimated aggregate amortization expenses for trademarks and patents for the five succeeding years is as follows :-

Year

2006	$348
2007	348
2008	348
2009	348
2010	348

$1,740

Wonder Auto Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

13.   Property, plant and equipment

	As of December 31,
	2005	2004	2003
Costs:
Buildings	$4,869,688	$4,553,961	$4,000,592
Plant and machinery	10,440,533	8,932,890	6,633,290
Furniture, fixtures and equipment	309,952	236,491	181,437
Tools and equipment	877,572	672,982	443,681
Leasehold improvements	24,773	-	-
Motor vehicles	341,337	298,806	214,434

	16,863,855	14,695,130	11,473,434
Accumulated depreciation	(6,215,773)	(4,908,996)	(3,934,852)

Net	$10,648,082	$9,786,134	$7,538,582

An analysis of buildings, plant and machinery pledged to banks for banking loans (note 19a) is as follows :-

	As of December 31,
	2005	2004	2003
Costs:
Buildings	$3,810,749	$388,047	$388,038
Plant and machinery	2,663,964	2,595,456	-

	6,474,713	2,983,503	388,038
Accumulated depreciation	(1,593,770)	(617,807)	(42,033)

Net	$4,880,943	$2,365,696	$346,005

	Year ended December 31,
	2005	2004	2003

Depreciation	$348,473	$191,840	$11,641

During the reporting periods, depreciation is included in :-

	Year ended December 31,
	2005	2004	2003

Cost of sales and overheads of inventories	$1,057,150	$901,873	$723,132
Other	101,411	84,644	85,742

	$1,158,561	$986,517	$808,874

During the years ended December 31, 2004 and 2003, property, plant and equipment with carrying amounts of $50,501 and $12,190 were disposed of at considerations of $31,012 and $2,413 resulting in losses of $19,489 and $9,777 respectively.

Wonder Auto Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

14.   Land use right
	As of December 31,
	2005	2004	2003

Right to use land	$800,027	$779,453	$779,434
Accumulated amortization	(220,007)	(188,368)	(162,382)

	$580,020	$591,085	$617,052

The Company obtained the right from the relevant PRC land authority for a period from August 1996 to August 2026 to use the land on which the office premises, production facilities and warehouse of the Company are situated. This right was pledged to a bank for the bank loans granted to the Company (Note 19b).

During the three years ended December 31, 2005, 2004 and 2003, amortization amounted to $26,245, $25,980 and $25,980 respectively.

The estimated aggregate amortization expenses for land use right for the five succeeding years is as follows :-

Year

2006	$26,726
2007	26,726
2008	26,726
2009	26,726
2010	26,726

$133,630

15.   Other payables and accrued expenses

	As of December 31,
	2005	2004	2003

Accrued audit fee	$110,114	$53,702	$-
Other accrued expenses	256,102	35,980	-
Other tax payable	12,479	17,596	61,550
Payable for acquisition of property, plant
and equipment	166,789	145,813	178,908
Staff welfare payable - Note 15a	82,325	101,156	229,719
Other payables	82,013	-	-

	$709,822	$354,247	$470,177

Note :-

a.	Staff welfare payable represents accrued staff medical, industry injury claims, labour and unemployment insurances. Such contribution is based on certain percentage of salaries.

Wonder Auto Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

16.   Provision for warranty

During the three years ended December 31, 2005, 2004 and 2003, warranty expenses amounted to $1,067,163, $764,658 and $752,145 respectively.

17.   Dividends

The dividends of $4,694,894 and $2,835,568 declared in the years ended December 31, 2004 and 2003 were made by Jinzhou Halla to the Then Stockholders in proportion to the percentage of their holdings of registered capital.

During the year ended December 31, 2005, a dividend of $28,401.48 per share was declared by the Company.

18.   Amount due to a stockholder

The amount is interest-free, unsecured and repayable on demand.

19.   Secured bank loans

	As of December 31,
	2005	2004	2003
Bank loans repayable as follows:
Within 1 year	$7,431,813	$9,127,907	$8,628,284
After 1 year but within 2 years	4,954,542	-	-

	$12,386,355	$9,127,907	$8,628,284

As of December 31, 2005, the Company’s banking facilities are composed of the following :-

Facilities granted	Granted	Amount Utilized	Unused

Secured bank loans	$14,120,445	$12,386,355	$1,734,090

The above banking loans were secured by the following :-

(a)	Property, plant and equipment with carrying value of $4,880,943 respectively (note 13);

(b)	Land use right with carrying value of $580,020 (note 14); and

(c)	Guarantees executed by the Company’s sole director who is also a stockholder of the Company and a related company controlled by certain of the Company’s stockholders.

During the reporting periods, there was no covenant requirement under the banking facilities granted to the Company.

Wonder Auto Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

20.    Commitments and contingencies

  a.    Capital commitment

As of December 31, 2005, the Company had capital commitments amounting to $186,828 in respect of the acquisition of property, plant and equipment which were contracted for but not provided in the financial statements.

 b.    Operating lease arrangement

As of December 31, 2005, the Company had two non-cancelable operating leases for its warehouses. The leases will expire in 2006 and 2007 respectively and the expected payments are as follows :-

Year

2006	$2,543
2007	1,282

$3,825

The rental expense relating to the operating leases was $3,764 and $4,955 for the two years ended December 31, 2005 and 2004 respectively.

21.    Common stock

The common stock of the Company before the Reorganization (note 2) represented the issued and paid up registered capital of Jinzhou Halla of $12,000,000.

In 2004 the Company was incorporated for the purpose of the Reorganization. Its authorized, issued and outstanding common stock is as below.

Authorized

On March 22, 2004, the Company was incorporated with authorized common stock of $50,000 divided into 50,000 shares of par value of $1 per share.

Wonder Auto Limited
Consolidated Statements of Stockholders’ Equity
(Stated in US Dollars)

21.    Common stock (Cont’d)

Issued and outstanding

All the Company’s shares were issued to the Then Stockholders or at their discretion as below.

At date of incorporation on March 22, 2004, 1 share of $1 each of the Company’s common stock was issued at par for cash.

On April 23, 2004, the Company issued 60 shares of $1 at par for cash.

On May 11, 2004, the Company issued 39 shares of $1 each and in return for the issuance of 39 shares the Then Stockholders transferred to the Company the entire equity interest in Man Do Auto which holds the 39% equity interest in Jinzhou Halla. The consideration for such issuance was determined to be $5,000,000 (which represents the net book value of Man Do Auto at the date of transfer) resulting in $4,999,961 credited to the additional paid-in capital of the Company.

On June 18, 2004, the Company issued 61 shares of $1 each at a consideration of $8,115,385 (representing the value of 61% direct equity interest in Jinzhou Halla agreed between the Company and the Then Stockholders at the date of issuance) with $8,115,324 credited to the additional paid-in capital of the Company.

On June 18, 2004, the Company issued 39 shares of US$1.00 each at par for cash.

22.          Statutory and other reserves

The Company’s statutory and other reserves comprise statutory reserve and enterprise expansion fund of Jinzhou Halla in the PRC.

	As of December 31,
	2005	2004	2003

Statutory reserve	$2,292,614	$1,651,445	$1,005,957
Enterprise expansion fund	55,234	55,234	55,234

	$2,347,848	$1,706,679	$1,061,191

Statutory reserve

In accordance with the relevant laws and regulations of the PRC and articles of association of Jinzhou Halla, it is required to appropriate 10% of its net income, after offsetting any prior years’ losses, to the statutory reserve. When the balance of such reserve reaches 100% of the registered capital, any further appropriation is optional. Upon approval from the board of directors of Jinzhou Halla, the statutory reserve can be used to offset accumulated losses or to increase registered capital.

Wonder Auto Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

22.     Statutory and other reserves (Cont’d)

   Enterprise expansion fund

In accordance with the relevant laws and regulations of the PRC and articles of association of Jinzhou Halla, the appropriation of income to this fund is made in accordance with the recommendation of the board of directors of Jinzhou Halla. Upon approval by the board, it can be used for future expansion or to increase registered capital.

23.              Accumulated other comprehensive income

The accumulated other comprehensive income consists of foreign currency translation adjustments as follows :-

Foreign
currency
translation
adjustments

Balance, January 1, 2003	$22,911
Foreign currency translation adjustments	907

Balance, December 31, 2003	23,818
Foreign currency translation adjustments	766

Balance, December 31, 2004	24,584
Foreign currency translation adjustments	420,086

Balance, December 31, 2005	$444,670

24.   Defined contribution plan

The Company has a defined contribution plan for all qualified employees in the PRC. The employer and its employees are each required to make contributions to the plan at the rates specified in the plan. The only obligation of the Company with respect to retirement scheme is to make the required contributions under the plan. No forfeited contribution is available to reduce the contribution payable in the future years. The defined contribution plan contributions were charged to the consolidated statements of operations. The Company contributed $417,824, $388,461 and $196,010 for the three years ended December 31, 2005, 2004 and 2003 respectively.

Wonder Auto Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

25.    Segment information

The Company is engaged in the manufacture and distribution of automotive electrical components including alternators and starters in the PRC. The Company has two reportable segments, alternators and starters, based on the type of products. Information for the two segments is disclosed under FAS 131, “Disclosures about Segments of an Enterprise and Related Information” as below :-

	Alternators			Starters			Total
	Year ended December 31			Year ended December 31			Year ended December 31
	2005	2004	2003	2005	2004	2003	2005	2004	2003
Revenue from external
customers	$30,118,341	$28,119,116	$26,430,399	$17,944,464	$14,146,758	$13,360,491	$48,062,805	$42,265,874	$39,790,890
Interest income	17,844	9,017	10,219	10,632	4,537	5,165	28,476	13,554	15,384
Interest expenses	383,085	357,899	255,527	228,241	180,059	129,168	611,326	537,958	384,695
Amortization	16,661	17,509	17,423	9,926	8,809	8,808	26,587	26,318	26,231
Depreciation	963,870	805,037	609,744	194,691	181,480	199,130	1,158,561	986,517	808,874
Segment profit	3,904,964	3,413,013	3,672,782	3,384,753	2,897,393	2,119,833	7,289,717	6,310,406	5,882,615
Segment assets	35,053,650	27,265,236	26,891,530	16,990,104	9,708,836	10,751,564	52,043,754	36,974,072	37,643,094
Expenditure for segment
assets	$1,292,607	$1,915,749	$940,566	$770,284	$963,777	$475,367	$2,062,891	$2,879,526	$1,415,933

Wonder Auto Limited
Notes to Consolidated Financial Statements
(Stated in US Dollars)

25.           Segment information (Cont’d)

A reconciliation is provided for unallocated amounts relating to corporate operations which is not included in the segment information.

	Year ended December 31,
	2005	2004	2003

Total consolidated revenue	$48,062,805	$42,265,874	$39,790,890

Total profit for reportable segments	$7,289,717	$6,310,406	$5,882,615
Unallocated amounts relating to
relating to operations:
Interest income	63	-	-
Other income	9,753	-	-
Other general expenses	(1,351)	(4,706)	-

Income before income taxes	$7,298,182	$6,305,700	$5,882,615

	As of December 31,
	2005	2004	2003
Assets

Total assets for reportable segments	$52,043,754	$36,974,072	$37,643,094
Cash and cash equivalents	9,008	543	-
Marketable securities	37,159	-	-

	$52,089,921	$36,974,615	$37,643,094

All of the Company’s long-lived assets are located in the PRC. Geographic information about the revenues, which are classified based on the customers, is set out as follows :-

	As of December 31,
	2005	2004	2003

PRC	$47,416,125	$41,920,125	$39,604,087
Others	646,680	345,749	186,803

Total	$48,062,805	$42,265,874	$39,790,890

26.   Related party transactions

Apart from the transactions as disclosed in notes 11, 18 and 19 to the financial statements, during the year ended December 31, 2003, the Company paid technical service fees to the Korean Company amounted to $131,598 based on a pre-agreed basis by both parties.

MGCC INVESTMENT STRATEGIES, INC.
(A Development Stage Enterprise)

 BALANCE SHEET

	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$1,388	$100

Total Assets	$1,388	$100

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$11,809	$10,609
Stockholder loan	11,000	--

Total Liabilities	22,809	10,609

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, authorized 10,000,000 shares;
$0.0001 par value; none issued and outstanding	--	--
Common stock, authorized 90,000,000 shares;
$0.0001 par value; 1,156,850 shares issued and
outstanding at March 31, 2006 and December 31, 2005
(restated to give effect to a 1 for 20 reverse stock split
effected February 13, 2006)	116	116
Additional contributed capital	194,850	194,850
Deficit accumulated during the development stage	(216,387)	(205,475)

Total Stockholder's Deficit	(21,421)	(10,509)

Total Liabilities and Stockholder's Deficit	$1,388	$100

See accompanying notes to financial statements

MGCC INVESTMENT STRATEGIES, INC.
(A Development Stage Enterprise)

STATEMENT OF OPERATIONS

			For the period
			June 8, 2000
	For the Three Months		(Inception) to
	Ended March 31,		March 31,
	2006	2005	2006
	(Unaudited)	(Unaudited)	(Unaudited)
ADMINISTRATIVE EXPENSES

Stock based compensation			$54,000
Consulting fees		$1,560	15,000
Professional fees	$10,452	21,674	118,033
Interest expense	--	--	1,032
Miscellaneous	460	5,040	59,353

Total Administrative Expenses	10,912	28,274	247,418

LOSS BEFORE EXTRAORDINARY GAIN	(10,912)	(28,274)	(247,418)

EXTRAORDINARY GAIN ON DEBT FORGIVENESS	--	--	31,031

NET LOSS	$(10,912)	$(28,274)	$(216,387)

NET LOSS PER SHARE OF COMMON STOCK
(basic and diluted)
Continuing operations (Restated)	$(0.009)	$(0.024)	$(0.570)
Extraordinary gain (Restated)			$0.072

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING (basic and diluted)
(Restated)	1,156,850	1,156,850	433,784

See accompanying notes to financial statements

MGCC INVESTMENT STRATEGIES, INC.
(A Development Stage Enterprise)

STATEMENT OF CASH FLOWS

			For the period
			June 8, 2000
	For the Three Months		(Inception) to
	Ended March 31,		March 31,
	2006	2005	2006
	(Unaudited)	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
OF CONTINUING OPERATIONS
Net loss	$(10,912)	$(28,274)	$(216,387)
Extraordinary gain on debt forgiveness			(31,031)
Net loss from continuing activities	(10,912)	(28,274)	(247,418)
Common stock issued for incorporation fees			2,632
Stock based compensation			54,000
Changes in assets and liabilities
Accounts payable	1,200	12,876	11,809
Due to principal stockholder	11,000		30,280
Net cash used in operating activities
of continuing operations	1,288	(15,398)	(148,697)

CASH FLOWS FROM INVESTING ACTIVITIES
OF CONTINUING OPERATIONS
Registration costs			(14,646)
Sale of common stock			133,700
Net cash provided by investing activities
of continuing operations	--	--	119,054

CASH FLOW FROM EXTRAORDINARY ITEM
Forgiveness of debt	--	--	31,031

Net increase (decrease) in cash	1,288	(15,398)	1,388

CASH AT BEGINNING OF PERIOD	100	46,740	--

CASH AT END OF PERIOD	$1,388	$31,342	$1,388

SUPPLEMENTAL CASH FLOW INFORMATION:
Non-cash Activities
Issuance of 50,000 shares of common stock
to principal stockholder of Company (Restated)			$2,632

Issuance of 90,000 shares of common stock
to consultants (Restated)			54,000

Forgiveness of stockholder loans			19,280

See accompanying notes to financial statements

MGCC INVESTMENT STRATEGIES, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE A - CONDENSED FINANCIAL STATEMENTS

In the opinion of the Company, the accompanying condensed financial statements include all adjustments (consisting of normal recurring accruals) which are necessary for a fair presentation of the results for the periods presented. Certain information and footnote disclosure, normally included in the financial statements prepared in accordance with generally accepted accounting principles, have been condensed and omitted. The results of operations for the three months ended March 31, 2006 are not indicative of the results of oper- ations for the year ended December 31, 2006. The condensed financial statements should be read in con- junction with the Company's financial statements included in its annual Form 10 KSB for the year ended December 31, 2005.

NOTE B - GOING CONCERN

The Company was incorporated on June 8, 2000 and to date has had no operating activities and no significant capital contributions. The Company is seeking to merge with a private operating company and then will attempt to raise additional capital for investment and working capital purposes. There is no assurance that the Company will find a successful merger candidate nor is there any assurance that if a merger is successful that the Company will be able to raise adequate additional capital in the equity markets. These matters raise substantial doubt about the Company's ability to continue as a going concern. However, the accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE C - RELATED PARTY TRANSACTIONS

The Company has been advanced $11,000 by its principal shareholder. These loans do not have a maturity, are payable upon demand, and bear interest at 5%.

MGCC INVESTMENT STRATEGIES, INC.

AUDITED FINANCIAL STATEMENTS
FOR THE YEARS ENDED
DECEMBER 31, 2005, 2004 and 2003

Report of Independent Registered Public Accounting Firm

To the Board of Directors
MGCC Investment Strategies, Inc.
Argyle, TX

We have audited the accompanying balance sheets of MGCC Investment Strategies, Inc. (a Development Stage Enterprise) as of December 31, 2005 and 2004 and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note D to the financial statements, the Company has incurred cumulative losses of $205,475 since inception, and there are existing uncertain conditions the Company faces relative to its ability to obtain capital and operate successfully. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note D. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Meyler & Company, LLC

Middletown, NJ
March 6, 2006

MGCC INVESTMENT STRATEGIES, INC.
(A Development Stage Enterprise)

BALANCE SHEETS

	December 31,
	2005	2004
ASSETS

CURRENT ASSETS
Cash	$100	$46,740

Total Current Assets	$100	$46,740

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$10,609	$2,639

Total Current Liabilities	10,609	2,639

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, authorized 10,000,000 shares;
$0.0001 par value, none issued and outstanding
Common stock, authorized 90,000,000
Shares; $0.0001 par value; issued
and outstanding 1,156,850 shares at
December 31, 2005 and 2004 (restated to give effect
to 1 for 20 reverse stock split effected February 13, 2006)	116	116
Additional contributed capital (restated)	194,850	194,850
Deficit accumulated during the development stage	(205,475)	(150,865)

Stockholders Equity (Deficit)	(10,509)	44,101

	$100	$46,740

See accompanying notes to financial statements.

MGCC INVESTMENT STRATEGIES, INC.
(A Development Stage Enterprise)

STATEMENTS OF OPERATIONS

				For the Period
				June 8, 2000
	For the Year			(Inception) to
	Ended December 31,			December 31,
	2005	2004	2003	2005

EXPENSES FROM CONTINUING OPERATIONS
Stock based compensation		$54,000		$54,000
Professional fees	$58,370	27,668	$21,543	107,581
Consulting fees to former principal
stockholder			10,000	15,000
Miscellaneous	26,239	28,531	698	58,893
Interest expense	1,032			1,032

LOSS BEFORE EXTRAORDINARY GAIN	(85,641)	(110,199)	(32,241)	(236,506)

EXTRAORDINARY GAIN ON DEBT FORGIVENESS	31,031			31,031

NET LOSS	$(54,610)	$(110,199)	$(32,241)	$(205,475)

NET LOSS PER SHARE OF COMMON STOCK
(basic and diluted)
Continuing operations (Restated)	$(0.08)	$(0.12)	$(0.55)	$(0.59)
Extraordinary gain (Restated)	0.03			0.08

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING (basic and diluted)
(Restated)	1,156,000	896,563	58,613	401,407

See accompanying notes to financial statements.

MGCC INVESTMENT STRATEGIES, INC.
(A Development Stage Enterprise)

STATEMENTS OF CASH FLOWS

				For the Period
				June 8, 2000
	For the Year			(Inception) to
	Ended December 31,			December 31,
	2005	2004	2003	2005

CASH FLOWS FROM OPERATING ACTIVITIES
OF CONTINUING OPERATIONS

Net loss	$(54,610)	$(110,199)	$(32,241)	$(205,475)
Extraordinary gain on debt forgiveness	(31,031)			(31,031)
Net loss from continuing operations	(85,641)	(110,199)	(32,241)	(236,506)
Common stock issued for incorporation fees				2,632
Stock based compensation		54,000		54,000
Changes in assets and liabilities
Accounts payable	7,970	(11,804)	18,443	10,609
Due to principal stockholder		(11,447)	17,207	19,280

Net cash used in operating activities
of continuing operations	(77,671)	(79,450)	3,409	(149,985)

CASH FLOWS FROM INVESTING ACTIVITIES
OF CONTINUING OPERATIONS

Receipt of stock subscription receivable		7,700	3,750
Registration costs			(14,646)	(14,646)
Sale of common stock		100,000	26,000	133,700
Net cash provided by investing activities
of continuing operations		107,700	15,104	119,054

CASH FLOW FROM EXTRAORDINARY ITEM
Forgiveness of debt	31,031			31,031

Net increase (decrease) in cash	(46,640)	28,250	18,513	100

CASH AT BEGINNING OF PERIOD	46,740	18,490	(23)

CASH AT END OF PERIOD	$100	$46,740	$18,490	$100

SUPPLEMENTAL CASH FLOW INFORMATION:
Non-Cash Activities
Issuance of 50,000 shares of common stock
to principal stockholder of Company (Restated)				$2,632

Issuance of 90,000 shares of common stock
to consultants (Restated)		$54,000		$54,000

Forgiveness of stockholder loans		$19,280		$19,280

See accompanying notes to financial statements.

MGCC INVESTMENT STRATEGIES, INC.
(A Development Stage Enterprise)

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

			Additional
	Common Stock		Contributed	Accumulated	Subscription
	Number	Amount	Capital	Deficit	Receivable	Total
Issuance of common
stock to organizing
stockholders at
$.0001 per share	1,000,000	$100	$2,532			$2,632
Net loss for year ended
December 31, 2002				$(7,696)		(7,696)
Balance December 31,
2002	1,000,000	100	2,532	(7,696)		(5,064)

Net loss for year ended
December 31, 2003				(729)		(729)
Balance, December 31,
2003	1,000,000	100	2,532	(8,425)		(5,793)

Cost of registering securities			(14,646)			(14,646)
Issuance of 337,000
shares of common stock
@ $0.10 per share	337,000	34	33,666			33,700
Subscription receivable					$(7,700)	(7,700)
Net loss for the year ended
December 31, 2003				(32,241)		(32,241)
Balance, December 31, 2003	1,337,000	$134	$21,552	$(40,666)	$(7,700)	$(26,680)

Stockholders loan forgiveness			19,280			19,280
Receipt of subscription
receivable					7,700	7,700
Issuance of 20,000,000 shares
at $0.005 per share	20,000,000	2,000	98,000			100,000
Issuance of shares to
consultant @ $0.03 per
share	1,800,000	180	53,820			54,000
Net Loss for the year ending
December 31, 2004				(110,199)		(110,199)
Balance, December
31, 2004	23,137,000	$2,314	$192,652	$(150,865)		$44,101
Net loss for the year ending
December 31, 2005				(54,610)		(54,610)
Balance, December
31, 2005	23,137,000	$2,314	$192,652	$205,475		$(10,509)
One-for-20 reverse stock
split effective February
13, 2006	(21,980,150)	(2,198)	2,198
Balance, December
31, 2005 (restated)	1,156,850	$116	$194,850	$(205,475)		$(10,509)

See accompanying notes to financial statements.

MGCC INVESTMENT STRATEGIES, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE A- STOCK SPLIT

On January 19, 2006, the Board of Directors of MGCC Investment Strategies, Inc. (the Company) approved a 20 for 1 reverse stock split which became effective February 13, 2006. This split reduced the number of common shares outstanding to 1,156,850. The number of common shares authorized and the par value of the common shares were not impacted by this stock split. All share and per share information in the financial statements and notes to the financial statements have been restated to give effect to the 20 for 1 reverse stock split except for the Statement of Stockholders’ Equity (Deficit) which reflect the reverse stock split as a reduction of the number of common shares outstanding and reclassifies amounts from common stock to additional paid-in capital.

NOTE B- ORGANIZATION

MGCC, a development stage enterprise, was organized under the laws of Nevada on June 8, 2000. The Company is seeking to merge with a private company and commence trading on a registered trading exchange.

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

Net Loss Per Common Share

The Company computes per share amounts in accordance with Statement of Financial Accounting standards (“SFAS”) No. 128, “Earnings per Share”. SFAS per share (“EPS”) requires presentation of basic and diluted EPS. Basic EPS is computed by dividing the income (loss) available to Common Stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is based on the weighted-average number of shares of Common Stock and Common Stock equivalents outstanding during the periods.

Fair Values of Financial Instruments

The Company uses financial instruments in the normal course of business. The carrying values of cash and cash equivalents and accounts payable approximate their fair value due to the short-term maturities of these assets and liabilities.

MGCC INVESTMENT STRATEGIES, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005

NOTE D - GOING CONCERN

The Company was incorporated on June 8, 2000 and to date has had no operating activities and no significant capital contributions. The Company is seeking to merge with a private operating company and then will attempt to raise additional capital for investment and working capital purposes. There is no assurance that the Company will find a successful merger candidate nor is there any assurance that if a merger is successful that the Company will be able to raise adequate additional capital in the equity markets. These matters raise substantial doubt about the Company’s ability to continue as a going concern. However, the accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE E - RELATED PARTY TRANSACTIONS

On March 16, 2004, a former principal stockholder was reimbursed $11,447 for expenses which he paid on behalf of the Company and which were recorded as liabilities at December 31, 2003.

NOTE F - INCOME TAXES

The Company has adopted Financial Accounting Standard Statement No. 109, Accounting for Income Taxes (SFAS No. 109). Under this method, the Company recognizes a deferred tax liability or asset for temporary differences between the tax basis of an asset or liability and the related amount reported on the financial statements. The principal types of differences, which are measured at current tax rates, are net operating loss carry forwards. At December 31, 2004, these differences resulted in a deferred tax asset of approximately $7,876. SFAS No. 109 requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Since realization is not assured, the Company has recorded a valuation allowance for the entire deferred tax asset, and the accompanying financial statements do not reflect any net asset for deferred taxes at December 31, 2004.

The Company’s net operating loss carry forwards amounted to approximately $151,475 at December 31, 2005 and expire between 2015 and 2020.

NOTE G - STOCKHOLDERS’ EQUITY (DEFICIT)

On February 10, 2004, the Board of Directors approved an increase in its authorized shares of common stock from 40,000,000 shares to 90,000,000 shares.

On March 16, 2004, a change in the control of the Company occurred when MyTop International, Inc. purchased 25,000 shares of common stock from Raymond R. Cottrell (the former controlling shareholder) and 1,000,000 shares of common stock from the Company for an aggregate purchase price of $236,000. Of this amount, $2,500 was paid to Raymond R. Cottrell for the 25,000 shares of common stock and a consulting fee of $133,500 was paid to McKinley Greenfield Capital, Inc., a company controlled by Raymond R. Cottrell, as a fee for structuring the transaction. The remaining $100,000 was consideration for the 1,000,000 shares

MGCC INVESTMENT STRATEGIES, INC.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS (CONTINUED)
DECEMBER 31, 2005

NOTE G - STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)

purchased from the Company by MyTop International, Inc. and is expected to be utilized by the Company for working capital.

As of March 16, 2004, in connection with the sale of shares of the Company’s common stock as described above, the former controlling stockholder agreed to forgive the net outstanding indebtedness to him from the Company. This debt forgiveness aggregated $19,280. On December 24, 2004, the Board of Directors approved the issuance of 90,000 shares of its common stock to the President and a consultant of the Company. The shares were valued at $0.6 per share. Accordingly, $54,000 of stock based compensation was recorded in the Company’s financial statements.

On December 19, 2005, Histonic, the majority shareholder of MGCC, sold its stake of 1,000,000 shares of MGCC to Halter Financial Investments, LP for $300,000. This stake represents approximately 86.4% of MGCC. The stock purchase agreement called for all officers of MGCC to resign, all directors other than Rachel Kang to resign, and MGCC to effect a 20 for 1 reverse stock split.

Histonic also received a put option, effective upon the reverse split, allowing Histonic to acquire Halter to purchase up to an additional 3,750 post split shares of MGCC at $4 per share. As part of this agreement, Histonic forgave a loan and accrued interest of $31,031. The gain on this forgiveness has been classified as an extraordinary gain in accordance with SFAS No. 145 and Accounting Principles Board Opinion 30.

MGCC INVESTMENT STRATEGIES, INC.

3,654,449 shares of common stock

PROSPECTUS

_______ , 2006

Dealer Prospectus delivery obligation

Until 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be Paid
SEC Registration Fee
Printing Fees and Expenses	$12,500
Legal Fees and Expenses	175,000
Accounting Fees and Expenses	110,000
Blue Sky Fees and Expenses	2,000
Transfer Agent and Registrar Fees	1,500
Miscellaneous	10,000
Total	$311,000

Item 14. Indemnification of Directors and Officers

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

 Item 15. Recent Sales of Unregistered Securities

On June 22, 2006, we issued 8,627,858 shares of our common stock to stockholders of Wonder Auto. The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and regulation D promulgated thereunder.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are Accredited Investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description

2.1
Share Exchange Agreement, dated June 22, 2006, among the registrant, Wonder Auto Limited and its stockholders. [Incorporated by reference to Exhibit 2.1 to the registrant’s current report on Form 8-K filed on June 22, 2006].

2.2
Stock Purchase Agreement, dated December 19, 2005, by and among the Registrant, Halter Financial Investments, L.P., Hisonic International, Inc. [Incorporated by reference to Exhibit 10.1 to Schedule 13D filed on December 21, 2005].

3.1
Article of Incorporation of the registrant as filed with the Secretary of State of Nevada, as amended to date. [Incorporated by reference to Exhibit 3.1 to the registrant’s registration statement on Form SB-2 filed on December 11, 2001 in commission file number 333-74914].

3.2
Amended and Restated Bylaws of the registrant. [Incorporated by reference to Exhibit 3.4 to the registrant’s registration statement on Form SB-2 filed on December 11, 2001 in commission file number 333-74914].

5	Opinion of Thelen Reid & Priest LLP as to the legality of the shares.

10.1	Form of Stock Purchase and Subscription Agreement, dated June 22, 2006. [Incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on June 22, 2006].

10.2
Escrow Agreement, dated June 22, 2006, among the registrant, Sterne Agee & Leach, Inc., Empower Century Limited, Choice Inspire Limited and Securities Transfer Corporation. [Incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on June 22, 2006]

10.3
Escrow Agreement, dated June 22, 2006, by and among Wonder Auto Limited, Empower Century Limited, Thelen Reid & Priest LLP and certain purchasers. [Incorporated by reference to Exhibit 10.3 to the registrant’s current report on Form 8-K filed on June 22, 2006].

10.4
Stock Purchase Agreement, dated April 28, 2004, between Jinzhou Wonder Industry (Group) Co., Ltd and Wonder Auto Limited. [Incorporated by reference to Exhibit 10.4 to the registrant’s current report on Form 8-K filed on June 22, 2006].

10.5
Technical Cooperation Agreement, dated July 25, 2003, between Jinzhou Halla Electrical Equipment Co., Ltd and MEISTER (Korea) Company Limited. [Incorporated by reference to Exhibit 10.5 to the registrant’s current report on Form 8-K filed on June 22, 2006].

10.6
Strategic Cooperation Agreement, dated June 7, 2004, between Jinzhou Halla Electrical Equipment Co., Ltd. and HIVRON Inc. [Incorporated by reference to Exhibit 10.6 to the registrant’s current report on Form 8-K filed on June 22, 2006].

10.7	Form of Purchase Contract with Supplier. [Incorporated by reference to Exhibit 10.7 to the registrant’s current report on Form 8-K filed on June 22, 2006].

10.8
Equipment Purchase Agreement, dated January 1, 2006, between Jinzhou Halla Electrical Equipment Co., Ltd. and Suzhou Tenuo Automation Co., Ltd. [Incorporated by reference to Exhibit 10.8 to the registrant’s current report on Form 8-K filed on June 22, 2006].

10.9
Equipment Purchase Agreement, dated May 19, 2005, between Jinzhou Halla Electrical Equipment Co., Ltd. and DMG meccanica. [Incorporated by reference to Exhibit 10.9 to the registrant’s current report on Form 8-K filed on June 22, 2006].

10.10
Equipment Purchase Agreement, dated December 17, 2004, between Jinzhou Halla Electrical Equipment Co., Ltd. and OMT Co., Ltd. [Incorporated by reference to Exhibit 10.10 to the registrant’s current report on Form 8-K filed on June 22, 2006].

10.11
Loan Agreement, dated October 18, 2005, between Jinzhou Halla Electrical Equipment Co., Ltd. and China Construction Bank (Jinzhou Linghe Branch). [Incorporated by reference to Exhibit 10.11 to the registrant’s current report on Form 8-K filed on June 22, 2006].

10.12
Loan Agreement, dated September 30, 2005, between Jinzhou Halla Electrical Equipment Co., Ltd. and Jinzhou Commercial Bank (Chengjian Branch). [Incorporated by reference to Exhibit 10.12 to the registrant’s current report on Form 8-K filed on June 22, 2006].

10.13
Loan Agreement, dated July 8, 2005, between Jinzhou Halla Electrical Equipment Co., Ltd and China Construction Bank (Jinzhou Linghe Branch). [Incorporated by reference to Exhibit 10.13 to the registrant’s current report on Form 8-K filed on June 22, 2006].

10.14
Mortgage Agreement, dated September 30, 2005, between Jinzhou Halla Electronic Equipment Co., Ltd. and Jinzhou Commercial Bank (Linghe Branch). [Incorporated by reference to Exhibit 10.14 to the registrant’s current report on Form 8-K filed on June 22, 2006].

10.15
Lease Agreement, dated November 8, 2005, by and among Beijing International Technological Cooperation Center Wang Jing Tower Company, Jinzhou Halla Electrical Equipment Co., Ltd. and Beijing Zhucheng Real Property Management Company. [Incorporated by reference to Exhibit 10.15 to the registrant’s current report on Form 8-K filed on June 22, 2006].

10.16
Employment Contract, dated June 21, 2006, between Wonder Auto Limited and Qingjie Zhao. [Incorporated by reference to Exhibit 10.16 to the registrant’s current report on Form 8-K filed on June 22, 2006].

10.17
Employment Contract, dated June 21, 2006, between Wonder Auto Limited and Yuncong Ma. [Incorporated by reference to Exhibit 10.17 to the registrant’s current report on Form 8-K filed on June 22, 2006].

10.18
Employment Contract, dated June 21, 2006, between Wonder Auto Limited and Meirong Yuan. [Incorporated by reference to Exhibit 10.18 to the registrant’s current report on Form 8-K filed on June 22, 2006].

10.19
Employment Contract between Jinzhou Halla Electrical Equipment Co., Ltd. and Seuk Jun Kim. [Incorporated by reference to Exhibit 10.19 to the registrant’s current report on Form 8-K filed on June 22, 2006].

10.20
Employment Contract between Jinzhou Halla Electrical Equipment Co., Ltd. and Yuguo Zhao. [Incorporated by reference to Exhibit 10.20 to the registrant’s current report on Form 8-K filed on June 22, 2006].

10.21
Employment Contract between Jinzhou Halla Electrical Equipment Co., Ltd. and Yongdong Liu. [Incorporated by reference to Exhibit 10.21 to the registrant’s current report on Form 8-K filed on June 22, 2006].

10.22
Consulting Agreement, dated April 22, 2006, between Heritage Management Consultants, Inc. and Wonder Auto Limited. [Incorporated by reference to Exhibit 10.22 to the registrant’s current report on Form 8-K filed on June 22, 2006].

10.23
Financial Advisory Agreement, dated March 15, 2006, between Wonder Auto Group and HFG International, Limited. [Incorporated by reference to Exhibit 10.23 to the registrant’s current report on Form 8-K filed on June 22, 2006].

10.24
Assignment and Assumption Agreement, dated May 31, 2006, between Wonder Auto Group, HFG International Limited and Wonder Auto Limited. [Incorporated by reference to Exhibit 10.24 to the registrant’s current report on Form 8-K filed on June 22, 2006].

10.25
Put Option Agreement, dated December 19, 2005, by and among the Registrant, Halter Financial Investments, L.P. and Rachel (Pin) Kang [Incorporated by reference to Exhibit 10.2 to Schedule 13D filed on December 21, 2005].

14	Code of ethics [Incorporated by reference to Exhibit 14 to the registrant’s annual report on Form 10-KSB filed on March 30, 2005].

21	List of subsidiaries of the registrant.

23.1	Consent of PKF Hong Kong, Certified Public Accountants, Hong Kong.

23.2	Consent of Meyler & Company, LLP.

23.3	Consent of Thelen Reid & Priest LLP, included in exhibit 5.

24	Power of Attorney (included on the signature page of this registration statement).

99.1	Promissory Note, dated June 27, 2005 [Incorporated by reference to Exhibit 99.1 to the registrant’s quarterly report on Form 10-QSB filed on August 15, 2005].

Item 17. Undertakings

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act, and

(b) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(c) Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jinzhou, China, on the 22nd day of June, 2006.

MGCC INVESTMENT STRATEGIES, INC.

By:	/s/ Qingjie Zhao
Qingjie Zhao
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Qingjie Zhao and Meirong Yuan, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Qingjie Zhao Qingjie Zhao	Chief Executive Officer, President and Secretary (Principal Executive Officer)

/s/ Meirong Yuan Meirong Yuan	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Timothy Halter Timothy Halter	Director

EXHIBIT INDEX

Exhibit No.	Description
5	Opinion of Thelen Reid & Priest LLP as to the legality of the shares.

21	List of subsidiaries of the registrant.

23.1	Consent of PKF Hong Kong, Certified Public Accountants, Hong Kong.

23.2	Consent of Meyler & Company, LLP.

23.3	Consent of Thelen Reid & Priest LLP, included in exhibit 5.

24	Power of Attorney (included on the signature page of this registration statement).

2